       As filed with the Securities and Exchange Commission on December 14, 2001
                                                      Registration No. 333-70782

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               AMENDMENT NO. 2 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                            Heritage Bancshares, Inc.
--------------------------------------------------------------------------------
        (Name of Small Business Issuer in Its Articles of Incorporation)

           Delaware                            6711                    75-2963969
------------------------------    ----------------------------     -------------------
  (State or Jurisdiction of       (Primary Standard Industrial      (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)     Identification No.)

                              102 West High Street
                              Terrell, Texas 75160
                                 (972) 563-2657
--------------------------------------------------------------------------------
(Address and Telephone Number of Principal Executive Offices and Principal Place
                                  of Business)

                                 John H. Mackey
                      President and Chief Executive Officer
                            Heritage Bancshares, Inc.
                              102 West High Street
                              Terrell, Texas 75160
                                 (972) 563-2657
--------------------------------------------------------------------------------
           (Name, Address, and Telephone Number of Agent for Service)

                                   Copies to:

                              Stephen M. Ege, Esq.
                             Patricia J. Wohl, Esq.
                              Eric M. Marion, Esq.
                      Elias, Matz, Tiernan & Herrick L.L.P.
                        734 15th Street, N.W., 12th Floor
                             Washington, D.C. 20005
                                 (202) 347-0300

         APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


TITLE OF EACH CLASS OF                       PROPOSED MAXIMUM    PROPOSED MAXIMUM      AMOUNT OF
   SECURITIES TO BE        DOLLAR AMOUNT      OFFERING PRICE         AGGREGATE       REGISTRATION
      REGISTERED          TO BE REGISTERED      PER SHARE        OFFERING PRICE(1)        FEE
      ----------          ----------------      ---------        -----------------        ---
Common Stock, par value   502,550 shares(2)        $10.00            $5,025,500        $1,256.38
$.01 per share

         (1) Estimated solely for the purpose of calculating the registration fee.

         (2) Includes shares that may be issued in the event of a 15% increase in the maximum size of the offering.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                                                      PROSPECTUS

                            HERITAGE BANCSHARES, INC.
            (Proposed holding company for Heritage Savings Bank, ssb)

                      Up to 437,000 Shares of Common Stock
                              (Anticipated Maximum)

         Heritage Savings Bank, ssb is converting from the mutual to the stock form of organization. As part of this conversion, Heritage Bancshares, Inc., is offering its shares of common stock. Heritage Bank will become a subsidiary of Heritage Bancshares, Inc., a corporation we recently formed.

         IF YOU ARE A CURRENT OR FORMER DEPOSITOR OF HERITAGE BANK

         - You may have priority rights to purchase shares at $10.00 per share in our subscription offering.

         - You may purchase up to 6,000 shares but may purchase no fewer than 25 shares.

         - The offering will end at 12:00 noon, central time, on February ___, 2002, and may be extended, under certain circumstances, to a date no later than February ___, 2004.

         IF YOU ARE NOT A DEPOSITOR, BUT ARE INTERESTED IN PURCHASING SHARES OF OUR COMMON STOCK

         - You may be able to purchase shares in our community offering after priority orders are filled.

         - We may begin the community offering concurrent with, during or subsequent to the subscription offering and terminate the community offering at any time without notice.

         =======================================================================
                              TERMS OF THE OFFERING

         We are offering a minimum of 323,000 shares and a maximum of 437,000 shares. The maximum may be increased by up to 15% to 502,550 shares with regulatory approval.

                                                                      MAXIMUM, AS
                                        MINIMUM        MAXIMUM         ADJUSTED
                                        -------        -------         --------
Number of shares ..................      323,000         437,000         502,550
Gross offering proceeds ...........   $3,230,000      $4,370,000      $5,025,500
Estimated offering expenses .......   $  375,000      $  375,000      $  375,000
Estimated net proceeds ............   $2,855,000      $3,995,000      $4,650,500
Estimated net proceeds per share ..   $     8.84      $     9.14      $     9.25


         =======================================================================
         PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS DOCUMENT. AN INVESTMENT IN THE COMMON STOCK IS SUBJECT TO VARIOUS RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE TEXAS SAVINGS AND LOAN DEPARTMENT, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         We anticipate our common stock to be quoted on the OTC Electronic Bulletin Board. Heritage Bancshares, Inc. must sell a minimum of 323,000 shares of common stock or we will not sell any shares. If the offering is terminated, we will return all funds promptly and with interest. Heritage Bancshares, Inc. will not sell more than 502,550 shares in the subscription offering. Heritage Bancshares, Inc., is offering the shares on a best efforts basis, and Keefe, Bruyette & Woods, Inc. is assisting in the subscription offering on a best efforts basis. We will place funds we receive for stock purchases in a separate account at Heritage Bank until we complete or terminate the offering.

                          KEEFE, BRUYETTE & WOODS, INC.
                 The date of this prospectus is January __, 2002

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Map of Our Market Area .................................................      iv
Summary ................................................................       1
Risk Factors ...........................................................       5
Selected Consolidated Financial and Other Data .........................       8
Proposed Management Purchases ..........................................      10
How Our Net Proceeds Will be Used ......................................      10
We Do Not Currently Intend to Pay Cash Dividends .......................      12
There May Be a Limited Market for Our Common Stock .....................      12
Heritage Bank Meets All of Its Regulatory Capital Requirements .........      13
Our Capitalization .....................................................      15
Pro Forma Data .........................................................      17
Heritage Bank Consolidated Statements of Operations ....................      24
Management's Discussion and Analysis of Financial Condition and
  Results of Operations of Heritage Bank ...............................      25
Business of Heritage Bank ..............................................      38
Regulation .............................................................      58
Taxation ...............................................................      65
Management .............................................................      67
The Conversion .........................................................      73
Restrictions on Acquisition of Heritage Bancshares, Inc. and
  Heritage Bank and Related Anti-Takeover Provisions ...................      90
Description of Capital Stock of Heritage Bancshares, Inc. ..............      97
Description of Capital Stock of Heritage Bank ..........................      98
Experts ................................................................      99
Legal and Tax Opinions .................................................      99
Additional Information .................................................      99
Index to Consolidated Financial Statements .............................     F-1



         THE SHARES OF COMMON STOCK BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. THESE SECURITIES ARE NOT GUARANTEED BY HERITAGE BANCSHARES, INC., OR HERITAGE BANK OR ANYONE ELSE AND NO REPRESENTATION ABOUT THE FUTURE VALUE OF THE SHARES OF COMMON STOCK IS MADE.

[MAP TO BE INSERTED WHICH SHOWS THE STATE OF TEXAS, WITH A HIGHLIGHT OF KAUFMAN COUNTY.]

                                     SUMMARY


         This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to financial statements of Heritage Bank.

HERITAGE BANCSHARES, INC.

         We formed Heritage Bancshares, Inc., in September 2001 as a Delaware corporation. Heritage Bancshares, Inc. will be the holding company for Heritage Bank following the conversion. Heritage Bancshares, Inc. is not an operating company and has not engaged in any significant business to date. Our executive offices are located at 102 West High Street, Terrell, Texas 75160, and our telephone number is (972) 563-2657.

HERITAGE SAVINGS BANK, SSB

         Founded in 1922 as Terrell Building and Loan and subsequently Terrell Federal Savings and Loan Association, Heritage Bank is a community and customer oriented mutual savings bank organized under the laws of the State of Texas since October, 1999. Heritage Bank conducts business out of its main office in Terrell, Texas.


         Heritage Bank's business consists principally of attracting deposits from the general public and using those funds to originate loans secured by one- to four-family residential properties. Heritage Bank also originates a significant volume of construction and commercial real estate loans. One- to four-family residential loans amounted to $14.9 million at September 30, 2001, representing 40.8% of the total loan portfolio. Construction loans at the same date amounted to $14.1 million, or 38.7% of the total loan portfolio, while commercial real estate loans amounted to $5.6 million or 15.3% of the total loan portfolio. Heritage Bank's profitability depends primarily on its net interest income, which is the difference between the income we receive on loans and other assets and our cost of funds, which consists of the interest paid on deposits and borrowings. At September 30, 2001, Heritage Bank had total assets of $40.4 million, deposits of $34.8 million and total equity of $3.9 million. During the year ended December 31, 2000 and the nine months ended September 30, 2001, Heritage Bank's net income amounted to $377,000 and $ 407,000, respectively. However, included in net income for the year ended December 31, 2000 were a non-recurring net gain on sales of securities available-for-sale and redemption of interest bearing deposits in other banks of $433,000 and a non-recurring gain on sale of loan servicing of $117,000. Included in net income for the nine months ended September 30, 2001 was a non-recurring bonding claim settlement of $400,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Heritage Bank-Comparison of Results of Operations for the Nine Months Ended September 30, 2001 and 2000" and "--Comparison of Results of Operations for the Years Ended December 31, 2000 and 1999."


         In February 2001, John H. Mackey became our President and Chief Executive Officer. Christi Thompson joined Heritage Bank in January 2001 as Executive Vice President, Chief Operating Officer and Chief Financial Officer. With a change in management came a new philosophy. We are shifting our lending focus from that of a traditional thrift lender to that of a commercial bank and are now focused on serving our depositor base with more bank-like products.

OUR CONVERSION TO STOCK FORM

         We will convert to a Texas chartered stock savings bank from our current status as a Texas chartered mutual savings bank, and Heritage Bancshares, Inc. will sell shares of its common stock to the public. As part of this transaction, Heritage Bancshares, Inc. will become the holding company for Heritage Bank. As a savings institution holding company for Heritage Bank, we will be subject to the regulation and supervision of the Texas Savings and Loan Department, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision within the U. S. Department of the Treasury, and the Securities and Exchange Commission.

         The use of the holding company structure will permit us to develop long-term growth opportunities and access the capital markets more easily in the future. The offering will increase our capital and the amount of funds available for lending and investment. This will give us greater flexibility to diversify and expand operations in our current market area and neighboring communities. In addition, we will be able to compensate our directors, officers, and employees in the form of stock.

HOW WE DETERMINED THE PRICE PER SHARE AND THE OFFERING RANGE


         The offering range is based on an independent appraisal of Heritage Bank's pro forma market value following the conversion by Ferguson & Company, a firm experienced in appraisals of savings institutions. The pro forma market value is the estimated market value of Heritage Bank assuming the sale of shares in this offering. Ferguson & Company has estimated that, in its opinion, as of November 30, 2001, Heritage Bank's market value was between $3,230,000 and $4,370,000, with a midpoint of $3,800,000. The appraisal was based in part upon Heritage Bank's financial condition and operations and the effect of the additional capital to be raised from the sale of Heritage Bancshares, Inc.'s common stock.


         Subject to regulatory approval, Heritage Bancshares, Inc. may increase the amount of common stock offered by up to 15%. Accordingly, at the minimum of the offering range, Heritage Bancshares, Inc. is offering 323,000 shares, and at the maximum, as adjusted, of the offering range Heritage Bancshares, Inc. is offering 502,550 shares in the subscription offering. The appraisal will be updated before Heritage Bank completes the conversion. If the pro forma market value of the common stock at that time is either below $3,230,000 or above $5,025,500, Heritage Bancshares, Inc. will notify subscribers, who will have the opportunity to modify or cancel their orders. See "The Subscription Offering - How Heritage Bank Determined the Price Per Share and the Offering Range" for a description of the factors and assumptions used in determining the stock price and offering range.


         Two of the measures investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer's "book value" and the ratio of the offering price to the issuer's annual net income. Ferguson & Company considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity, and represents the difference between the issuer's assets and liabilities. The tables below set forth the price to book ratios and the price to earnings ratios at the minimum, midpoint, maximum and maximum, as adjusted, for Heritage Bancshares, Inc. compared to our peer group. See "Pro Forma Data" for a description of the assumptions we used in making these calculations.



         Ferguson & Company determined that our value should be lower than the ratios for the peer group would suggest. Ferguson & Company reduced our value due to the anticipated absence of an active market for our stock, as well as other factors relating to our financial characteristics and market area. For its services in preparing the appraisal and assistance in preparing a business plan, Ferguson & Company's fees and out-of-pocket expenses are estimated to be $23,500.






                                             HERITAGE BANCSHARES, INC.              COMPARATIVE GROUP AVERAGE
                                             -------------------------              -------------------------
PRICE TO BOOK RATIO:
--------------------
Minimum..........................                      50.6%                                  78.2%
Midpoint.........................                      55.2%                                  78.2%
Maximum..........................                      59.1%                                  78.2%
Maximum, as adjusted.............                      63.1%                                  78.2%

PRICE TO EARNINGS RATIO:
------------------------
                                        APPRAISAL EARNINGS(1)      REPORTED EARNINGS(2)
                                        ---------------------      --------------------
Minimum..........................               18.3x                      5.3x                     14.7x
Midpoint.........................               21.2x                      6.2x                     14.7x
Maximum..........................               23.9x                      7.1x                     14.7x
Maximum, as adjusted.............               26.9x                      8.1x                     14.7x

-----------------------

(1) Based on earnings for the twelve months ended September 30, 2001 after eliminating nonrecurring income and expense items.

(2) Based on reported earnings for the nine months ended September 30, 2001 annualized.


USE OF PROCEEDS FROM THE SALE OF OUR COMMON STOCK

         We will use the proceeds from the offering as follows:

         -    50% will be invested in Heritage Bank;


         - 42% will be retained by Heritage Bancshares, Inc. for general corporate purposes and may be used to repurchase stock; and


         - 8% will be loaned to our employee stock ownership plan to fund its purchase of common stock in the conversion.

         The proceeds to be invested in Heritage Bank will be available for general corporate purposes.

THE AMOUNT OF STOCK YOU MAY PURCHASE

         The minimum purchase is 25 shares. You and any of the following persons when combined with you may purchase no more than $60,000:

         -    persons on joint accounts with you,

         -    relatives living in your house,

         -    other persons who have the same address as you on our records,

         - companies, trusts, or other entities in which you have an interest or hold a position, or

         -    other persons who may be acting together with you.

We may decrease or increase the maximum purchase limitation without notifying you.

HOW WE WILL PRIORITIZE ORDERS IF WE RECEIVE ORDERS FOR MORE SHARES THAN ARE AVAILABLE FOR SALE

         You might not receive any or all of the shares you order. If we receive orders for more shares than are available, we will allocate stock to the following persons or groups in order of priority:

         - ELIGIBLE ACCOUNT HOLDERS - Our depositors with a balance of at least $50 at the close of business on June 30, 2000. Any remaining shares will be offered to:

         - OUR EMPLOYEE STOCK OWNERSHIP PLAN. Any remaining shares will be offered to:

         - SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS - Our depositors with a balance of at least $50 at the close of business on December 31, 2001. Any remaining shares will be offered to:

         - OTHER MEMBERS - Our depositors at the close of business on December ____ , 2001. Any remaining shares will be offered to:

         - OFFICERS, DIRECTORS, AND EMPLOYEES - Directors, officers and employees of Heritage Bank may purchase, in the aggregate, up to 35% of the shares still available in the Subscription Offering.

         If the above persons do not subscribe for all of the shares offered, we will offer the remaining shares to the general public, giving preference to persons who reside in Kaufman County, Texas.


NO OPINION OR RECOMMENDATION BY THE MARKETING AGENT

         We have engaged Keefe, Bruyette & Woods, Inc. to consult with us and advise us with respect to the conversion and to assist us with the solicitation of subscriptions and purchase orders for shares of common stock in the conversion. Keefe, Bruyette & Woods, Inc. has not prepared or delivered any opinion or recommendation with respect to the suitability of the common stock or the appropriateness of the amount of common stock to be issued in the conversion. The engagement of Keefe, Bruyette & Woods, Inc. by us and the work performed by Keefe, Bruyette & Woods, Inc. should not be construed by purchasers of the common stock as constituting an opinion or recommendation relating to an investment in the common stock.


YOUR SUBSCRIPTION RIGHTS ARE NOT TRANSFERABLE

         You may not assign or sell your subscription rights. Any transfer of subscription rights is prohibited by law. If you exercise subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of shares. We intend to pursue any and all legal and equitable remedies if we learn of the transfer of any subscription rights. We will reject orders that we determine to involve the transfer of subscription rights.

BENEFITS TO MANAGEMENT FROM THE OFFERING

         Our full-time employees will benefit from the offering through our employee stock ownership plan. This plan will buy shares of stock with a portion of the net proceeds from the offering and then allocate the stock to employees over a period of time, at no cost to the employees. You can find more information about our employee stock ownership plan by reading the section of this document entitled "Management - New Stock Benefit Plans - Employee Stock Ownership Plan." Following the conversion, we also intend to implement a restricted stock plan and a stock option plan, which will benefit our officers and our officers and directors, respectively. These two plans will not be implemented unless we receive stockholder approval of the plans at least six months after the conversion. If our restricted stock plan is approved by stockholders, our executive officers will be awarded shares of common stock at no cost to them. If our stock option plan is approved by stockholders, stock options will be granted at no cost to directors and officers, but these persons will be required to pay the applicable exercise price at the time of exercise in order to receive the shares of common stock.

         The following table summarizes the benefits that directors, officers, and employees may receive from the conversion at the midpoint and the maximum, as adjusted, of the offering range:


                                                                                                    VALUE OF SHARES
                                                         % of              Value of Shares         BASED ON MAXIMUM
                         Individuals Eligible        Shares Issued        Based on Midpoint      OF OFFERING RANGE, AS
PLAN                       to Receive Awards        in the Offering       of Offering Range            ADJUSTED
----                       -----------------        ---------------       -----------------            --------
Employee stock
   ownership plan..      All employees                        8.0%                $304,000                 $402,040

Restricted stock         Officers and
   plan............          selected employees               4.0                  152,000                  201,020

Stock option             Directors, officers and
   plan............          selected employees              10.0                       (1)                      (1)

-------------
(1) Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. A stock option will have no value unless the price of our stock increases during the life of the stock option.

         When combined with the proposed stock purchases by our directors and officers, the above plans, once approved by stockholders may give our directors and officers effective voting control following the conversion.

         Heritage Bancshares, Inc., intends to enter into employment agreements with John H. Mackey, the President and Chief Executive Officer, and Christi Thompson, the Executive Vice President, Chief Operating Officer and Chief Financial Officer, of Heritage Bancshares, Inc. and Heritage Bank. The agreements provide that Mr. Mackey and Ms. Thompson would each receive a severance payment equal to three times his or her average compensation which, based on their current salaries, would be approximately $270,000 for Mr. Mackey and $225,000 for Ms. Thompson if Heritage Bancshares, Inc. is acquired and he or she loses his or her job after the acquisition.


WE HAVE DETERMINED THAT SUBSCRIPTION RIGHTS HAVE NO VALUE AND THAT YOUR TAX BASIS IN OUR COMMON STOCK WILL BE THE PURCHASE PRICE BUT THE INTERNAL REVENUE SERVICE MAY DISAGREE.




         Ferguson & Company has given us their opinion that the subscription rights granted to eligible members in the conversion have no value. If the Internal Revenue Service determines that your subscription rights have ascertainable value, you could be taxed as a result of your exercise of those rights in an amount equal to their value. We have received the opinions of Elias, Matz, Tiernan & Herrick L.L.P. and Payne Falkner Smith & Jones, P.C., certified public accountants, that the tax basis to the stockholders of the common stock purchased in the conversion will be the amount paid for the common stock, and that the conversion will not be a taxable event for us under federal or Texas state income tax laws. These opinions, however, are not binding on the Internal Revenue Service. The full texts of the opinions are filed as exhibits to the Registration Statement of which this document is a part, and copies may be obtained from the SEC. See "Additional Information."



                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION IN THIS DOCUMENT, YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN DECIDING WHETHER TO PURCHASE OUR COMMON STOCK.

HIGHER INTEREST RATES WOULD HURT OUR PROFITABILITY

         Our ability to earn a profit depends on our net interest income, which is the difference between the interest income we earn on our interest-earning assets, including mortgage loans, and the interest expense we pay on our interest-bearing liabilities, including deposits and borrowings. Our profitability depends on our ability to manage our assets and liabilities during periods of changing interest rates.

         A sustained increase in market interest rates could adversely affect our earnings. Because a portion of our loans have fixed interest rates, our net interest income could be adversely affected when the rates we pay on deposits and borrowings are increasing. In addition, the market value of our fixed-rate assets would decline if interest rates increase.

WE ANTICIPATE A LOW RETURN ON OUR EQUITY

         Net income divided by average equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to decrease further until we are able to utilize the proceeds from this offering by adding loans to our portfolio, thereby increasing net interest income. Our return on equity will be reduced by increased equity from the conversion and increased expenses due to our employee stock ownership plan, our restricted stock plan, if adopted by stockholders, and the costs of being a public company.



IF WE LOSE OUR EXECUTIVE OFFICERS, IT COULD ADVERSELY AFFECT OUR OPERATIONS



        At present, the only executive officers of both Heritage Bancshares, Inc. and Heritage Bank are John H. Mackey, President and Chief Executive Officer, and Christi Thompson, Executive Vice President, Chief Operating Officer and Chief Financial Officer. The successful future operation of Heritage Bancshares, Inc. and Heritage Bank is greatly dependent on the continued availability of capable executive officers. We intend to enter into three-year employment agreements with Mr. Mackey and Ms. Thompson.


OUR COMMERCIAL AND CONSTRUCTION LOANS ARE RISKIER THAN OUR RESIDENTIAL LOANS

         At September 30, 2001, we had an aggregate of $19.7 million or 54.0% of the total loan portfolio in commercial and construction loans. While commercial loans are more interest rate sensitive and carry higher yields than do residential mortgage loans, they generally carry a higher degree of credit risk than single-family residential mortgage loans. At September 30, 2001 we had one commercial loan secured by real estate in the amount of $180,000 which was a classified asset. A classified asset is a problem asset that may not be fully collectible and may be placed on non-accrual status. In addition, a $479,000 commercial loan to a steel fabrication concern secured by real estate has been designated Other Loans Especially Mentioned. See "Business of Heritage Bank - Asset Quality - Classified Assets." Additionally, commercial loans are often larger and may involve greater risks than other types of lending. Because payments on these loans are often dependent on the successful operation of the underlying business or project, repayment of these loans may be subject to a greater extent to adverse conditions in the economy. Construction lending is generally considered to involve a higher degree of risk of loss than long-term financing on improved, owner-occupied real estate because of the uncertainties of construction, including the possibility of costs exceeding the initial estimates and the need to obtain a tenant or purchaser if the property will not be owner-occupied.

         Heritage Bank currently attempts to mitigate the risks associated with construction lending by, among other things, lending in its market area, using conservative underwriting guidelines, and monitoring the construction process. Unlike single-family residential mortgage loans, commercial and construction loans depend on the cash flow from the property, the business to service the debt, or ultimate sale of completed buildings. Cash flow may be significantly affected by general economic conditions. Heritage Bank seeks to minimize these risks through underwriting guidelines which may contain certain safeguards.

         At September 30, 2001, we had $327,000 of loans, or 1.1% of total loans, which were 90 or more days overdue on payment. Of this amount, $318,000 represented one- to four-family residential loans and $9,000 represented consumer loans.

         In an attempt to reduce the impact of these nonperforming loans on our operations, we have established an allowance for loan losses. The allowance reflects the difference between the fair value of the property securing the loan and the loan's carrying value. Charge-offs during 1999 and 2000 amounted to $162,000 and $0, respectively, all with respect to consumer loans. During the nine months ended September 30, 2001, charge-offs amounted to $5,000, all on consumer loans; there were no charge-offs for the corresponding period in 2000. A worsening or protracted economic decline in Heritage Bank's market area would increase the likelihood of additional charge-offs due to credit and market risks and could create the need for additional loss reserves.


THE CONCENTRATION OF OUR BUSINESS IN ONE COUNTY WITH LOWER MEDIAN HOUSEHOLD INCOME AND HIGHER UNEMPLOYMENT THAN FOR THE UNITED STATES MAY ADVERSELY IMPACT OUR ASSET QUALITY AND NET INCOME.



         We conduct most of our business in Kaufman County, Texas. The median household income estimate was $40,249 for 2000 in Kaufman County. This level is lower than the comparable level for the United States but higher than for Texas. The unemployment rate in this county is higher than the comparable rate for the United States, yet approximately equal to Texas. Our loans are primarily made to residents of Kaufman County. As a result, the asset quality of our loan portfolio depends upon the economy and the unemployment rate in our market area.



OUR STOCK VALUE MAY SUFFER FROM ANTI-TAKEOVER PROVISIONS THAT MAY IMPEDE POTENTIAL TAKEOVERS



        Provisions in our corporate documents and in Delaware corporate law, as well as certain Federal regulations, may make it difficult, and expensive, to pursue a tender offer, change in control or takeover attempt that our board of directors opposes. As a result, you may not have an opportunity to participate in such a transaction, and the trading price of our stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. Anti-takeover provisions include:



        - restrictions on acquiring more than 10% of our common stock and limitations on voting rights;



        - the election of members of the board of directors to staggered three-year terms;



        - the absence of cumulative voting by stockholders in the election of directors;



        -       provisions governing nominations of directors by stockholders;



        -       provisions governing the submission of stockholder proposals;



        -       provisions restricting special meetings of stockholders;



        - our ability to issue preferred stock and additional shares of common stock without stockholder approval;



        - a requirement that business combinations be approved by a vote of 80% of voting shares; and



        - a requirement that to remove directors without cause or to amend our corporate documents approval of 80% of voting shares must be obtained.



These provisions also will make it more difficult for an outsider to remove our current board of directors or management. See "Restrictions on Acquisition of Heritage Bancshares, Inc. and Heritage Bank and Related Anti-Takeover Provisions" for a description of anti-takeover provisions in our corporate documents and under Delaware law and Federal regulations.


THE AMOUNT OF STOCK EXPECTED TO BE OWNED BY OUR OFFICERS AND DIRECTORS MAY IMPEDE POTENTIAL TAKEOVERS

         Our directors, executive officers and employees are expected to control a large amount of stock, which will also impede potential takeovers. Our directors and executive officers and our employee stock ownership plan intend to purchase a total of 24.6% of the outstanding shares at the midpoint of the offering range. In addition, if we implement a restricted stock plan with stockholder approval, an additional 4% of the common stock will be controlled by executive officers. These purchases, along with potential exercises of future stock options, could make it difficult to obtain majority support for stockholder proposals we oppose. In addition, by voting these shares we could most likely block the approval of transactions requiring the approval of 80% or more of the stockholders. Examples of transactions we could block are business combinations or amendments to our corporate documents. For a description of our employee stock ownership plan, restricted stock plan and stock option plan, see "Management - New Stock Benefit Plans."


         If the conversion is completed and stockholders subsequently approve a restricted stock plan and a stock option plan, we will allocate stock and options to our officers, directors and selected employees through these plans. If the shares for the restricted stock plan are issued from our authorized but unissued stock, your ownership percentage would be diluted by up to 3.9% and the trading price of our stock may be reduced. However, it is our intention to repurchase shares of our common stock in the open market to fund the restricted stock plan and the stock option plan. Your ownership percentage would also decrease by up to 9.1% if all potential stock options are exercised from our authorized but unissued stock. See "Pro Forma Data" for data on the dilutive effect of the restricted stock plan and "Management - New Stock Benefit Plans" for a description of the plans.



WE INTEND TO REMAIN INDEPENDENT WHICH MAY MEAN YOU WILL NOT RECEIVE A PREMIUM FOR YOUR COMMON STOCK

         We intend to remain independent for the foreseeable future. Because we do not plan on seeking possible acquirors, it is unlikely that we will be acquired in the foreseeable future. Accordingly, you should not purchase our common stock with any expectation that a takeover premium will be paid to you in the near term.

OUR EMPLOYEE STOCK BENEFIT PLANS WILL INCREASE OUR COSTS

         We anticipate that our employee stock ownership plan will purchase 8% of the common stock issued in the conversion, with funds borrowed from Heritage Bancshares, Inc. The cost of acquiring the employee stock ownership plan shares will be between $258,400 at the minimum of the offering range and $402,040 at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase. We also intend to submit a restricted stock plan to our stockholders for approval at least six months after completion of the conversion. Our officers and selected employees could be awarded (at no cost to them) under the restricted stock plan up to an aggregate of 4% of the shares issued in the conversion. Assuming the shares of common stock to be awarded under the plan cost the same as the purchase price in the conversion, the reduction to stockholders' equity from the plan would be $129,200 at the minimum of the range and $201,020 at the adjusted maximum of the offering range. See "Pro Forma Data " for a discussion of the increased benefit costs we will incur after the conversion and how these costs could decrease our return on equity.

OUR VALUATION IS NOT INDICATIVE OF THE FUTURE PRICE OF OUR COMMON STOCK

         We cannot assure you that if you purchase common stock in the offering you will later be able to sell it at or above the purchase price in the offering. The final aggregate purchase price of the common stock in the conversion will be based upon an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. See "The Conversion - How We Determined the Price Per Share and the Offering Range" for the factors considered by Ferguson & Company in determining the appraisal.

LIMITED MARKET FOR OUR COMMON STOCK MAY LOWER MARKET PRICE

         We anticipate our stock to be quoted on the OTC Electronic Bulletin Board. However, it is unlikely that an active and liquid trading market for our stock will develop, due to the small size of the offering and the small number of stockholders we expect to have. There may be a wide spread between the bid and asked price for our common stock after the conversion. You should consider the potentially long-term nature of an investment in our common stock. Under these circumstances, you should not view the common stock as a short-term investment. Furthermore, there can be no assurance that you will be able to sell your shares at or above the purchase price.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

         The following tables contain information concerning the financial position and results of operations of Heritage Bank. You should read this information in conjunction with the consolidated financial statements included in this prospectus. The data presented at September 30, 2001, and for the nine month periods ended September 30, 2001 and 2000 are derived from unaudited condensed consolidated financial statements, but in the opinion of management reflect all adjustments necessary to present fairly the results for this interim period. These adjustments consist only of normal recurring adjustments. The results of operations for the nine months ended September 30, 2001, are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2001.



                                    At September 30,       At December 31,
                                    ----------------       ---------------
                                         2001            2000          1999
                                         ----            ----          ----
                                      (Unaudited)
                                             (Dollars In Thousands)
SELECTED BALANCE SHEET DATA:
Total assets .....................      $40,351        $40,175        $42,340
Cash and cash equivalents(1) .....        2,915          1,753            507
Securities available for sale ....        2,093          8,883            452
Securities held to maturity ......           --             --         12,688
Loans, net of allowance for loan
  losses(2) ......................       31,035         25,234         24,609
Total deposits ...................       34,772         34,772         37,853
Advances from Federal Home Loan
  Bank ...........................        1,540          1,826          1,000
Total equity capital .............        3,919          3,468          3,386
Full service office ..............            1              1              1

                                                Nine Months Ended
                                                   September 30,           Year Ended December 31,
                                                   -------------           -----------------------
                                                2001          2000           2000           1999
                                                ----          ----           ----           ----
                                                    (Unaudited)
                                                                (In Thousands)
SELECTED OPERATING DATA:


Total interest income ..................     $   2,306      $   2,233      $   2,973      $   2,855
Total interest expense .................         1,302          1,493          1,998          1,862
                                             ---------      ---------      ---------      ---------
Net interest income ....................         1,004            740            975            993
Provision for loan losses ..............            --             67             72            277
                                             ---------      ---------      ---------      ---------
Net interest income after
  provision for loan losses ............         1,004            673            903            716
Total noninterest income ...............           478            480            608            142
Total noninterest expenses .............         1,075            956          1,134          2,563
                                             ---------      ---------      ---------      ---------
Income (loss) before income tax benefit            407            197            377         (1,705)
Income tax benefit .....................            --             --             --            457
                                             ---------      ---------      ---------      ---------
Net income (loss) ......................     $     407      $     197      $     377      $  (1,248)
                                             =========      =========      =========      =========

                                                           Nine Months Ended
                                                              September 30,         Year Ended December 31,
                                                              -------------         -----------------------
                                                            2001        2000          2000         1999
                                                            ----        ----          ----         ----
SELECTED OPERATING RATIOS(3):


PERFORMANCE RATIOS:
Return on average assets(4) ........................        1.36%        0.60%         0.87%       (2.87)%
Return on average equity(4) ........................       14.82         7.72         10.86       (30.69)
Equity to assets at end of period ..................        9.71         7.45          8.63         8.00
Interest rate spread(5) ............................        2.97         1.96          1.95         1.72
Net interest margin(5) .............................        3.45         2.34          2.34         2.29
Average interest-earning assets to
  average interest-bearing liabilities .............      110.68       108.16        124.26       113.12
Net interest income after provision
  for loan losses to total other expenses ..........       93.40        70.40         79.63        27.94
Total other expenses to average total assets .......        3.60         2.90          2.54         5.67
ASSET QUALITY RATIOS:
Non-performing loans to total
  loans at end of period(6) ........................        1.04%        0.06%         1.91%         --%
Non-performing assets to
  total assets at end of period(6) .................        0.81         0.04          1.21           --
Allowance for loan losses to total
  loans at end of period ...........................        0.97         1.09          1.21         0.96
Allowance for loan losses to total
 non-performing loans at end of period(6) ..........       93.27      1694.44         63.65           --
CAPITAL RATIOS:
Tier 1 risk-based capital ratio ....................       14.70%       18.91%        17.00%       14.94%
Total risk-based capital ratio .....................       15.86        20.16         18.24        16.16
Tier 1 leverage capital ratio ......................        9.77         7.74          7.99         6.71

----------

(1)      Consists of cash and due from banks and federal funds sold.

(2) Reflects allowance for loan losses at September 30, 2001, and at December 31, 2000 and 1999 of $305,000, $310,000 and $238,000,
         respectively.

(3) With the exception of end of period ratios, all ratios are based on average monthly balances during the periods and are annualized where appropriate.


(4) Without the bonding claim settlement of $400,000 relating to settlement of an insurance claim for losses suffered by Heritage Bank on investments, the annualized return on average assets for the nine months ended September 30, 2001 would be 0.02%, and the return on average equity would have been 0.25%.


(5) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(6) Non-performing loans consist of non-accrual loans, accruing loans that are contractually past due 90 days or more, and non-performing assets consist of non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

                          PROPOSED MANAGEMENT PURCHASES

         The following table sets forth, for each of Heritage Bancshares, Inc.'s directors and executive officers (and their associates) and for all of the directors and executive officers as a group, the proposed purchases of common stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts.

                                                  Number of
      Name and Title                               Shares         Amount      Percent (1)
      --------------                               ------         ------      -----------
Pat Baker, Chairman of the Board and
    Director                                         6,000      $  60,000           1.58%
John H. Mackey, Director, President
  and Chief Executive Officer                        6,000         60,000           1.58
Christi Thompson, Executive Vice
  President, Chief Operating Officer, Chief
  Financial Officer and Director                     6,000         60,000           1.58
J. M. Catlin, Director                               3,000         30,000           0.79
Margaret Clayton, Director                           6,000         60,000           1.58
Switzer L. Deason, Director                          6,000         60,000           1.58
Mary Gayle Ramsey, Director                          6,000         60,000           1.58
Dr. M. L. Risinger, Director                         6,000         60,000           1.58
Joe Rogers, Director                                 6,000         60,000           1.58
Thomas J. Wageman, Director                          6,000         60,000           1.58
Eugene Bond, Senior Vice President
  and Chief Lending Officer                          6,000         60,000           1.58
                                                 ---------      ---------      ---------
All directors and executive officers
  as a group (11 persons)                           63,000      $ 630,000          16.59%
                                                 =========      =========      =========

----------


(1) Based upon the midpoint of the offering range. Our directors and executive officers intend to purchase a total of 19.50% of the outstanding shares at the minimum of the offering range and 14.42% at the maximum of the offering range.


         In addition, our employee stock ownership plan currently intends to purchase 8% of the common stock issued in the conversion for the benefit of officers and employees. Stock options and restricted stock may also be granted in the future to directors, officers and employees upon the receipt of stockholder approval of Heritage Bancshares, Inc.'s proposed stock benefit plans. See "Management - New Stock Benefit Plans" for a description of these plans.


                        HOW OUR NET PROCEEDS WILL BE USED

         Although the actual net proceeds from the sale of our common stock cannot be determined until the conversion is completed, it is presently anticipated that the net proceeds from the sale of the common stock will be between $2.9 million and $4.0 million ($4.7 million assuming an increase in the offering range by 15%). See "Pro Forma Data" and "The Conversion - How We Determined the Price Per Share and the Offering Range" as to the assumptions used to arrive at such amounts.

         We will use the proceeds from the offering as follows:

         -    50% will be used to purchase all of the common stock of Heritage
              Bank;

         - 42% will be retained by Heritage Bancshares, Inc. for general corporate purposes; and

         - 8% will be loaned to our employee stock ownership plan to fund its purchase of common stock.

         The loan to our employee stock ownership plan will be $258,400 and $349,600 at the minimum and maximum of the offering range ($402,040 at the adjusted maximum of the offering range). Our employee stock ownership plan will distribute the shares it purchases to our employees as the loan is repaid over ten years. See "Management - New Stock Benefit Plans - Employee Stock Ownership Plan."

         The net proceeds we use to purchase the capital stock of Heritage Bank will be used by Heritage Bank for general corporate purposes, including increased lending activities. On a short-term basis, Heritage Bank may purchase investment and mortgage-backed securities. The net proceeds received by Heritage Bank will further strengthen Heritage Bank's capital position, which already exceeds all regulatory requirements. After the conversion, Heritage Bank's Tier 1 capital ratio will be 13.0% , based upon the midpoint of the offering range. As a result, Heritage Bank will continue to be a well-capitalized institution.

         We may initially use the remaining net proceeds retained by us to invest in mortgage-backed securities issued by U.S. Government agencies and government-sponsored enterprises, municipal securities, U.S. Government and Federal agency securities of various maturities, deposits in either Heritage Bank or other financial institutions, or a combination thereof. The net proceeds retained by us may ultimately be used to:

         -    support Heritage Bank's lending activities,

         - support the future expansion of operations through the establishment of branch offices or other customer facilities, expansion into other lending markets or diversification into other banking related businesses, although no such transactions are specifically being considered at this time, or

         - pay regular or special cash dividends, repurchase the common stock or pay returns of capital.

         Applicable conversion regulations require us to sell common stock in the conversion in an amount equal to our estimated pro forma market value, as determined by an independent appraisal. See "The Conversion - How We Determined the Price Per Share and the Offering Range." As a result, we may be required to sell more shares in the conversion than we may otherwise desire. To the extent we have excess capital upon completion of the conversion, we intend to consider stock repurchases, dividends and tax-free returns of capital to the extent permitted by the Office of Thrift Supervision, the FDIC and the Texas Savings and Loan Department and deemed appropriate by the Board of Directors. A return of capital is similar to a cash dividend, except for tax purposes it is an adjustment to your tax basis rather than income to you.

         Stock repurchases will be considered by our Board of Directors after we complete the conversion based upon then existing facts and circumstances, as well as applicable statutory and regulatory requirements. Such facts and circumstances may include the following:

         - market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in our return on equity;

         - the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and

         - any other circumstances in which repurchases would be in the best interests of Heritage Bancshares, Inc. and our stockholders.

         No stock will be repurchased by us unless we continue to exceed all applicable regulatory requirements after the repurchases. The payment of dividends or repurchase of stock will be prohibited if our net worth would be reduced below the amount required for the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. As of September 30, 2001, the initial balance of the liquidation account would be approximately $3.9 million. See "We Do Not Currently Intend to Pay Cash Dividends," "The Conversion - Liquidation Rights of Certain Depositors" and "- Certain Restrictions on Purchase or Transfer of Shares After the Conversion."

         OUR NET PROCEEDS MAY VARY BECAUSE TOTAL EXPENSES OF THE CONVERSION MAY BE MORE OR LESS THAN THOSE ESTIMATED. The net proceeds will also vary if the number of shares to be issued in the conversion is adjusted to reflect a change in the estimated pro forma market value of Heritage Bank. Payments for shares made through withdrawals from existing deposit accounts at Heritage Bank will not result in the receipt of new funds for investment by us but will result in a reduction of our interest expense and liabilities as funds are transferred from interest- bearing certificates or other deposit accounts.


                WE DO NOT CURRENTLY INTEND TO PAY CASH DIVIDENDS

         The Board of Directors of Heritage Bancshares, Inc., does not currently intend to pay cash dividends on the common stock after completion of the conversion. The Board of Directors has determined to retain the funds that might otherwise be used for dividends to support the future growth of Heritage Bank. In the event that the Board of Directors later determines to pay dividends, these payments will depend upon a number of factors, including capital requirements, the financial condition of Heritage Bancshares, Inc. and Heritage Bank and the results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends, or returns of capital may, to the extent permitted by regulations, be paid in addition to, or in lieu of, regular cash dividends.


         Dividends from Heritage Bancshares, Inc. will depend, in large part, upon receipt of dividends from Heritage Bank, because Heritage Bancshares, Inc. initially will have no source of income other than dividends from Heritage Bank and earnings from the investment of proceeds from the sale of common stock retained by Heritage Bancshares, Inc.


               THERE MAY BE A LIMITED MARKET FOR OUR COMMON STOCK

         Because this is our initial public offering, there is no market for our common stock at this time. After we complete the offering, we anticipate that our common stock will be listed for quotation on the OTC Electronic Bulletin Board. Keefe, Bruyette & Woods, Inc. has indicated its intention to register with the National Association of Securities Dealers, Inc. to be able to trade Heritage Bancshares, Inc. shares and to assist Heritage Bancshares, Inc. in identifying other firms to do the same. See "Risk Factors - Limited Market for Our Common Stock May Lower Market Price."

         The development of a liquid public market depends upon the existence of willing buyers and sellers, the presence of which is not within the control of Keefe, Bruyette & Woods, Inc. or other firms. It is unlikely that an active and liquid trading market for the common stock will develop due to the relatively small size of the offering and the small number of stockholders expected following the conversion. In addition, there may be a wide spread between the bid and asked price for our common stock after the conversion. UNDER THESE CIRCUMSTANCES, YOU SHOULD NOT VIEW THE COMMON STOCK AS A SHORT-TERM INVESTMENT. FURTHERMORE, THERE CAN BE NO ASSURANCE THAT YOU WILL BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE PURCHASE PRICE.

         HERITAGE BANK MEETS ALL OF ITS REGULATORY CAPITAL REQUIREMENTS

         At September 30, 2001, Heritage Bank exceeded all of its regulatory capital requirements. The table on the following page sets forth Heritage Bank's historical capital under generally accepted accounting principles, its regulatory capital at September 30, 2001, and the pro forma capital of Heritage Bank after giving effect to the conversion, based upon the sale of the number of shares shown in the table. The pro forma capital amounts reflect the receipt by Heritage Bank of 50% of the net conversion proceeds. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Heritage Bank in assets which have a risk-weight of 20% under applicable regulations, as if these net proceeds had been received and so applied at September 30, 2001.

                   HISTORICAL AND PRO FORMA REGULATORY CAPITAL

                                                                      Pro Forma at September 30, 2001 Based on
                                              --------------------------------------------------------------------------------------
                                                   323,000              380,000               437,000                502,550
                                                 Shares Sold          Shares Sold           Shares Sold            Shares Sold
                           Historical at          at $10.00            at $10.00             at $10.00              at $10.00
                        September 30, 2001        Per Share            Per Share             Per Share              Per Share
                        ------------------        ---------            ---------             ---------              ---------
                                 Percent of            Percent of           Percent of             Percent of             Percent of
                      Amount      Assets(1)   Amount    Assets(1)  Amount    Assets(1)    Amount    Assets(1)    Amount    Assets(1)
                      ------      ---------   ------    ---------  ------    ---------    ------    ---------    ------    ---------
                                                                          (Dollars in Thousands)
Historical capital    $3,919(2)        9.7%  $ 5,218        12.5%  $ 5,480        13.1%   $ 5,742       13.6%   $ 6,044        14.2%
Tier 1 capital:
  Actual               3,877           9.6     5,176        12.4     5,483        13.0      5,700       13.5      6,002        14.1
  Requirement          1,612           4.0     1,664         4.0     1,675         4.0      1,685        4.0      1,697         4.0
                      ------      --------   -------   ---------   -------   ---------    -------  ---------    -------   ---------
  Excess               2,265           5.6     3,512         8.4     3,763         9.0      4,015        9.5      4,305        10.1
                      ======      ========   =======   =========   =======   =========    =======  =========    =======   =========
Risk-based capital:
  Actual               4,182(3)       15.9     5,481        20.6     5,743        21.5      6,005       22.5      6,307        23.5
  Requirement          2,110           8.0     2,131         8.0     2,135         8.0      2,139        8.0      2,144         8.0
                      ------      --------   -------   ---------   -------   ---------    -------  ---------    -------   ---------
  Excess              $2,072           7.9%  $ 3,350        12.6%  $ 3,608        13.5%   $ 3,866       14.5%   $ 4,163        15.5%
                      ======      ========   =======   =========   =======   =========    =======  =========    =======   =========

-------------
(1) Based on total assets of $40.4 million for the purposes of generally accepted accounting principles, adjusted total assets of $40.3 million for Tier 1 capital requirements, and net-risk weighted assets of $26.3 million for the purpose of the risk-based capital requirement.

(2) Represents Heritage Bank's historical capital under generally accepted accounting principles.

(3) Historical risk-based capital is composed of Tier 1 capital of $3.9 million plus the allowance for loan losses (limited to 1.25% of risk-weighted assets) of $305,000.

                               OUR CAPITALIZATION

         The following table presents the historical capitalization of Heritage Bank at September 30, 2001, and our pro forma consolidated capitalization after giving effect to the conversion, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data." In addition, the following table reflects Heritage Bank's deposits and borrowings as of September 30, 2001 which are assumed to be constant throughout the offering range.

                                                             Heritage Bancshares, Inc. - Pro Forma
                                                              Based Upon Sale at $10.00 Per Share
                                                  -------------------------------------------------------------
                                                    323,000         380,000         437,000        502,550
                                                     Shares          Shares          Shares        Shares(1)
                                                  (Minimum of     (Midpoint of    (Maximum of     (15% above
                                  Heritage Bank     Offering        Offering        Offering      Maximum of
                                  - Historical       Range)          Range)          Range)     Offering Range)
                                  ------------       ------          ------          ------     ---------------
                                                                 (In Thousands)
Deposits(2)                          $ 34,772       $ 34,772        $ 34,772        $ 34,772        $ 34,772
Borrowings                              1,540          1,540           1,540           1,540           1,540
                                     --------       --------        --------        --------        --------
Total deposits and
  borrowings                         $ 36,312       $ 36,312        $ 36,312        $ 36,312        $ 36,312
                                     ========       ========        ========        ========        ========


Stockholders' equity:
 Preferred stock, $.01 par
  value, 200,000 shares
  authorized; none to be
  issued                             $     --       $     --        $     --        $     --        $     --
Common stock, $.01
  par value, 1,800,000
  shares authorized;
  shares to be issued as
  reflected(3)                             --              3               4               4               5
Additional paid-in
 capital(3)                                --          2,852           3,421           3,991           4,646
Retained earnings(4)                    3,877          3,877           3,877           3,877           3,877
Net unrealized gains on
 available-for-sale securities             42             42              42              42              42
Less:
  Common stock acquired
    by our employee stock
    ownership plan(5)                      --           (258)           (304)           (350)           (402)
  Common stock to be
    acquired by our
    recognition plan(6)                    --           (129)           (152)           (175)           (201)
                                     --------       --------        --------        --------        --------
Total equity                         $  3,919       $  6,386        $  6,888        $  7,390        $  7,966
                                     ========       ========        ========        ========        ========

                                                   (Footnotes on following page)

----------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the offering range of up to 15% to reflect changes in market and financial conditions before we complete the conversion or to fill the order of our employee stock ownership plan.

(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the conversion. Withdrawals would reduce pro forma deposits by the amount of the withdrawals.

(3) The sum of the par value and additional paid-in capital accounts equals the net conversion proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to our proposed stock option plan. We intend to adopt a stock option plan and to submit the plan to stockholders at a meeting of stockholders to be held at least six months following completion of the conversion. If the plan is approved by stockholders, an amount equal to 10% of the shares of common stock sold in the conversion will be reserved for future issuance under the plan. See "Pro Forma Data" and "Management - New Stock Benefit Plans - Stock Option Plan."

(4) The retained earnings of Heritage Bank will be substantially restricted after the conversion. See "The Conversion - Liquidation Rights of Certain Depositors."

(5) Assumes that 8% of the common stock will be purchased by our employee stock ownership plan. The common stock acquired by our employee stock ownership plan is reflected as a reduction of stockholders' equity. Assumes the funds used to acquire our employee stock ownership plan shares will be borrowed from Heritage Bancshares, Inc. See Note 1 to the table set forth under "Pro Forma Data" and "Management - New Stock Benefit Plans - Employee Stock Ownership Plan."

(6) Gives effect to the recognition plan which we expect to adopt after the conversion and present to stockholders for approval at a meeting of stockholders to be held at least six months after we complete the conversion. No shares will be purchased by the recognition plan in the conversion, and such plan cannot purchase any shares until stockholder approval has been obtained. If the recognition plan is approved by our stockholders, the plan intends to acquire an amount of common stock equal to 4% of the shares of common stock issued in the conversion, or 12,920, 15,200, 17,480 and 20,102 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. The table assumes that stockholder approval has been obtained and that such shares are purchased in the open market at $10.00 per share. The common stock so acquired by the recognition plan is reflected as a reduction in stockholders' equity. If the shares are purchased at prices higher or lower than the initial purchase price of $10.00 per share, such purchases would have a greater or lesser impact, respectively, on stockholders' equity. If the recognition plan purchases authorized but unissued shares from Heritage Bancshares, Inc. such issuance would dilute the voting interests of existing stockholders by approximately 3.9%. See "Pro Forma Data" and "Management - New Stock Benefit Plans - Recognition Plan."

                                 PRO FORMA DATA

         We cannot determine the actual net proceeds from the sale of our common stock until the conversion is completed. However, net proceeds are currently estimated to be between $2.9 million and $4.0 million (or $4.7 million in the event the offering range is increased by 15%) based upon the following assumptions: (1) all shares of common stock will be sold in the subscription offering; and (2) total expenses, including the marketing fees to be paid to Keefe, Bruyette & Woods, Inc. will be $375,000. Actual expenses may vary from those estimated. In addition, we have assumed that 8% of the shares of common stock issued in the conversion will be purchased by our employee stock ownership plan.

         We calculated pro forma net income and stockholders' equity for the nine months ended September 30, 2001 and the year ended December 31, 2000, respectively, as if the common stock to be issued in the offering had been sold at the beginning of the periods. The table assumes that the net proceeds had been invested at 2.50% and 2.50% for the nine months ended September 30, 2001 and the year ended December 31, 2000, respectively, which represent the one year U.S. Treasury Bill rate as of September 30, 2001. We assumed a combined effective federal and state income tax rate of 34%, resulting in an after-tax yield of 1.65% and 1.65% for the nine months ended September 30, 2001 and the year ended December 31, 2000, respectively. The effect of withdrawals from deposit accounts for the purchase of common stock has not been reflected. We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts by the indicated number of shares of common stock, as adjusted to give effect to the shares purchased by our employee stock ownership plan with respect to the net income per share calculations. See Notes 2 and 4 to the Pro Forma Data tables. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds.

         The following pro forma information may not be representative of the financial effects of the conversion at the date on which the conversion actually occurs and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of our assets and liabilities computed in accordance with generally accepted accounting principles. The pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation. We did not reflect in the tables the possible issuance of additional shares equal to 10% of the common stock to be reserved for future issuance pursuant to our proposed stock option plan, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders or to Heritage Bank's bad debt reserve. See "Management - New Stock Benefit Plans" and "The Conversion - Liquidation Rights of Certain Depositors." The table does give effect to the recognition plan, which we expect to adopt following the conversion and present (together with the stock option plan) to stockholders for approval at a meeting to be held at least six months after we complete the conversion. If the recognition plan is approved by stockholders, the recognition plan intends to acquire an amount of common stock equal to 4% of the shares of common stock issued in the conversion, either through open market purchases, if permissible, or from authorized but unissued shares of common stock. The table assumes that stockholder approval has been obtained and that the shares acquired by the recognition plan are purchased in the open market at $10.00 per share. There can be no assurance that stockholder approval of the recognition plan will be obtained, that the shares will be purchased in the open market or that the purchase price will be $10.00 per share.

         The tables on the following pages summarize historical consolidated data of Heritage Bank and pro forma data of Heritage Bancshares, Inc., at or for the date and period indicated based on the assumptions set forth above and in the table and should not be used as a basis for projection of the market value of the common stock following the conversion.

                                                                 At or For the Year Ended December 31, 2000
                                                   ---------------------------------------------------------------------
                                                     323,000           380,000            437,000            502,550
                                                   Shares Sold       Shares Sold        Shares Sold        Shares Sold
                                                    at $10.00         at $10.00          at $10.00          at $10.00
                                                    Per Share         Per Share          Per Share        Per Share (15%
                                                    (Minimum          (Midpoint           (Maximum        above Maximum
                                                    of Range)          of Range)          of Range)        of Range)(8)
                                                   ---------------------------------------------------------------------
                                                              (Dollars in Thousands, Except Per Share Amounts)
Gross proceeds                                      $   3,230          $   3,800          $   4,370          $   5,026
Less offering expenses                                   (375)              (375)              (375)              (375)
                                                    ---------          ---------          ---------          ---------
Estimated net conversion proceeds                       2,855              3,425              3,995              4,651
Less our employee stock ownership plan(1)                (258)              (304)              (350)              (402)
Less our recognition plan                                (129)              (152)              (175)              (201)
                                                    ---------          ---------          ---------          ---------
Estimated adjusted net proceeds(2)                  $   2,467          $   2,969          $   3,471          $   4,047
                                                    =========          =========          =========          =========
Pro forma net income:
  Historical                                        $     377          $     377          $     377          $     377
  Pro forma adjustments:
   Income on adjusted net proceeds(2)                      41                 49                 57                 67
   Our employee stock ownership plan(1)                   (17)               (20)               (23)               (27)
   Our recognition plan(3)                                (17)               (20)               (23)               (27)
                                                    ---------          ---------          ---------          ---------
    Pro forma net income                            $     384          $     386          $     388          $     391
                                                    =========          =========          =========          =========
Pro forma net income per share(4):
  Historical                                        $    1.30          $    1.11          $    0.96          $    0.84
  Pro forma adjustments:
    Income on adjusted net proceeds(2)                   0.14               0.14               0.15               0.15
    Our employee stock ownership plan(1)                (0.06)             (0.06)             (0.06)             (0.06)
    Our recognition plan (3)                            (0.06)             (0.06)             (0.06)             (0.06)
                                                    ---------          ---------          ---------          ---------
     Pro forma net income per share                 $    1.33          $    1.13          $    0.99          $    0.87
                                                    =========          =========          =========          =========
Pro forma basic P/E ratio(4)                             7.5x               8.8x              10.1x              11.5x
Number of shares used in calculating net
  income per share(4)                                 289,408            340,480            391,552            450,285
Pro forma stockholders' equity:
  Historical                                        $   3,468          $   3,468          $   3,468          $   3,468
  Estimated net conversion proceeds                     2,855              3,425              3,995              4,651
  Less our employee stock ownership
    plan(1)                                              (258)              (304)              (350)              (402)
  Less our recognition plan(3)                           (129)              (152)              (175)              (201)
                                                    ---------          ---------          ---------          ---------
    Pro forma stockholders' equity(5)(6)            $   5,935          $   6,437          $   6,939          $   7,515
                                                    =========          =========          =========          =========
Pro forma stockholders' equity per share(7):
  Historical                                        $   10.74          $    9.13          $    7.94          $    6.90
  Estimated net conversion proceeds                      8.84               9.01               9.14               9.25
  Less our employee stock ownership
      plan(1)                                           (0.80)             (0.80)             (0.80)             (0.80)
  Less our recognition plan(3)                          (0.40)             (0.40)             (0.40)             (0.40)
                                                    ---------          ---------          ---------          ---------
    Pro forma stockholders' equity
      per share(3)(5)(6)                            $   18.38          $   16.94          $   15.88          $   14.95
                                                    =========          =========          =========          =========
  Pro forma price to book ratio(7)                       54.4%              59.0%              63.0%              66.9%
Number of shares used in equity
  per share calculations(7)                           323,000            380,000            437,000            502,550

                                                   (Footnotes on following page)

----------

(1) We assumed that 8% of the shares of common stock issued in the conversion will be purchased by our employee stock ownership plan. We also assumed that the funds used to acquire such shares will be borrowed by our employee stock ownership plan from Heritage Bancshares, Inc. We intend to make quarterly contributions to our employee stock ownership plan over a ten year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes (a) that the loan to our employee stock ownership plan is payable over ten years, with our employee stock ownership plan shares having an average fair value of $10.00 per share in accordance with SOP 93-6, entitled "Employers' Accounting for Employee Stock Ownership Plans," of the AICPA, (b) that our employee stock ownership plan expense for the period is equivalent to the principal payment for the period and was made at the end of the period; (c) that 2,584, 3,040, 3,496 and 4,020 shares were committed to be released with respect to the year ended December 31, 2000, at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively;
         (d) in accordance with SOP 93-6 entitled "Employers' Accounting for Employee Stock Ownership Plans," only our employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of the net income per share calculations; and
         (e) the effective tax rate was 34% for the period. See "Risk Factors - Our Employee Stock Benefit Plans Will Increase Our Costs" and "Management - New Stock Benefit Plans - Employee Stock Ownership Plan."

(2) Estimated adjusted net proceeds consist of the estimated net conversion proceeds, minus (i) the proceeds attributable to the purchase by our employee stock ownership plan and (ii) the value of the shares to be purchased by our recognition plan after the conversion, subject to stockholder approval, at an assumed purchase price of $10.00 per share.

(3) We assumed that the recognition plan purchased 12,920, 15,200, 17,480 and 20,102 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, assuming that: (a) stockholder approval of the recognition plan is received; (b) the shares were acquired by the recognition plan at the beginning of the period presented in open market purchases at $10.00 per share; (c) the amortized expense for the year ended December 31, 2000 was 20% of the amount contributed; and (d) the effective tax rate applicable to such employee compensation expense was 34%. We assumed that 20% of the recognition plan shares vested at the beginning of the period. If the recognition plan purchases authorized but unissued shares instead of making open market purchases, then (a) the voting interests of existing stockholders would be diluted by approximately 3.9%, and (b) the pro forma net income per share for the year ended December 31, 2000 would be $1.28, $1.09, $.96 and $.84, and pro forma stockholders' equity per share at December 31, 2000 would be $18.05, $16.67, $15.65 and $14.76, in each case at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. See "Management - New Stock Benefit Plans - Recognition Plan."

(4) Basic net income per share calculations are determined by taking the number of shares assumed to be sold in the conversion and, (a) in accordance with SOP 93-6, subtracting the ESOP shares which have not been committed for release and (b) in accordance with SFAS No. 128, subtracting the restricted stock plan shares which have not vested. Diluted net income per share calculations are determined by adding the dilutive portion of the unvested restricted stock plan shares to the number of shares used to determine basic net income per share. The unvested restricted stock plan shares are deemed to be for future services and not dilutive under the treasury stock method.

         Set forth below is a reconciliation of the number of shares used in making the net income per share calculations:

                                                      Minimum     Midpoint       Maximum   Maximum, as Adjusted
                                                      -------     --------       -------   --------------------
Total shares issued                                   323,000      380,000       437,000         502,550
Less shares sold to our employee stock
  ownership plan                                       25,840       30,400        34,960          40,204
Less our restricted stock plan shares                  12,920       15,200        17,480          20,102
                                                      -------      -------       -------         -------
   Subtotal                                           284,240      334,400       384,560         442,244
Plus our employee stock ownership plan
  shares assumed committed to
  be released                                           2,584        3,040         3,496           4,020
Plus our restricted stock plan shares assumed
  vested                                                2,584        3,040         3,496           4,020
                                                      -------      -------       -------         -------
Number of shares used in calculating
  basic net income per share                          289,408      340,480       391,552         450,285
Number of shares used in calculating diluted
  net income per share                                289,408      340,480       391,552         450,285
                                                      =======      =======       =======         =======


(5) We did not give any effect to the issuance of additional shares of common stock pursuant to our proposed stock option plan, which we expect to adopt after the conversion and present to stockholders for approval at a meeting of stockholders to be held at least six months after we complete the conversion. If the stock option plan is approved by stockholders, an amount equal to 10% of the common stock issued in the conversion, or 32,300, 38,000, 43,700 and 50,255 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' interests. Assuming stockholder approval of the plan, that all the options were exercised at the beginning of the period at an exercise price of $10.00 per share, and that the shares to fund the recognition plan are acquired through open market purchases at $10.00 per share, (a) pro forma net income per share for the year ended December 31, 2000, would be $1.21, $1.04, $.91 and $.80, and (b) pro forma stockholders' equity per share at December 31, 2000, would be $17.61, $16.31, $15.34 and $14.50, in each case at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.

(6) The retained earnings of Heritage Bank will be substantially restricted after the conversion. See "We Do not Currently Intend to Pay Cash Dividends" and "The Conversion - Liquidation Rights of Certain Depositors."

(7)      Based on the number of shares sold in the conversion.

(8) Assumes an increase in the number of shares due to a 15% increase in the maximum of the offering range to reflect changes in market and financial conditions before we complete the conversion or to fill the order of our employee stock ownership plan.

                                                             At or For the Nine Months Ended September 30, 2001
                                                   -------------------------------------------------------------------
                                                     323,000           380,000           437,000            502,550
                                                   Shares Sold       Shares Sold       Shares Sold        Shares Sold
                                                    at $10.00         at $10.00         at $10.00          at $10.00
                                                    Per Share         Per Share         Per Share        Per Share (15%
                                                    (Minimum          (Midpoint          (Maximum        above Maximum
                                                    of Range)          of Range)         of Range)        of Range)(8)
                                                   -------------------------------------------------------------------
                                                               (Dollars in Thousands, Except Per Share Amounts)
Gross proceeds                                      $   3,230          $   3,800          $   4,370          $   5,026
Less offering expenses                                   (375)              (375)              (375)              (375)
                                                    ---------          ---------          ---------          ---------
Estimated net conversion proceeds                       2,855              3,425              3,995              4,651
Less our employee stock ownership plan(1)                (258)              (304)              (350)              (402)
Less our recognition plan                                (129)              (152)              (175)              (201)
                                                    ---------          ---------          ---------          ---------
Estimated adjusted net proceeds(2)                  $   2,467          $   2,969          $   3,471          $   4,047
                                                    =========          =========          =========          =========
Pro forma net income:
  Historical                                        $     407          $     407          $     407          $     407
  Pro forma adjustments:
   Income on adjusted net proceeds(2)                      31                 37                 43                 50
   Our employee stock ownership plan(1)                   (13)               (15)               (17)               (20)
   Our recognition plan(3)                                (13)               (15)               (17)               (20)
                                                    ---------          ---------          ---------          ---------
    Pro forma                                       $     412          $     414          $     415          $     417
                                                    =========          =========          =========          =========
Pro forma net income per share(4):
  Historical                                        $    1.41          $    1.20          $    1.04          $    0.90
  Pro forma adjustments:
    Income on adjusted net proceeds(2)                   0.11               0.11               0.11               0.11
    Our employee stock ownership plan(1)                (0.04)             (0.04)             (0.04)             (0.04)
    Our recognition plan (3)                            (0.04)             (0.04)             (0.04)             (0.04)
                                                    ---------          ---------          ---------          ---------
     Pro forma basic net income per share           $    1.42          $    1.21          $    1.06          $    0.93
                                                    =========          =========          =========          =========
Annualized pro forma basic P/E ratio(4)                  5.3x               6.2x               7.1x               8.1x
Number of shares used in calculating net
  income per share(4)                                 289,408            340,480            391,552            450,285
Pro forma stockholders' equity:
  Historical                                        $   3,919          $   3,919          $   3,919          $   3,919
  Estimated net conversion proceeds                     2,855              3,425              3,995              4,651
  Less our employee stock ownership plan(1)              (258)              (304)              (350)              (402)
  Less our recognition plan(3)                           (129)              (152)              (175)              (201)
                                                    ---------          ---------          ---------          ---------
    Pro forma stockholders' equity(5)(6)            $   6,386          $   6,888          $   7,390          $   7,966
                                                    =========          =========          =========          =========
Pro forma stockholders' equity per share(7):
  Historical                                        $   12.13          $   10.31          $    8.97          $    7.80
  Estimated net conversion proceeds                      8.84               9.01               9.14               9.25
  Less our employee stock ownership plan(1)             (0.80)             (0.80)             (0.80)             (0.80)
  Less our recognition plan(3)                          (0.40)             (0.40)             (0.40)             (0.40)
                                                    ---------          ---------          ---------          ---------
    Pro forma stockholders' equity
      per share(3)(5)(6)                            $   19.77          $   18.13          $   16.91          $   15.85
                                                    =========          =========          =========          =========
  Pro forma price to book ratio(7)                       50.6%              55.2%              59.1%              63.1%
Number of shares used in equity
  per share calculations(7)                           323,000            380,000            437,000            502,550

----------

(1) We assumed that 8% of the shares of common stock issued in the conversion will be purchased by our employee stock ownership plan. We also assumed that the funds used to acquire such shares will be borrowed by our employee stock ownership plan from Heritage Bancshares, Inc. We intend to make quarterly contributions to our employee stock ownership plan over a ten year period in an amount at least equal to the principal and interest requirement of the debt. The pro forma net income assumes (a) that the loan to our employee stock ownership plan is payable over ten years, with our employee stock ownership plan shares having an average fair value of $10.00 per share in accordance with SOP 93-6, entitled

         "Employers' Accounting for Employee Stock Ownership Plans," of the AICPA, (b) that our employee stock ownership plan expense for the period is equivalent to the principal payment for the period and was made at the end of the period; (c) that 2,584, 3,040, 3,496, and 4,020 shares were committed to be released with respect to the nine months ended September 30, 2001, at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively; (d) in accordance with SOP 93-6 entitled "Employers' Accounting for Employee Stock Ownership Plans," only our employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of the net income per share calculations; and (e) the effective tax rate was 34% for the period. See "Risk Factors - Our Employee Stock Benefit Plans Will Increase Our Costs" and "Management - New Stock Benefit Plans - Employee Stock Ownership Plan."

(2) Estimated adjusted net proceeds consist of the estimated net conversion proceeds, minus (i) the proceeds attributable to the purchase by our employee stock ownership plan and (ii) the value of the shares to be purchased by our recognition plan after the conversion, subject to stockholder approval, at an assumed purchase price of $10.00 per share.

(3) We assumed that the recognition plan purchases 12,920, 15,200, 17,480 and 20,102 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, assuming that: (a) stockholder approval of the recognition plan is received; (b) the shares were acquired by the recognition plan at the beginning of the period presented in open market purchases at $10.00 per share; (c) the amortized expense for the nine months ended September 30, 2001 was 15% of the amount contributed; and (d) the effective tax rate applicable to such employee compensation expense was 34%. We assumed that 20% of the recognition plan shares vested at the beginning of the period. If the recognition plan purchases authorized but unissued shares instead of making open market purchases, then (a) the voting interests of existing stockholders would be diluted by approximately 3.9%, and (b) the pro forma net income per share for the nine months ended September 30, 2001 would be $1.37, $1.17, $1.02 and $.89, and pro forma stockholders' equity per share at September 30, 2001 would be $19.40, $17.81, $16.64 and $15.63, in each case at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively. See "Management - New Stock Benefit Plans
         - Recognition Plan."

(4) Basic net income per share calculations are determined by taking the number of shares assumed to be sold in the conversion and, (a) in accordance with SOP 93-6, subtracting the ESOP shares which have not been committed for release and (b) in accordance with SFAS No. 128, subtracting the restricted stock plan shares which have not vested. Diluted net income per share calculations are determined by adding the dilutive portion of the unvested restricted stock plan shares to the number of shares used to determine the basic net income per share. The unvested restricted stock plan shares are deemed to be for future services and not dilutive under the treasury stock method.

         Set forth below is a reconciliation of the number of shares used in making the net income per share calculations:

                                                   Minimum     Midpoint       Maximum    Maximum, as Adjusted
                                                   -------     --------       -------    --------------------
Total shares issued                                323,000      380,000       437,000          502,550
Less shares sold to our employee stock
  ownership plan                                    25,840       30,400        34,960           40,204
Less our restricted stock plan shares               12,920       15,200        17,480           20,102
                                                   -------      -------       -------          -------
   Subtotal                                        284,240      334,400       384,560          442,244
Plus our employee stock ownership plan
  shares assumed committed to
  be released                                        2,584        3,040         3,496            4,020
Plus our restricted stock plan shares assumed
  vested                                             2,584        3,040         3,496            4,020
                                                   -------      -------       -------          -------
Number of shares used in calculating
  basic net income per share                       289,408      340,480       391,552          450,285
Number of shares used in calculating diluted
  net income per share                             289,408      340,480       391,552          450,285
                                                   =======      =======       =======          =======


(5) We did not give any effect to the issuance of additional shares of common stock pursuant to our proposed stock option plan, which we expect to adopt after the conversion and present to stockholders for approval at a meeting of stockholders to be held at least six months after we complete the conversion. If the stock option plan is approved by stockholders, an amount equal to 10% of the common stock issued in the conversion, or 32,300, 38,000, 43,700 and 50,255 shares at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock pursuant to the exercise of options under such plan would dilute existing stockholders' interests. Assuming stockholder approval of the plan, that all the options were exercised at the beginning of the period at an exercise price of $10.00 per share, and that the shares to fund the recognition plan are acquired through open market purchases at $10.00 per share, (a) pro forma net income per share for the nine months ended September 30, 2001, would be $1.29, $1.11 $.97 and $.85, and (b) pro forma stockholders' equity per share at September 30, 2001, would be $18.88, $17.39, $16.28 and $15.32, in each case at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively.

(6) The retained earnings of Heritage Bank will be substantially restricted after the conversion. See "We Do Not Currently Intend to Pay Cash Dividends" and "The Conversion - Liquidation Rights of Certain Depositors."

(7)      Based on the number of shares sold in the conversion.

(8) Assumes an increase in the number of shares due to a 15% increase in the maximum of the offering range to reflect changes in market and financial conditions before we complete the conversion or to fill the order of our employee stock ownership plan.

                           HERITAGE SAVINGS BANK, SSB
                      CONSOLIDATED STATEMENTS OF OPERATIONS

         The following Consolidated Statements of Operations for each of the years in the two-year period ended December 31, 2000, have been audited by Payne Falkner Smith & Jones, P. C., certified public accountants, whose report on these Consolidated Statements of Operations appears on page F-2 of this prospectus. The results of operations for the nine months ended September 30, 2001, and 2000, which are unaudited, include all adjustments which, in the opinion of management, are of a normal recurring nature and are necessary for fair presentation of these interim periods. The results of operations for the nine months ended September 30, 2001, are not necessarily indicative of the results that may be expected for the year ending December 31, 2001. These statements should be read in conjunction with the Consolidated Financial Statements and related Notes and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus.


                                                    Nine Months Ended September 30,         Year Ended December 31,
                                                    -------------------------------     ------------------------------
                                                        2001               2000             2000              1999
                                                    ------------       ------------     ------------      ------------
                                                              (Unaudited)
                                                                              (In Thousands)
INTEREST INCOME:
Loans ...........................................       $1,885            $1,473           $1,937           $ 1,860
Investment Securities ...........................          277               630              848               509
Other ...........................................          144               130              188               486
                                                       -------           -------          -------          --------
    Total interest income .......................        2,306             2,233            2,973             2,855
                                                       -------           -------          -------          --------
INTEREST EXPENSE:
Deposits ........................................        1,212             1,333            1,781             1,846
Advances from Federal Home Loan Bank ............           90               160              217                16
                                                       -------           -------          -------          --------
    Total interest expense ......................        1,302             1,493            1,998             1,862
                                                       -------           -------          -------          --------
NET INTEREST INCOME .............................        1,004               740              975               993
Provision for loan losses .......................           --                67               72               277
                                                       -------           -------          -------          --------
NET INTEREST INCOME AFTER PROVISION FOR LOAN ....        1,004               673              903               716
                                                       -------           -------          -------          --------
  LOSSES
NONINTEREST INCOME:
Fee income on service charges ...................           32                12               18                14
Net gain on sales of securities
  available-for-sale and redemption of
  interest bearing deposits in other banks ......           --               433              433                55
Gain on sale of loan servicing ..................           --                --              117                --
Bonding claim settlement ........................          400                --               --                --
Other ...........................................           46                35               40                73
                                                       -------           -------          -------          --------
    Total noninterest income ....................          478               480              608               142
                                                       -------           -------          -------          --------
NONINTEREST EXPENSE:
Loss on investments .............................           52                --               --             1,599
Compensation and benefits .......................          449               293              369               362
Occupancy .......................................          122               110              155               155
Data processing .................................           91                46               59                60
Other                                                      361               507              551               387
                                                       -------           -------          -------          --------
    Total noninterest expense ...................        1,075               956            1,134             2,563
                                                       -------           -------          -------          --------
INCOME (LOSS) BEFORE INCOME TAX BENEFIT .........          407               197              377           (1,705)
INCOME TAX BENEFIT ..............................           --                --               --               457
                                                       -------           -------          -------          --------
NET INCOME (LOSS) ...............................      $   407           $   197          $   377          $(1,248)
                                                       =======           =======          =======          =======

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HERITAGE BANK


GENERAL

         Our profitability depends primarily on our net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans, mortgage-backed securities, investment securities and interest-earning deposits in other institutions, and interest expense on interest-bearing deposits and borrowings from the Federal Home Loan Bank of Dallas. Net interest income is dependent upon the level of interest rates and the extent to which these rates are changing. Our profitability also depends, to a lesser extent, on noninterest income, provision for loan losses, general, administrative and other expenses and federal income taxes.

         Our operations and profitability are subject to changes in interest rates, applicable statutes and regulations and general economic conditions, as well as other factors beyond our control.

SHIFT IN PHILOSOPHY

         In February 2001, John H. Mackey became our President and Chief Executive Officer. Christi Thompson joined Heritage Bank in January 2001 as Executive Vice President, Chief Operating Officer and Chief Financial Officer. See "Management - Management of Heritage Bancshares, Inc." and "Regulation - Heritage Bank - Supervisory Order." With a change in management came a new philosophy.


         We have shifted our lending focus from that of a traditional thrift lender to that of a commercial bank. We have emphasized the origination of adjustable-rate mortgage loans, one- to four-family construction loans, owner-occupied commercial real estate loans, and servicing of our customer base in the consumer lending area. We have developed this strategy in order to expand our loan products, create a diversified customer base and shorten the average maturity of our loan portfolio. In addition, the Bank, depending on economic conditions, processes residential mortgage loans which are closed in the name of a third-party, and simultaneously with the closing of the loan sells the loan to the secondary market. Heritage Bank does not fund the loan but receives a fee for our processing efforts. Current management will also occasionally originate a long term fixed rate residential mortgage loan in the name of Heritage Bank with the intention to sell the loan to the secondary market. Heritage Bank is also currently focused on serving its depositor base with more bank-like products including checking accounts, negotiable order of withdrawal accounts, debit cards, credit cards, ATM services and cashier's checks.


         We believe our officers and staff are qualified to implement this shift in philosophy. Mr. Mackey has 25 years of thrift and banking experience with an extensive background in one- to four-family residential and construction lending. He has 15 years of experience as a chief executive officer. Ms. Thompson has more than 20 years of commercial banking experience as a chief operating officer and chief financial officer. During 2001, we also added seven new banking professionals to our staff. These new staff members have experience ranging from real estate appraising, information technology, marketing, and mortgage loan processing to commercial banking.

OUR FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CHANGE

         We make certain statements in this document as to what we expect may happen in the future. These statements usually contain the words "believe," "estimate," "project," "expect," "anticipate," "intend" or similar expressions. Because these statements look to the future, they are based on Heritage Bank's current expectations and beliefs. Actual results or events may differ materially from those reflected in the forward-looking statements. You should be aware that our current expectations and beliefs as to future events are subject to change at any time, and we can give you no assurances that the future events will actually occur.

OUR EXPOSURE TO CHANGES IN INTEREST RATES

         Our ability to maintain net interest income depends upon earning a higher yield on assets than the rates we pay on deposits and borrowings and sustaining this positive interest rate spread during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an indication of how an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income. During a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. As of September 30, 2001, the amount of Heritage Bank's interest-bearing liabilities which were estimated to mature or reprice within one year exceeded Heritage Bank's interest-earning assets with the same characteristics by $882,000 or 2.2% of Heritage Bank's total assets.

         QUANTITATIVE ANALYSIS. The following table summarizes the anticipated maturities or repricing of Heritage Bank's interest-earning assets and interest-bearing liabilities as of September 30, 2001, based on the information and assumptions set forth in the notes to the table.

                                     Within        Three to       More Than       More Than
                                     Three          Twelve       One Year to     Three Years      Over Five
                                     Months         Months       Three Years    to Five Years       Years           Total
                                    --------       --------      -----------    -------------     ---------       --------
                                                                    (Dollars In Thousands)
Interest-earning assets:
  Loans (1) .....................   $  9,440       $  6,130        $  1,163        $  4,559        $ 10,048       $ 31,340
  Investment securities(2) ......        102            229           1,018             250             494          2,093
  Other .........................      4,272             97             292              94             455          5,210
                                    --------       --------        --------        --------        --------       --------
    Total interest-earning
      assets ....................     13,814          6,456           2,473           4,903          10,997         38,643
                                    --------       --------        --------        --------        --------       --------

Interest-bearing liabilities:
  Certificates of deposit .......      6,404         13,408           8,202              --              --         28,014
  Other deposits(3) .............        130            390           1,040           1,040           2,609          5,209
  Borrowings ....................         98            722             586             134              --          1,540
                                    --------       --------        --------        --------        --------       --------
    Total interest-bearing
      liabilities ...............      6,632         14,520           9,828           1,174           2,609         34,763
                                    --------       --------        --------        --------        --------       --------

Excess (deficiency) of
 interest-earning assets over
 interest-bearing liabilities ...      7,182         (8,064)         (7,355)          3,729           8,388          3,880
                                    --------       --------        --------        --------        --------       --------

Cumulative excess (deficiency)
  of interest-earning assets
  over interest-bearing
  liabilities ...................   $  7,182       $   (882)       $ (8,237)       $ (4,508)       $  3,880       $  3,880
                                    ========       ========        ========        ========        ========       ========

Cumulative excess (deficiency)
  of interest-earning assets
  over interest-bearing
  liabilities as a
  percentage of total assets ....       17.8%          (2.2)%         (20.4)%         (11.2)%           9.6%           9.6%
                                    ========       ========        ========        ========        ========       ========

(1) Fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, adjusted to take into account estimated prepayments. Adjustable-rate loans are included in the periods in which interest rates are next scheduled to reset, adjusted to take into account estimated prepayments. Includes loans held for sale.

(2)      Reflects repricing, contractual maturity or anticipated call date.

(3)      Adjusted to reflect a 10% annual decay rate on other deposits.

         Although interest rate sensitivity gap is a useful measurement and contributes toward effective asset and liability management, it is difficult to predict the effect of changing interest rates based solely on that measure. As a result, management also regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and net portfolio value ("NPV"), which is defined as the net present value of Heritage Bank's existing assets, liabilities and off-balance sheet instruments, and evaluating these impacts against the maximum potential changes in net interest income and NPV. The following table presents Heritage Bank's NPV as of September 30, 2001.

                               Net Portfolio Value
------------------------------------------------------------------------------------------------------------

                                                                             As a Percentage of PV of Assets
                                                                             -------------------------------

    Change in
Interest Rates in
   Basis Points
  (Rate Shock in
    Rates)(1)           $ Amount           $ Change         % Change           NPV Ratio           Change
    ---------           --------           --------         --------           ---------           ------
                                              (Dollars In Thousands)

       +300               $3,871            $(68)             (1.73)%             9.59%              -.17
       +200                3,896             (43)             (1.09)              9.65               -.11
       +100                3,921             (18)              (.46)              9.71               -.05
        --                 3,939              --                 --               9.76                 --
       -100                3,989              50               1.27               9.88               +.12
       -200                4,023              84               2.13               9.96               +.20
       -300                4,044             105               2.67              10.02               +.26

-------------------

(1) Assumes an instantaneous uniform change in interest rates at all maturities.

         QUALITATIVE ANALYSIS. Our ability to maintain a positive "spread" between the interest earned on assets and the interest paid on deposits and borrowings can be adversely affected when market rates of interest change. Heritage Bank's actions with respect to interest rate risk and its asset/liability gap management are taken under the guidance of the Asset/Liability Committee, which presently consists of all members of our board. This committee meets quarterly, or as frequently as necessary, to review our current composition of assets and liabilities in light of the prevailing interest rate environment. Our strategies to reduce the exposure of our earnings to changes in interest rates and manage the mismatch between asset and liability maturities are described below.

         Heritage Bank attempts to reduce its potential exposure to interest rate risk by:


         -        originating adjustable-rate loans;

         - originating commercial business loans with maturities of five years or less;

         - maintaining a portion of its investments and mortgage-backed securities with maturities or estimate average lives of less than five years;


         - managing its deposits to establish stable deposit relationships;



         -        extending the terms of its Federal Home Loan Bank advances;
                  and



         - selling newly originated fixed rate residential mortgage loans with terms to maturity over five years.



         Additionally, Heritage Bank plans to securitize its seasoned long term fixed rate one- to four-family residential mortgage loans into mortgage-backed securities to be retained in its investment securities portfolio. These mortgage-backed securities will be designated as available for sale. Heritage Bank believes the securitization gives it greater flexibility to manage its interest rate risk in a period of rising interest rates.

Comparison of Financial Condition at September 30, 2001 and December 31, 2000


         Total assets increased $176,000 or 0.4% to $40.4 million at September 30, 2001 compared to $40.2 million at December 31, 2000. This increase in total assets was primarily due to an increase in cash and cash equivalents and an increase in loans, net of allowance for loan losses, partially offset by a decrease in securities available for sale. Cash and cash equivalents increased $1.2 million or 66.3% to $2.9 million due to funds generated from security sales and calls of securities that were not utilized in the funding of loans. Loans, net of allowance for loan losses, increased $5.8 million or 23.0% to $31.0 million at September 30, 2001, as a result of increased loan demand, primarily with respect to one- to four-family residential mortgage loans and construction loans. The allowance for loan losses as a percentage of total loans decreases from 1.27% to 0.97% due to the reduction of nonperforming assets from $487,000 to $327,000 and the continued overall reduction in Heritage Bank's historical loan loss percentage. The change in loan mix due to the increase in construction loans did not adversely affect the allowance for loan losses due to the majority of Heritage Bank's construction loans being for non-speculative, pre-sold, one- to four-family residences. Securities available for sale amounted to $2.1 million at September 30, 2001 compared to $8.9 million at December 31, 2000. The decrease of $6.8 million or 76.4% was due mainly to the sale of $4.1 million of securities to reduce Heritage Bank's interest rate sensitivity. The remaining decrease in securities available for sale was due to securities being called by the issuer in the decreasing interest rate environment.



         Deposits remained at $34.8 million at September 30, 2001. Decreases in money market accounts of $1.2 million and savings accounts of $219,000 were offset by increases in demand deposit accounts of $727,000 and certificate accounts of $729,000. The decrease in money market accounts was due primarily to the decrease in interest rates offered by Heritage Bank. Certificate accounts increased as customers shifted their deposits to lock in long-term rates. Heritage Bank noted an increase in demand deposit accounts primarily due to accounts added which related to new loan customers. Total equity capital increased $451,000 or 13.0% to $3.9 million at September 30, 2001 compared to $3.5 million at December 31, 2000. Total equity capital amounted to 9.7% of total assets at September 30, 2001.

         Average Balances, Net Interest Income and Yields Earned and Rates Paid. The following tables present for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the total dollar amount of interest expense on average interest-bearing liabilities and the resultant rates, and the net interest margin. The tables do not reflect any effect of income taxes. All average balances are based on average monthly balances during the periods. Heritage Bank does not believe that the monthly averages differ significantly from what the daily averages would be.


                                                                                  Nine Months Ended September 30,
                                                                        ------------------------------------------------------------
                                                   At September
                                                     30, 2001                        2001                           2000
                                                 -------------------    ------------------------------   ---------------------------
                                                                                               Average                       Average
                                                                                                Yield/                        Yield/
                                                                        Average                 Rate    Average                Rate
                                                 Balance   Yield/Rate   Balance    Interest     (1)     Balance    Interest    (1)
                                                 -------   ----------   -------    --------     ---     -------    --------    ---
                                                                               (Dollars In Thousands)

Interest-earning assets:
  Loans (2)...................................   $31,035     8.08%     $  28,079   $  1,885    8.95%     $26,722   $1,473     7.35%
  Investment securities.......................     2,093     5.95          5,596        277    6.60       12,683      630     6.62
  Interest-bearing deposits at other banks(3).     5,210     3.13          5,080        144    3.78        2,732      130     6.34
                                                   -----     ----          -----        ---    ----       ------      ---     ----
    Total interest-earning assets.............    38,338     7.29         38,755      2,306    7.93       42,137    2,233     7.07
                                                   -----     ----          -----        ---    ----                 -----     ----
Non-interest-earning assets...................     2,013                   1,027                           1,870
                                                   -----                   -----                          ------
    Total assets..............................   $40,351                 $39,782                         $44,007
                                                 =======               =========                         =======

Interest-bearing liabilities:
  Deposits:
    Demand....................................  $    824     0.50%     $     995  $       5    0.67%     $ 1,322   $   29     2.92%
    Money market..............................     2,488     1.00          2,764         39    1.88        3,762      116     4.11
    Savings...................................     1,897     1.25          2,004         20    1.33        2,273       55     3.23
    Certificates of Deposit...................    28,014     5.07         27,552      1,148    5.56       28,419    1,133     5.32
  Advances from Federal Home Loan Bank........     1,540     7.00          1,700         90    7.05        3,181      160     6.71
                                                   -----     ----          -----        ---    ----       ------      ---     ----
  Total interest-bearing liabilities..........    34,763     4.55         35,015      1,302    4.96       38,957    1,493     5.11
                                                             ----          -----      -----    ----                 -----     ----
  Non-interest-bearing liabilities............     1,669                   1,105                           1,648
                                                   -----                   -----                          ------
    Total liabilities.........................    36,432                  36,120                          40,605
  Total equity capital(4).....................     3,919                   3,662                           3,402
                                                   -----                   -----                          ------
    Total liabilities and equity capital......   $40,351                 $39,782                         $44,007
                                                 =======               =========                         =======
  Net interest-earning assets.................   $ 3,575               $   3,740                         $ 3,180
                                                 =======               =========                         =======
  Net interest income; interest rate spread
  (5).........................................               2.74%                $   1,004    2.97%              $   740     1.96%
                                                             ====                  ========    ====               =======     =====
  Net interest margin(6)......................                                                 3.45%                          2.34%
                                                                                               =====                          =====
  Interest-earning assets to
    interest-bearing liabilities..............                            110.7%                          108.2%
                                                                          ======                          ======

                                                   (Footnotes appear on page 31)

                                                                                 Year Ended December 31,
                                                      ------------------------------------------------------------------------------

                                                                     2000                                  1999
                                                      -------------------------------------   --------------------------------------

                                                        Average                    Average    Average                   Average
                                                        Balance      Interest    Yield/Rate   Balance      Interest   Yield/Rate(1)
                                                        -------      --------    ----------   -------      --------   -------------

                                                                                   (Dollars In Thousands)

Interest-earning assets:
  Loans (2).........................................   $ 26,694      $  1,937     7.26%      $ 26,777        $1,860         6.95%
  Investment securities.............................     11,820           848     7.17         12,699           820         6.46
  Interest-bearing deposits at other banks (3)......      3,164           188     5.94          3,876           175         4.51
                                                       --------      --------     ----       --------        ------         ----
    Total interest-earning assets...................     41,678         2,973     7.13         43,352         2,855         6.58%
                                                                     --------     ----                       ------         ----
Non-interest-earning assets.........................      3,039                                    94
                                                       --------                              --------
    Total assets....................................    $44,717                              $ 43,446
                                                        =======                              ========

Interest-bearing liabilities:
  Deposits:
    Demand..........................................   $  1,357      $     38     2.80%      $  1,119           $27         2.50%
    Money market....................................      3,668           150     4.09          3,723           136         3.68%
    Savings.........................................      2,224            72     3.24          2,302            87         3.78%
    Certificates of Deposit ........................     28,028         1,521     5.43         30,920         1,596         5.16%
Advances from Federal Home Loan Bank................      3,263           217     6.65            260            16         6.15%
                                                       --------      --------     ----       --------        ------         ----
  Total interest-bearing liabilities................     38,540         1,998     5.18         38,324         1,862         4.86%
                                                                     --------     ----                       ------         ----
  Non-interest-bearing liabilities..................      2,706                                 1,055
                                                       --------                              --------
    Total liabilities...............................     41,246                                39,379
  Total equity capital(4)...........................      3,471                                 4,067
                                                       --------                              --------
    Total liabilities and equity capital............   $ 44,717                               $43,446
                                                        =======                              ========
  Net average interest-earning assets...............   $  3,138                               $ 5,028
                                                        =======                              ========
  Net interest income; interest rate spread(5)......                 $    975     1.95%                     $   993         1.72%
                                                                     ========     ====                       ======         ====
  Net interest margin(6)............................                              2.34%                                     2.29%
                                                                                  ====                                      ====
  Average interest-earning assets to average
  interest-bearing liabilities......................     108.1%                                113.1%
                                                        =======                              ========

                                                   (Footnotes on following page)

------------------------------------

(1)      Yields and rates have been annualized where appropriate.

(2)      Includes loans held for sale.

(3) Includes interest-bearing demand deposits and other interest bearing deposits.

(4)      Includes retained earnings and accumulated other comprehensive income
         (loss).

(5) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities.

(6) Net interest margin is net interest income divided by average interest-earning assets.

         RATE/VOLUME ANALYSIS. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected Heritage Bank's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume. In calculating this table, out of period items and adjustments have been excluded.


                                          Nine Months Ended September 30,           Year Ended December 31,
                                      -----------------------------------     ------------------------------

                                                 2001 vs. 2000                         2000 vs. 1999
                                      -----------------------------------     -------------------------------

                                               Increase                         Increase
                                              (Decrease)                        (Decrease)
                                                Due To                           Due To
                                      --------------------------            ------------------
                                                                 Total                             Total
                                                                Increase                          Increase
                                            Rate     Volume    (Decrease)   Rate      Volume     (Decrease)
                                            ----     ------    ----------   ----      ------     ----------
                                                                    (In Thousands)

INTEREST-EARNING ASSETS:
  Loans ..............................     $ 337      $  75      $ 412      $  83      $  (6)     $  77
  Investment securities ..............        (1)      (352)      (353)        84        (56)        28
  Interest-bearing deposits at other
    banks ............................       (97)       111         14         45        (32)        13
                                           -----      -----      -----      -----      -----      -----
    Total interest-earning assets ....       239       (166)        73        212        (94)       118
                                           -----      -----      -----      -----      -----      -----

INTEREST-BEARING LIABILITIES:
  Deposits:
    Demand ...........................       (17)        (7)       (24)         4          6         10
    Money market .....................       (46)       (31)       (77)        15         (2)        13
    Savings ..........................       (29)        (6)       (35)       (12)        (3)       (15)
    Certificates of Deposit ..........        50        (35)        15         76       (149)       (73)
  Advances from Federal Home Loan
    Bank .............................         4        (74)       (70)        16        185        201
                                           -----      -----      -----      -----      -----      -----
    Total interest-bearing liabilities       (38)      (153)      (191)        99         37        136
                                           -----      -----      -----      -----      -----      -----
  Increase (decrease) in net interest
    income ...........................     $ 277      $ (13)     $ 264      $ 113      $(131)     $ (18)
                                           =====      =====      =====      =====      =====      =====

COMPARISON OF RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000.


         GENERAL. Excluding the bonding claim reimbursement of $400,000 during the nine months ended September 30, 2001, and the net gain on a sale of securities available-for-sale and redemption of interest bearing deposits in other banks of $433,000 during the nine months ended September 30, 2000, Heritage Bank's net income amounted to $7,000 for the nine months ended September 30, 2001 compared to a net loss of $236,000 for the nine months ended September 30, 2000. The increase of $243,000 or 103.0% was due primarily to an increase in net interest income, partially offset by an increase in noninterest expense. These and other significant fluctuations in Heritage Bank's results of operations are discussed on the following pages.


         NET INTEREST INCOME. Net interest income is determined by Heritage Bank's interest rate spread (i.e., the difference between the yields earned on interest-earning assets and the rates paid on interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities. Net interest income increased $264,000 or 35.4% to $1.0 million for the nine months ended September 30, 2001 compared to $740,000 for the nine months ended September 30, 2000. This increase was primarily due to an increase in the average interest rate spread to 2.97% for the nine months ended September 30, 2001 compared to 1.96% for the nine months ended September 30, 2000. For the same time periods, Heritage Bank's net interest margin increased from 2.34% to 3.45%.

         INTEREST INCOME. Interest income increased $73,000 or 3.3% to $2.3 million for the nine months ended September 30, 2001 compared to $2.2 million for the same period in 2000. This increase was due primarily to an increase in the average balance and yield on loans receivable partially offset by a decrease in the average balance of investment securities. The average balance of loans receivable increased from $26.7 million for the nine months ended September 30, 2000 to $28.1 million for the nine months ended September 30, 2001. The increase in the average balance of loans receivable was due to management's efforts to increase the size of the loan portfolio by liquidating a significant portion of its investment portfolio. The average yield earned on loans receivable increased from 7.35% during the nine months ended September 30, 2000 to 8.95% during the nine months ended September 30, 2001. The average balance of investment securities decreased from $12.7 million for the nine months ended September 30, 2000 to $5.6 million for the nine months ended September 30, 2001.

         INTEREST EXPENSE. Interest expense decreased $191,000 or 12.8% to $1.3 million for the nine months ended September 30, 2001 compared to $1.5 million for the same period in 2000. This decrease was primarily due to a decrease in the average balance of certificates of deposit, advances from the Federal Home Loan Bank and money market accounts and a decrease in the average rate paid on money market accounts and savings accounts. The average balances of certificates of deposit, advances from the Federal Home Loan Bank and money market accounts decreased from $28.4 million, $3.2 million and $3.8 million, respectively, for the nine months ended September 30, 2000 to $27.6 million, $1.7 million and $2.8 million, respectively, for the comparable period in 2001. These decreases in the average balances of certificates of deposit and money market accounts were the result of management's decision to increase capital ratios by maintaining the level of total deposits. The average rate paid on money market accounts decreased to 1.88% for the nine months ended September 30, 2001 compared to 4.11% for the same period in 2000 due to a decrease in market interest rates.

         COMPARISON OF THE TOTAL ALLOWANCE AND RELATED PROVISION FOR LOAN LOSSES. At September 30, 2001, the allowance for loan losses was $305,000, or 0.97% of the total loan portfolio compared to $310,000, or 1.21% at December 31, 2000.

         Heritage Bank experienced an overall increase in gross loans from December 31, 2000 to September 30, 2001 of $9.2 million. Heritage Bank also experienced a change in gross loan mix. One- to four-family real estate loans remained at $14.9 million, commercial real estate loans increased from $4.8 million to $5.6 million and construction loans increased from $5.8 million to $14.1 million. Management reviewed the impact of the change in loan mix in determining the adequacy of the allowance for loan losses. Overall, the change in loan mix did not adversely affect the allowance for loan losses from December 31, 2000 to September 30, 2001 as Heritage Bank experienced an $8.3 million increase in construction loans. The majority of Heritage Bank's construction loans are non-speculative, pre-sold, one- to four-family residences. Heritage Bank continually monitors the effects of the general economy, both locally and nationally, as well as the real estate market.

         Heritage Bank's nonperforming loans and troubled debt restructurings as a percentage of total loans decreased from 1.9% at December 31, 2000 to 1.1% at September 30, 2001. Heritage Bank's net chargeoffs were $5,000 for the nine months ended September 30, 2001 compared to no net chargeoffs for the nine months ended September 30, 2000.

         There were no changes in estimation methods or assumptions that affected our methodology for assessing the appropriateness of the allowance for loan losses from December 31, 2000 through September 30, 2001.

         Heritage Bank's annualized ratio of net chargeoffs to average loans outstanding was .03% through September 30, 2001 compared to 0% and .54% for the years ended December 31, 2000 and 1999, respectively. The chargeoffs and lack thereof for 2001 and 2000 were considerably lower than for 1999. The recent positive trend in chargeoffs relates primarily to Heritage Bank no longer acquiring dealer originated automobile loans.

         For the nine months ended September 30, 2001 and 2000, the provision for losses on loans amounted to $0 and $67,000, respectively. The decrease in the provision for the nine months ended September 30, 2001 compared to the same period in 2000 was based on Heritage Bank's analysis of the allowance for loan losses as previously discussed. While Heritage Bank cannot assure that future chargeoffs and/or additional provisions will not be necessary, Heritage Bank believes that, as of September 30, 2001, its allowance for loan losses was adequate.


         NONINTEREST INCOME. Noninterest income decreased $2,000 to $478,000 for the nine months ended September 30, 2001 compared to $480,000 for the same period in 2000. During the period ending September 30, 2000, Heritage Bank realized a net gain of $433,000 on sales of securities available-for-sale and redemption of interest bearing deposits in other banks. This significant transaction is largely offset for the comparable period in 2001 due to a bonding claim settlement of $400,000. During 1999, Heritage Bank engaged in activities with an investment broker whereby Heritage Bank purchased government agency securities and long-term certificates of deposit as part of the management of Heritage Bank's interest rate risk. It was determined subsequent to the purchase of these investments that the investment broker had fraudulently misrepresented the amount of assets acquired. Heritage Bank, accordingly, realized a loss in regard to this transaction of approximately
$1.6 million which is included in noninterest expense in the statement of operations for the year ending December 31, 1999. See "Heritage Savings Bank, ssb Consolidated Statements of Operations." During June 2001, Heritage Bank agreed to a settlement of $400,000 with its fidelity bond carrier in full settlement regarding this loss.


         In addition, fee income on service charges and miscellaneous income increased. Fee income on service charges increased $20,000 as a result of the shift to transactional demand deposits accompanied by an increase in service charges. Other miscellaneous income increased $11,000 or 31.4% primarily as a result of additional gains on sale of loans partially offset by the elimination of Federal National Mortgage Association servicing income.

         NONINTEREST EXPENSE. Noninterest expense increased $119,000 or 12.4% to $1.1 million for the nine months ended September 30, 2001 compared to $956,000 for the same period in 2000. This increase was primarily due to an increase of $156,000 or 53.2% in compensation and benefits, a $52,000 loss on investments, and a $45,000 increase in data processing expense, and a $12,000 increase in occupancy expense, partially offset by a $146,000 decrease in other miscellaneous expense. Compensation expense increased due to the addition of seven employees. The loss on investments was largely due to the loss incurred on the sale of municipal securities in March of 2001. The increase in data processing expense was due to Heritage Bank's selection of a different data service provider and the associated expenses of data processing conversion. The increase in occupancy expense was due to the expansion of facilities in January 2001. Miscellaneous expenses decreased due primarily to a $109,000 decrease in legal and professional fees and management's additional emphasis on reducing incidental expenses associated with dues, memberships, subscriptions and advertising.

         INCOME TAX BENEFIT. Heritage Bank incurred neither income tax expense nor income tax benefit for the nine months ended September 30, 2001 and 2000 due to the reduction of the valuation allowance associated with Heritage Bank's deferred tax asset.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999.

         GENERAL. Heritage Bank's net income amounted to $377,000 in 2000 compared to a net loss of $1.2 million in 1999. The increase of $1.6 million or 130.21% was primarily due to the bonding claim reimbursement discussed in " - Noninterest Income" above.

         NET INTEREST INCOME. Net interest income decreased $18,000 or 1.8% to $975,000 for 2000 from $993,000 for 1999. Heritage Bank's interest rate spread increased from 1.72% for 1999 to 1.95% for 2000. In addition, Heritage Bank's net interest margin increased slightly to 2.34% for 2000 from 2.29% for 1999. However, such increases were more than offset by a decline in the ratio of average interest-earning assets to average interest- bearing liabilities to 108.1% for 2000 compared to 113.1% for 1999.

         INTEREST INCOME. Interest income increased $118,000 to $3.0 million for 2000 compared to $2.9 million for 1999. This increase was primarily due to an increase in the average yields on loans receivable and investment securities, offset by decreases in the average balances of such assets. The average yield on loans receivable increased to 7.26% for 2000 from 6.95% for 1999 due to an overall increase in interest rates. The average yield on investment securities increased 71 basis points to 7.17% for 2000, compared to 6.46% for 1999. The average balance of loans receivable decreased $83,000 or .3% to $26.7 million for 2000 compared to $26.8 million for 1999. The average balance of investment securities decreased $879,000 or 6.9% during the same periods. The increase in the average yield on investment securities was due to an overall increase in interest rates industry wide. The decrease in the average balance of loans receivable and investment securities was due to management's efforts to increase capital ratios by reducing the total assets of Heritage Bank.

         INTEREST EXPENSE. Interest expense increased $136,000 or 7.3% to $2.0 million for 2000 compared to $1.9 million in 1999. Such increase was primarily due to an increase in the average balance of advances from the Federal Home Loan Bank along with increases in the average rates paid on FHLB advances and certificates of deposit. These increases were partially offset by a decrease in the average balance of certificates of deposit. The average balance of FHLB advances increased from $260,000 to $3.3 million as Heritage Bank borrowed to meet liquidity needs. The average rate paid on FHLB advances increased to 6.65% for 2000 compared to 6.15% for 1999 due to market conditions, while the average rate paid on certificates of deposit increased to 5.43% for 2000 from 5.16% for 1999 which also reflected market conditions. The average balance of certificates of deposit decreased $2.9 million or 9.4% to $28.0 million in 2000 compared to $30.9 million in 1999 due to management's decision to make greater use of FHLB advances.

         COMPARISON OF THE TOTAL ALLOWANCE AND RELATED PROVISION FOR CREDIT LOSSES. At December 31, 2000, the allowance for loan losses was $310,000, or 1.21% of the total loan portfolio compared to $238,000, or 0.96% at December 31, 1999.

         Heritage Bank experienced an overall increase in gross loans from December 31, 1999 to December 31, 2000 of $990,000. Heritage Bank also experienced a change in gross loan mix. One- to four-family real estate loans increased from $12.1 million to $14.9 million, commercial loans decreased from $5.9 million to $4.8 million, and construction loans decreased from $6.4 million to $5.8 million. Management reviewed the impact of the change in loan mix in determining the adequacy of the allowance for loan losses. Overall, the change in loan mix did not adversely affect the allowance for loan losses from December 31, 1999 to December 31, 2000 as Heritage Bank experienced a $991,000 increase in real estate loans. One- to four-family real estate loans increased $2.8 million which was offset by a $635,000 decrease in construction loans and a $1.1 million decrease in commercial loans. One- to four-family real estate loans generally have less risk exposure due to the nature of the collateral while construction and commercial loans have more risk exposure. Construction lending is generally considered to involve a higher degree of risk of loss than long-term financing on improved, owner-occupied real estate because of the uncertainties of construction, including the possibility of costs exceeding the initial estimates and the need to obtain a tenant or purchaser if the property will not be owner-occupied. Commercial loans generally carry a higher degree of credit risk than residential mortgage loans and are often larger. Because payments on such loans are often dependent on successful operations of the underlying business or project, repayment of such loans may be subject to a greater extent to adverse conditions in the economy. Unlike residential mortgage loans, commercial and construction loans depend on the cash flow from the property, the business to service the debt, or ultimate sale of completed buildings. Cash flow may be significantly affected by general economic conditions. Heritage Bank continually monitors the effects of the general economy, both locally and nationally, as well as the real estate market.

         Heritage Bank's nonperforming loans and troubled debt restructurings as a percentage of total loans increased from 0% at December 31, 1999 to 1.9% at December 31, 2000. Heritage Bank had no net chargeoffs for 2000 compared to $144,000 for 1999. The chargeoffs for 1999 related to consumer loans acquired by prior management in connection with dealer-originated automobile loans. This program was discontinued in 1999.

         There were no changes in estimation methods or assumptions that affected our methodology for assessing the appropriateness of the allowance for loan losses from December 31, 1999 through December 31, 2000. The increase in the overall allowance for loan losses and the change in allocation among the various loan categories related primarily to an increase in the specific allowance allocation due to individual credit exposure as identified by management.

         Heritage Bank's net chargeoffs to average loans outstanding was 0% through December 31, 2000 compared to .54% for the year ended December 31, 1999. The decrease in chargeoffs was due primarily to the discontinuance of the automobile loan program referred to above.

         Heritage Bank's provision for loan losses decreased $205,000 or 74.0% to $72,000 for 2000 compared to $277,000 for 1999. Such decrease was due to management's ongoing review of the adequacy of the allowance for loan losses as discussed above and no net chargeoffs in 2000 compared to $144,000 in 1999.

         NONINTEREST INCOME. Noninterest income increased $466,000 or 328.17% to $608,000 for 2000 compared to $142,000 for 1999. The increase was primarily due to a net gain on sales of securities available-for- sale and redemption of interest bearing deposits in other banks and a gain on sale of loan servicing, of $433,000 and $117,000, respectively, in 2000. There was a $55,000 net gain on sales of securities available-for-sale and redemption of interest bearing deposits in other banks and no gain on sale of loan servicing in 1999. The gain on sale of securities and redemption of interest bearing deposits in other banks was largely attributable to the sale of Federal Home Loan Mortgage Corporation stock held by Heritage Bank during 2000. Additionally, Heritage Bank sold its loan servicing rights during 2000.

         NONINTEREST EXPENSE. Noninterest expense decreased $1.4 million or 55.8% to $1.1 million for 2000 compared to $2.6 million for 1999. Such decrease was primarily due to $1.6 million of losses on investments in 1999, compared to no such losses in 2000, partially offset by a $164,000 increase in other miscellaneous expense. For a discussion of loss on investments during 1999, see "- Comparison of Results of Operations for the Nine Months Ended September 30, 2001 and 2000 - Noninterest Income." The other miscellaneous expense increase was due to an increase in professional fees of $195,000 partially offset by a decrease in directors' fees of $30,000. Professional fees increased due to legal expenses incurred relating to the investment losses. Director fees were suspended in June 2000 for all directors. See "Management of Heritage Bank - Directors' Compensation."

         INCOME TAX BENEFIT. Heritage Bank incurred neither income tax expense nor income tax benefit for 2000 and an income tax benefit of $457,000 for 1999 primarily due to net losses in 1999. No income tax expense was incurred during 2000 due to the reduction of the valuation allowance associated with Heritage Bank's deferred tax asset.

LIQUIDITY AND CAPITAL RESOURCES


         At September 30, 2001, Heritage Bank had outstanding commitments to extend credit in regard to undisbursed construction loan proceeds of $5.2 million. In addition, as of September 30, 2001, the total amount of certificates of deposit which were scheduled to mature in the following 12 months was $19.8 million. Heritage Bank believes that it has adequate resources to fund all of its commitments and that it can adjust the rate on certificates of deposit to retain deposits in changed interest rate environments. If Heritage Bank requires funds beyond its internal funding capabilities, advances from the Federal Home Loan Bank of Dallas in the amount of $16.5 million are available at September 30, 2001 as an additional source of funds.


         Heritage Bank is required to maintain regulatory capital sufficient to meet tier I leverage, tier I risk-based and total risk-based capital ratios of at least 4.0%, 4.0% and 8.0%, respectively. At September 30, 2001, Heritage Bank exceeded each of its capital requirements with ratios of 9.77%, 14.70% and 15.86%, respectively.

IMPACT OF INFLATION AND CHANGING PRICES

         The financial statements and related financial data presented herein regarding Heritage Bank have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of Heritage Bank's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on Heritage Bank's performance than does the effect of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates.

RECENT ACCOUNTING STANDARDS

         Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, was issued in June 1998. This statement requires that all derivatives be recognized as either assets or liabilities in the statement of financial condition and that those instruments be measured at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. This statement, as amended by Statement of Financial Accounting Standards No. 137, is effective for fiscal years beginning after June 15, 2000, although earlier adoption is permitted. The adoption of Statement of Financial Accounting Standards No. 133 did not have an effect on its financial position or results of operations.

         In October 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 134, Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise, which amends Statement of Financial Accounting Standards No. 65, Accounting for Certain Mortgage Banking Activities. This statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the accounting for such securities by a non-mortgage banking enterprise. This statement is effective for the first quarter beginning after December 15, 1998, and did not have any impact on Heritage Bank's financial position or results of operations as Heritage Bank does not currently securitize mortgage loans.

         In September 2000, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This Statement replaces Statement of Financial Accounting Standards No. 125. This Statement is also effective for the recognition and reclassification of collateral and for disclosures relating to securitization transactions. This Statement is effective for fiscal years ending after December 15, 2000. The adoption of this Statement did not have any impact on Heritage Bank's financial position or results of operations.

         In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations." This Statement addresses financial accounting and reporting for business combinations and supersedes Accounting Principles Board Opinion No. 16, "Business Combinations," and Financial Accounting Standards Board Statement of Financial Accounting Standards No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." All business combinations in the scope of this Statement are to be accounted for using one method, the purchase method. This Statement applies to all business combinations initiated after June 30, 2001. This Statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July, 1, 2001, or later. Heritage Bank anticipates that the adoption of Statement of Financial Accounting Standards No. 141 will not have an effect on its financial position or results of operations.

         In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets." This Statement addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes Accounting Principles Board Opinion No. 17, "Intangible Assets." It addresses how intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provisions of this Statement are required to be applied starting with fiscal years beginning after December 15, 2001. Heritage Bank anticipates that the adoption of Statement of Financial Accounting Standards No. 142 will not have an effect on its financial position or results of operations.

                            BUSINESS OF HERITAGE BANK

HERITAGE BANK'S LENDING ACTIVITIES

         GENERAL. At September 30, 2001, the net loan portfolio of Heritage Bank totaled $31.0 million, representing approximately 76.9% of total assets at that date. One of the principal lending activities of Heritage Bank is the origination of one- to four-family (which are also known as single-family) residential loans. At September 30, 2001, single-family residential loans amounted to $14.9 million or 40.8% of the total loan portfolio (including unfunded amounts). In addition, Heritage Bank originates commercial real estate, construction, and consumer loans. On a very limited basis, Heritage Bank offers commercial business and multi-family loans.

         The types of loans that Heritage Bank may originate are subject to federal and state laws and regulations. Interest rates charged on loans are affected principally by the demand for such loans and the supply of money available for lending purposes and the rates offered by its competitors. These factors are, in turn, affected by general and economic conditions, the monetary policy of the federal government, including the Federal Reserve Board, legislative and tax policies, and governmental budgetary matters.

         Under Texas law, a savings bank is generally required to follow requirements on lending limits applicable to Federal savings banks. Under these rules, an institution generally may not make loans to one borrower and related entities in an amount which exceeds 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. In certain cases an institution may make loans to one borrower in an amount not to exceed the lesser of 30% of unimpaired capital and surplus or $30,000,000, provided these loans are to develop domestic residential housing units that meet specific criteria. At September 30, 2001, Heritage Bank's regulatory limit on loans-to-one borrower was $582,000. Its five largest loans or groups of loans-to-one borrower, including related entities, were two separate loans of $206,000 and $843,000 (aggregating $1.0 million, which were 75% guaranteed by the Small Business Administration with total exposure to Heritage Bank of $262,000), $572,000, $546,000, $495,000 and $412,000. All of
these loans or groups of loans were performing in accordance with their terms at September 30, 2001.

         LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of Heritage Bank's loan portfolio by type of loan at the dates indicated.

                                          At September 30,                              December 31,
                                        ----------------------         -------------------------------------------------

                                                2001                          2000                          1999
                                        ----------------------         ----------------------       --------------------

                                        Amount         Percent         Amount        Percent        Amount       Percent
                                        ------         -------         ------        -------        ------       -------
                                                                        (In Thousands)
Real estate loans:
  One- to four-family............       $14,896          40.8%         $14,869         54.5%       $12,144         46.2%
  Multi-family...................           671           1.8            1,160          4.2          1,074          4.0
  Commercial.....................         5,568          15.3            4,776         17.5          5,911         22.5
  Construction...................        14,142          38.7            5,802         21.3          6,437         24.4
Commercial business..............           265           0.7              136          0.5            181          0.7
Consumer loans:
  Loans secured by deposits......           241           0.7              305          1.1            332          1.3
  Other..........................           728           2.0              253          0.9            232          0.9
                                         ------        ------           ------       ------         ------       ------
    Total loans receivable (1)...        36,511        100.00%          27,301       100.00%        26,311       100.00%
                                                       ======                        ======                      ======

Less:

Allowance for loan losses........          (305)                          (310)                       (238)
Loans in process.................        (5,171)                        (1,757)                     (1,464)
                                         ------                         ------                      ------
  Loans receivable, net..........       $31,035                        $25,234                     $24,609
                                        =======                        =======                     =======

-------------------------

(1) Substantially all of Heritage Bank's loans are collateralized with real estate, automobiles, deposits or other assets.

         ORIGINATION OF LOANS. The lending activities of Heritage Bank are subject to the written underwriting standards and loan origination procedures established by the Board of Directors and management. Loan originations are obtained through a variety of sources, including referrals from real estate brokers, builders and existing customers. Written loan applications are taken by loan officers. The loan officers also supervise the procurement of credit reports, appraisals and other documentation involved with a loan. Property valuations are performed by independent outside appraisers approved by the Board of Directors of Heritage Bank.

         Under the real estate lending policy of Heritage Bank, a title certificate signed by an approved attorney licensed by the State of Texas or a title policy issued by a reputable title insurance company that satisfies secondary market requirements is received prior to closing. Heritage Bank also requires hazard insurance and flood insurance where the security property is located in a flood hazard area as designated by the Department of Housing and Urban Development. Heritage Bank does not require borrowers to advance funds to an escrow account for the payment of real estate taxes or hazard insurance premiums.

         Heritage Bank's loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan. Heritage Bank's real estate loan policy assigns aggregate lending limits to officers of Heritage Bank depending on the type of loan and whether the loan is secured or unsecured. Under the policy, for residential mortgage, improved rental property, home improvement and home equity loans, the President may approve loans up to $100,000 in amount and the Loan Committee may approve loans up to $500,000 in amount. Larger loans require full Board of Directors approval, unless the loan is to be sold into the secondary market. In the latter case, the President or Senior Loan Officer may approve a loan of any amount. For construction loans, the limit for the President and Senior Loan Officer is $150,000, and for the Loan Committee it is $500,000. The full Board of Directors must approve construction loans in excess of this amount. For commercial, multi-family and other loans, the President and Senior Loan Officer may approve loans up to $100,000 and the Loan Committee loans up to $500,000 in amount. The full Board of Directors approves loans of this type when greater than $500,000 in amount. For land development and raw land loans, regardless of amount, the Loan Committee must first approve the loan, after which the full Board of Directors must approve the loan.

         Heritage Bank also purchases participations in single-family and commercial real estate loans, subject to the same underwriting standards that govern loans generated by Heritage Bank. By engaging in loan participations, Heritage Bank is able to take lending opportunities that otherwise would not be available to it, because of its size. Heritage Bank enters into agreements with the institutions that originate these purchased loans generally on a non-recourse basis, that is, Heritage Bank will bear the risk of default pro-rata with other lenders holding participations in the loan, including the originating institution. At September 30, 2001, there were no classified loan participations.

         The following table shows total loans originated, sold and repaid during the periods indicated.


                                                          Nine Months Ended September 30,         Year Ended December 31,
                                                        -----------------------------------     ---------------------------


                                                          2001               2000               2000               1999
                                                          ----               ----               ----               ----
                                                                                 (In Thousands)
LOAN ORIGINATIONS:
  Real estate loans:
    One- to four-family.....................            $ 7,114             $3,002             $5,060           $  7,436
    Multi-family............................                 --                136                136                 --
    Commercial..............................              2,797                182                198              1,096
    Construction............................              4,629                816                 65             10,822
  Commercial business.......................                 --              1,381              1,881              1,356
  Consumer loans:
    Loans secured by deposits...............                 44                 90                178                 88
    Other...................................                501                245                324                169
                                                        -------             ------             ------           --------
    Total loans originated..................             15,085              5,852              7,842             20,967
LOAN PARTICIPATIONS PURCHASED:                          -------             ------             ------           --------
  One- to four-family.......................              2,354              1,952                521                 --
  Commercial loans, real estate secured.....              2,740                185                856                 --
SALES AND LOAN PRINCIPAL REDUCTIONS:
  Loans sold(1).............................                869              1,366              1,460              7,873
  Loan participations sold.................                 803                 --                150                 --
  Loan principal reductions.................             12,711              3,449              6,909             11,004
                                                        -------             ------             ------           --------
    Total loans sold and principal reductions            14,383              4,815              8,519             18,877
                                                        -------             ------             ------           --------
Increase (decrease) due to other items, net(2)                5                (95)               (75)              (114)
                                                        -------             ------             ------           --------
Net increase in loan portfolio..............            $ 5,801             $3,079            $   625           $  1,976
                                                        =======             ======            =======           ========


-------------------

(1)      Loans sold consist of one- to four-family real estate.

(2) Other items consist of loans in process, deferred fee, unearned interest, charge-offs, and allowance for loan losses.

         Although federal laws and regulations permit savings institutions to originate and purchase loans secured by real estate located throughout the United States, Heritage Bank concentrates its lending activity to its primary market area of Kaufman County. Heritage Bank will also consider loan applications from the adjacent counties of Dallas, Ellis, Henderson, Hunt, Rockwall and Van Zandt.

         Subject to its loans-to-one borrower limitation, Heritage Bank is permitted to invest without limitation in residential mortgage loans and up to 400% of its capital in loans secured by non-residential or commercial real estate. Heritage Bank may invest up to 40% of its assets in non-real estate secured commercial loans. Heritage Bank may also invest in secured and unsecured consumer loans in an amount not exceeding 35% of total assets.

This 35% limitation may be exceeded for certain types of consumer loans, including home equity and property improvement loans secured by residential real property. In addition, Heritage Bank may invest up to 10% of its total assets in secured and unsecured loans for commercial, corporate, business or agricultural purposes.

         MATURITY OF LOAN PORTFOLIO. The following table presents certain information at September 30, 2001, regarding the dollar amount of loans maturing in Heritage Bank's portfolio based on their contractual terms to maturity or scheduled amortization, but does not include potential prepayments. Demand loans, loans having no stated schedule of repayments and stated maturity, and overdrafts are reported as becoming due within one year. Loan balances do not include undisbursed loan proceeds, net deferred loan origination costs and allowance for loan losses.

                                                                Commercial                        Total
                                               Real Estate      Business          Consumer        Loans
                                               -----------      --------          --------        -----
                                                                 (In Thousands)

AMOUNTS DUE IN:
  One year or less......................        $  7,332         $   --            $249         $  7,581
  More than one year to five years......           4,427             --             672            5,099
  More than five years..................          18,347            265              48           18,660
                                                --------         -------         -------        --------
    Total amount due....................         $30,106           $265            $969          $31,340
                                                 =======         =======         =======        ========

         The following table sets forth the dollar amount of all loans, before net items, due after September 30, 2002, which have fixed interest rates or which have floating or adjustable interest rates.

                                                        Fixed-Rates        Floating or Adjustable-Rates          Total
                                                        -----------        ----------------------------          -----
                                                                           (In Thousands)
Real estate loans:
  One- to four-family......................              $  6,237                $8,297                         $14,534
  Multi-family.............................                   599                    60                             659
  Commercial...............................                 4,960                    --                           4,960
  Construction.............................                 2,621                    --                           2,621
Commercial business........................                   265                    --                             265
Consumer loans:
  Loans secured by deposits................                    64                    --                              64
  Other....................................                   656                    --                             656
                                                         --------                ------                         -------
     Total loans...........................               $15,402                $8,357                         $23,759
                                                          =======                ======                         =======

         Scheduled contractual maturities of loans do not necessarily reflect the actual expected term of the loan portfolio. The average life of mortgage loans is substantially less than their average contractual terms because of prepayments. The average life of mortgage loans tends to increase when current mortgage loan rates are higher than rates on existing mortgage loans and, conversely, decrease when rates on current mortgage loans are lower than existing mortgage loan rates (due to refinancing of adjustable-rate and fixed-rate loans at lower rates). Under the latter circumstance, the weighted average yield on loans decreases as higher yielding loans are repaid or refinanced at lower rates.

         ONE- TO FOUR-FAMILY RESIDENTIAL REAL ESTATE LOANS. One of the primary lending activities of Heritage Bank is the origination of loans secured by single-family residences. At September 30, 2001, $14.9 million or 40.8% of the total loan portfolio, before net items, consisted of one- to four-family residential loans.

         The loan-to-value ratio, maturity and other provisions of the loans made by Heritage Bank generally have reflected the policy of making less than the maximum loan permissible under applicable regulations, in accordance with sound lending practices, market conditions and underwriting standards established by Heritage Bank. Heritage

Bank's present lending policies on one- to four-family residential mortgage loans generally limit the maximum loan-to-value ratio to 80% of the lesser of the appraised value or purchase price of the property up to $500,000. If Heritage Bank originates a residential mortgage loan with a loan-to-value ratio in excess of 80%, Heritage Bank typically requires the borrower to obtain private mortgage insurance. Residential mortgage loans are amortized on a monthly basis with principal and interest due each month. The loans do include "due-on-sale" clauses.


         Heritage Bank's residential mortgage loans have either fixed rates of interest or interest rates which adjust periodically during the term of the loan. The maximum maturity for residential mortgage loans is 30 years. These loans are fully amortizing with monthly loan payments sufficient to repay the total amount of the loan with interest by the end of the loan term. Heritage Bank's residential mortgage loans generally are originated under terms, conditions and documentation which permit them to be sold to U.S. Government-sponsored agencies, such as the Federal Home Loan Mortgage Corporation, and other investors in the secondary market for mortgages. It is in Heritage Bank's current policy to sell all newly originated fixed rate mortgage loans with a maturity greater than five years to the secondary market. At September 30, 2001, Heritage Bank did not have any loans held for sale. Additionally, at September 30, 2001, $12.2 million, or 81.9%, of Heritage Bank's one- to four-family residential mortgage loans were seasoned fixed-rate loans.


         The adjustable-rate single-family residential mortgage loans currently offered by Heritage Bank have interest rates which adjust each year in accordance with a designated index, plus a stipulated margin. Heritage Bank's adjustable-rate single-family residential real estate loans generally have a cap of 2% on any increase or decrease in the interest rate at any adjustment date, and include a specified cap on the maximum interest rate over the life of the loan, which cap generally is 6% above the initial rate. There also is a floor of 2% below the initial rate. These loans generally are underwritten based on the initial rate. Heritage Bank's adjustable-rate loans require that any payment adjustment resulting from a change in the interest rate of an adjustable-rate loan be sufficient to result in full amortization of the loan by the end of the loan term and, thus, do not permit any of the increased payment to be added to the principal amount of the loan, or so-called negative amortization. At September 30, 2001, $2.7 million or 18.1% of Heritage Bank's one- to four-family residential mortgage loans were adjustable-rate loans.

         Adjustable-rate loans decrease the risks associated with changes in interest rates but involve other risks, primarily because as interest rates increase, the loan payment by the borrower increases to the extent permitted by the terms of the loan, thereby increasing the potential for default. Moreover, as with fixed-rate loans, as interest rates increase, the marketability of the underlying collateral property may be adversely affected by higher interest rates. Heritage Bank believes that these risks, which have not had a material adverse effect on Heritage Bank to date, generally are less than the risks associated with holding fixed-rate loans in an increasing interest rate environment.

         COMMERCIAL REAL ESTATE LOANS. Heritage Bank's commercial real estate loan portfolio primarily consists of loans secured by office buildings, warehouses, production facilities, retail stores and restaurants located within Heritage Bank's market area. Commercial real estate loans amounted to $5.6 million or 15.3% of the total loan portfolio at September 30, 2001, of which $4.7 million or 83.9% were fixed-rate loans and $900,000 or 16.1% were adjustable-rate loans. Heritage Bank's commercial real estate loans typically have a loan-to-value ratio of 80% or less and generally have higher interest rates than single-family residential mortgage loans. The maximum term of Heritage Bank's commercial real estate loans is 15 years.

         Commercial real estate lending is generally considered to involve a higher degree of risk than one- to four-family residential lending. Such lending typically involves large loan balances concentrated in a single borrower or groups of related borrowers for rental or business properties. In addition, the payment experience on loans secured by income-producing properties is typically dependent on the success of the operation of the related project and thus is typically affected by adverse conditions in the real estate market and in the economy. Heritage Bank generally attempts to mitigate the risks associated with its commercial real estate lending by, among other things, lending primarily in its market area and using low loan-to-value ratios in the underwriting process.

         CONSTRUCTION LOANS. At September 30, 2001, Heritage Bank had approximately $14.1 million, or 38.7% of the total loan portfolio, in construction loans, of which $550,000 or 3.9% were fixed-rate loans and $13.5 million or 96.1% were adjustable-rate loans. In comparison, at December 31, 2000 and 1999, approximately $5.8 million, or 21.3% of the total loan portfolio, and $6.4 million, or 24.4% of the total loan portfolio, respectively, were construction loans. These increases reflect the shift in Heritage Bank's lending focus from that of a traditional thrift lender to that of a commercial bank, with a greater emphasis on construction lending. The construction loans of Heritage Bank are comprised largely of loans made to builders to construct individual pre- sold homes based upon the commitment for a third party to do the permanent loan. The maximum loan to value ratio is 80% of the real estate as it will be improved. Interest-only payments are required during the construction period, which is typically nine to 12 months.

         Construction lending is generally considered to involve a higher degree of risk of loss than long-term financing on improved, owner-occupied real estate because of the uncertainties of construction, including the possibility of costs exceeding the initial estimates and the need to obtain a tenant or purchaser if the property will not be owner-occupied. Heritage Bank generally attempts to mitigate the risks associated with construction lending by, among other things, lending in its market area, using conservative underwriting guidelines, and monitoring the construction process. We also generally require personal guarantees of builders and buyers of homes.

         MULTI-FAMILY RESIDENTIAL LOANS. At September 30, 2001, $671,000, or 1.8% of total loans receivable were multi-family (over four units) residential loans. The multi-family residential mortgage loans are underwritten on substantially the same basis as its commercial real estate loans. Loans secured by multi-family real estate are underwritten based on the income producing potential of the property and the financial strength of the borrower. The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the outstanding debt. We generally require personal guarantees from borrowers in addition to the security property as collateral for such loans. We generally require an assignment of rents or leases in order to be assured that the cash flow from the project will be used to repay the debt. Appraisals on properties securing multi-family and commercial real estate loans are performed by independent state licensed fee appraisers approved by the board of directors.

         We generally maintain a tax and insurance escrow account for loans secured by multi-family real estate. In order to monitor the adequacy of cash flows on income-producing properties, the borrower is requested or required to provide periodic financial information. Loans secured by multi-family real estate properties are generally larger and involve a greater degree of credit risk than one- to four-family residential mortgage loans. Such loans typically involve large balances to single borrowers or groups of related borrowers.

         Because payments on loans secured by multi-family real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower's ability to repay the loan may be impaired.

         OTHER LENDING. Heritage Bank also has a relatively small amount of consumer and commercial business loans. At September 30, 2001, these loans amounted to $969,000 and $265,000, respectively, or 2.7% and 0.7% of the total loan portfolio.

         Consumer loans generally involve greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or that are secured by rapidly depreciable assets, such as automobiles. In these cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and therefore are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loan. Approximately one-fourth of the consumer loans are secured by deposits.

         LOAN ORIGINATION AND OTHER FEES. In addition to interest earned on loans, Heritage Bank receives loan origination fees or "points" for originating loans. Loan points are a percentage of the principal amount of the mortgage loan and are charged to the borrower in connection with the origination of the loan.

ASSET QUALITY

         GENERAL. Heritage Bank mails delinquent notices to borrowers when a borrower fails to make a required payment within 16 days of the date due. Telephone calls commence when an account becomes 16 days past due. Collection letters are sent when the account is more than 30 days past due. If these efforts fail to result in the loan being reinstated, Heritage Bank will initiate the necessary legal actions. This may include recommendations for extension, repossession, or the initiation of other legal proceedings. In most cases, deficiencies are cured promptly. While Heritage Bank generally prefers to work with borrowers to resolve these problems, Heritage Bank will institute foreclosure or other collection proceedings when necessary to minimize any potential loss.

         Loans are placed on non-accrual status when management believes the probability of collection of interest is insufficient to warrant further accrual, based upon significant deterioration in the financial condition of the borrower, where repayment in full of interest and principal is not expected, or where the loan is 90 days past due, unless well secured and in the process of collection. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income.

         Real estate and other assets acquired by Heritage Bank as a result of foreclosure or by deed-in-lieu of foreclosure are classified as real estate owned until sold. Heritage Bank had no real estate owned at September 30, 2001.

         DELINQUENT LOANS. The following table sets forth information concerning delinquent loans at September 30, 2001, in dollar amounts and as a percentage of Heritage Bank's total loan portfolio. The amounts presented represent the total outstanding principal balances of the related loans, rather than the actual payment amounts which are past due.

                                                                       September 30, 2001
                                     -----------------------------------------------------------------------------
                                                30-59                                                 90 or More Days
                                             Days Overdue              60-89 Days Overdue                 Overdue
                                     -------------------------     ------------------------     ------------------------
                                                      Percent                      Percent                      Percent
                                                     of Total                      of Total                     of Total
                                        Amount         Loans          Amount        Loans          Amount        Loans
                                     ----------   -------------    ----------   ------------    ---------    ------------

                                                                         (In Thousands)
Real estate loans:
  One- to four-family..............      $20          0.1%          $1,378            4.4%         $318            1.0%
  Construction.....................       --           --               --             --            --             --
Consumer loans:
  Loans secured by deposits........       --           --               --             --            --             --
  Other............................       13          0.1               --              -             9            0.1
                                         ---          ---           ------            ---          ----            ---
  Total loans......................      $33          0.2%          $1,378            4.4%         $327            1.1%
                                         ===          ===           ======            ===          ====            ===


         NONPERFORMING ASSETS. The following table presents information with respect to Heritage Bank's nonperforming assets at the dates indicated.

                                                                    At
                                                                 September 30,              At December 31,
                                                                 -------------          --------------------------
                                                                     2001               2000                 1999
                                                                     ----               ----                 ----

                                                                        (Dollars In Thousands)

NONACCRUING LOANS:
Real estate loans:
    One- to four-family............................                 $318                $483                   $--
    Construction...................................                   --                  --                    --
  Consumer loans:
    Loans secured by deposits......................                   --                  --                    --
    Other..........................................                    9                   4                    --
                                                                    ----                ----                   ---
      Total nonaccruing loans......................                  327                 487                    --
                                                                    ----                ----                   ---
Real estate owned..................................                   --                  --                    --
                                                                    ----                ----                   ---
      Total nonperforming assets(1)................                  327                 487                    --
Troubled debt restructurings.......................                   --                  --                    --
Troubled debt restructurings and total                              ----                ----                   ---
  nonperforming assets.............................                 $327                $487                   $--
                                                                    ====                ====                   ===
Total nonperforming loans and troubled debt
  restructurings as a percentage of total loans....                 1.1%                 1.9%                   --%
Total nonperforming assets and
  troubled debt restructurings as a
  percentage of total assets.......................                 0.8%                 1.2%                   --%


-------------------------

(1) Nonperforming assets consist of nonperforming loans, impaired loans, other repossessed assets and other real estate.

         The decrease in troubled debt restructurings and nonperforming assets of $160,000 was primarily due to a $165,000 decrease in nonaccruing one- to four-family loans.

         If the $327,000 of nonaccruing loans of Heritage Bank had been current in accordance with their terms during the nine months ended September 30, 2001, the gross income on such loans would have been approximately $20,000. No interest income was actually collected by Heritage Bank on such loans in the nine months ended September 30, 2001.

         CLASSIFIED ASSETS. Federal regulations require that each insured savings institution classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them. There are three classifications for problem assets: "substandard," "doubtful" and "loss." Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a higher possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. Another category designated "special mention" also must be established and maintained for assets which do not currently expose an insured institution to a sufficient degree of risk to warrant classification as substandard, doubtful or loss. Assets classified as substandard or doubtful require the institution to establish general allowances for loan losses. If an asset or portion thereof is classified loss, the insured institution must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss, or charge-off such amount. General loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses do not qualify as regulatory capital. Federal examiners may disagree with an insured institution's classifications and amounts reserved.

         Heritage Bank's total classified assets at September 30, 2001 (excluding loss assets specifically reserved for) amounted to $926,000, all of which were classified as substandard. Of the total $926,000 classified assets, $327,000 were nonperforming loans as of September 30, 2001. The remaining $599,000 relate to potential problem loans due to various circumstances such as prior history with the customer. The five largest classified assets at September 30, 2001 consisted of a commercial real estate loan in the amount of $180,000 with security property having an appraised value of $480,000 that has subsequently been paid current; a $93,000 one- to four- family real estate loan with security property having an appraised value of $117,000 that remains 90 days past due; a $93,000 one- to four-family real estate loan that has subsequently been assumed and paid current; a $92,000 one- to four-family real estate loan where the borrower has filed for bankruptcy, however, Heritage Bank currently anticipates no loss on this property; and a $68,000 one- to four-family real estate loan with security property having an appraised value of $95,000 that is 30 days past due. At September 30, 2001 a $479,000 commercial real estate loan was designated Other Loans Especially Mentioned. The current loan to value ratio is 75% and management currently believes Heritage Bank is adequately secured.


         RESERVE POLICY AND METHODOLOGY. Heritage Bank maintains an allowance for credit losses to absorb losses inherent in the loan portfolio. The allowance is based on ongoing, monthly assessments of the probable estimated losses inherent in the loan portfolio.



         Our methodology for assessing the appropriateness of the allowance consists of several key elements, which include a general allowance and specific allowances for identified problem loans. In addition, the allowance incorporates the results of measuring impaired loans as provided in SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." These accounting standards prescribe the measurement methods, income recognition and disclosures related to impaired loans.



         The general allowance is calculated by applying loss factors to outstanding loans based on the internal risk evaluation of the loan portfolio. Changes in risk evaluations of both performing and nonperforming loans affect the amount of the general allowance. Loss factors are based both on the historical loss experience as well as on significant factors that include portfolio mix, trends in loans past due, trends in loan losses, economic conditions, portfolio management and expected growth. These factors, in management's judgment, affect the collectibility of the loan portfolio as of each evaluation date.



         The appropriateness of the allowance is reviewed and established by management based upon its evaluation of then-existing economic and business conditions affecting Heritage Bank's key lending areas. To the extent that these conditions are evidenced by a specifically identifiable credit or portfolio segment as of an evaluation date, management's estimate of the effect of such condition may be reflected as a specific allowance applicable to the credit or portfolio segment. Where any of these conditions is not evidenced by a specifically identifiable credit or portfolio segment as of the evaluation date, management's evaluation of the loss related to this condition is reflected in the unallocated allowance. The evaluation of the inherent loss with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments.


         Management also evaluates the adequacy of the allowance for loan losses based on a review of individual loans, historical loan loss experience, the value and adequacy of collateral, and economic conditions in Heritage Bank's market area. This evaluation is inherently subjective as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. For all specifically reviewed loans for which it is probable that Heritage Bank will be unable to collect all amounts due according to the terms of the loan agreement, Heritage Bank determines impairment by computing a fair value either based on discounted cash flows using the loan's initial interest rate or the fair value of the collateral if the loan is collateral dependent.


         Because the allowance for loan losses is based on estimates of losses inherent in the loan portfolio, actual losses can vary significantly from the estimated amounts. Heritage Bank's methodology as described permits adjustments to any loss factor used in the computation of the general allowance in the event that, in management's judgment, significant factors which affect the collectibility of the portfolio as of the evaluation date are not reflected in the loss factors. By assessing the estimated losses inherent in the loan portfolio on a monthly basis, Heritage Bank is able to adjust specific and inherent loss estimates based upon any more recent information that has become available. In addition, management's determination as to the amount of our allowance for loan losses is subject to review by the Texas Savings and Loan Department and the Federal Deposit Insurance Corporation, which may require the establishment of additional general or specific allowances based upon their judgment of the information available to them at the time of their examination of Heritage Bank.


         Heritage Bank may also use ratio analysis as a supplemental tool for evaluating the reasonableness of the loan loss reserves. This analysis may be used to identify divergent trends (compared to the institution's peer group and its own historical practices) in such things as the relationship of the reserves to classified and non-classified loans, to past due and non-accrual loans, to total loans and to historical gross and net charge-offs. Ratio analysis is regarded as a supplemental checking system and is not used by itself as a basis for determining the adequacy of loss reserves.

         As a further cross-check on the adequacy of the loan loss reserves, Heritage Bank will compare its reserves against the following guidelines:

         -        50 percent of the portfolio that is classified doubtful.

         -        15 percent of the portfolio that is classified substandard.


         - 10 percent of the portfolio that is classified watch. (Watch loans are loans that do not have specified inherent weaknesses, but rather special characteristics or trends that warrant management's attention.)


         - For the portions of the portfolio that have not been classified (including those loans designated special mention), estimated credit losses over the upcoming twelve months given facts and circumstances as of the evaluation date, based on the institution's average annual rate of net charge-offs experienced over the previous two or three years on similar loans, adjusted for current conditions and trends.

Heritage Bank uses the amount derived from these calculations as a cross-reference, but not as a basis for the setting of the reserves.

         The following table sets forth information concerning the allocation of Heritage Bank's allowance for loan losses by loan categories at the dates indicated.


                                                September 30,                                        December 31,
                             --------------------------------------------------   --------------------------------------------------

                                         2001                   2000                     2000                      1999
                             -----------------------------  -------------------   ------------------------   ----------------------

                                             Percent of             Percent of                 Percent of                Percent of
                                              Loans in               Loans in                   Loans in                 Loans in
                                               Each                   Each                       Each                     Each
                                            Category to             Category to                Category to               Category to
                                Amount      Total Loans    Amount   Total-Loans     Amount     Total-Loans     Amount    Total-Loans
                                ------      -----------    ------   -----------     ------     -----------     ------    -----------


                                                             (Dollars In Thousands)

Real estate loans:
  One- to four-family.......     $186       40.8%         $173        55.4%         $228         54.5%          $142        46.2%
  Multi-family..............        4        1.8            10         3.1             9          4.2             10         4.0
  Commercial................       58       15.3            92        18.9            38         17.5             56        22.5
  Construction..............       50       38.7            23        20.5            32         21.3             26        24.4
Commercial business.........        1        0.7            --         0.5             1          0.5              2         0.7
Consumer loans:
  Loans secured by deposits.       --        0.7            --         0.9            --          1.1             --         1.3
  Other.....................        6        2.0             7         0.7             2          0.9              2         0.9
                                 ----       ----          ----        ----          ----         ----           ----        ----
    Total...................     $305      100.0%         $305       100.0%         $310        100.0%          $238       100.0%
                                 ====      =====          ====       =====          ====        =====           ====       =====

         Consumer loans involve more risk than mortgage loans because consumer loans are often either unsecured or secured by assets that depreciate in value. Our consumer loans totaled $969,000 and equaled 2.7% of our total loan portfolio at September 30, 2001, compared to 2.0% at December 31, 2000. We had $728,000 of consumer loans at September 30, 2001 that are not secured by savings accounts or real estate and $241,000 of consumer loans secured by deposits.

         The following table sets forth an analysis of Heritage Bank's allowance for loan losses during the periods indicated.

                                                         Nine Months Ended
                                                           September 30,                    Year Ended December 31,
                                                   -----------------------------       --------------------------------
                                                     2001                 2000                 2000                1999
                                                     ----                 ----                 ----                ----

                                                                     (Dollars In Thousands)

Total loans outstanding.................             $31,340           $  27,993                $25,544          $24,847
Average loans outstanding, net..........              28,079              26,722                 26,418           26,600
Balance at beginning of period..........                 310                 238                    238              105
CHARGE-OFFS:
Consumer loans:
  Loans secured by deposits.............                  --                  --                     --               --
  Other.................................                   5                  --                     --              162
                                                     -------           ---------                -------          -------
      Total charge-offs.................                   5                  --                     --              162
                                                     -------           ---------                -------          -------
RECOVERIES:
Consumer loans:
  Loans secured by deposits.............                  --                  --                     --               --
  Other.................................                  --                  --                     --               18
                                                     -------           ---------                -------          -------
      Total recoveries..................                  --                  --                     --               18
                                                     -------           ---------                -------          -------
Net charge-offs.........................                   5                  --                     --              144
Provision for loan losses...............                  --                  67                     72              277
                                                     -------           ---------                -------          -------
Balance at end of period................             $   305           $     305                $   310          $   238
                                                     =======           =========                =======          =======
Allowance for loan losses as a
  percent of total loans outstanding....               0.97%                1.09%                  1.21%            0.96%
                                                     =======           =========                =======          =======
Allowance for loan losses as a
  percent of total non-performing loans.              93.27%             1694.44%                 63.65%              --%
                                                     =======           =========                =======          =======
Ratio of net charge-offs to
  average loans outstanding.............               0.02%                  --%                    --%            0.54%
                                                     =======           =========                =======          =======

INVESTMENT SECURITIES

         Heritage Bank has authority to invest in various types of securities, including mortgage-backed securities, United States Treasury obligations, securities of various federal agencies and of state and municipal governments, certificates of deposit at federally-insured banks and savings institutions, certain bankers' acceptances and federal funds. Heritage Bank's investment strategy is established by the Asset/Liability Committee which presently consists of the entire Board of Directors. The Asset/Liability Committee meets on a quarterly basis and the strategy established by the committee is implemented by Heritage Bank's President and its Chief Financial Officer. Any material deviations from the investment strategy requires approval by the Asset/Liability Committee.

         The following table sets forth information relating to the amortized costs and fair value of Heritage Bank's investment securities at the dates indicated.

                                    September 30,                                   December 31,
                                -----------------------        ------------------------------------------------------

                                          2001                           2000                          1999
                                -----------------------        ----------------------       -------------------------

                                Amortized                 Amortized                   Amortized
                                  Cost       Fair Value     Cost       Fair Value       Cost        Fair Value
                                ---------    ----------   ---------    ----------     ----------    ----------
                                                            (In Thousands)

AVAILABLE FOR SALE:
  U.S. Government
    Agency obligations .....     $   500     $   513       $ 4,649       $ 4,672       $    --     $    --
  Mortgage-backed
    securities .............       1,530       1,580         3,664         3,699            --          --
  State and political
    subdivisions ...........          --          --           573           512            --          --
  Federal Home Loan
    Mortgage Corporation ...          --          --            --            --             8         452
                                 -------     -------       -------       -------       -------     -------
    Total available for sale     $ 2,030     $ 2,093       $ 8,886       $ 8,883       $     8     $   452
                                 =======     =======       =======       =======       =======     =======
HELD TO MATURITY:
  U.S. Government
    Agency obligations .....     $    --     $    --       $    --       $    --       $ 5,683     $ 4,145
  Mortgage-backed
    securities .............          --          --            --            --         4,772       4,743
  State and political
    subdivisions ...........          --          --            --            --         2,233       2,117
                                 -------     -------       -------       -------       -------     -------
    Total held to maturity .     $    --     $    --       $    --       $    --       $12,688     $11,005
                                 =======     =======       =======       =======       =======     =======

         The following table sets forth the amount of Heritage Bank's securities which mature during each of the periods indicated and the weighted average yields for each range of maturities at September 30, 2001. The amounts reflect fair value of Heritage Bank's securities at September 30, 2001.

                                                                       Contractually Maturing
                                  -------------------------------------------------------------------------------------------------


                                             Weighted                 Weighted            Weighted              Weighted
                                   1 Year    Average                  Average     5-10     Average    Over 10    Average
                                  or Less     Yield      1-5 Years     Yield      Years     Yield      Years      Yield     Total
                                  -------     -----      ---------     -----      -----     -----      -----      -----     -----
                                                                        (In Thousands)

  U.S. Government Agency
    obligations..............      $ --          --%        $513         6.1%      $--        --%    $  --         --%      $  513
  Mortgage-backed securities.        --          --          205         6.5         2      12.6      1,373        5.2       1,580
  State and political
    obligations..............        --          --           --          --        --        --         --         --          --
                                    ---                     ----                    --               ------                 ------
    Total securities available
      for sale...............       $--                     $718                    $2               $1,373                 $2,093
                                    ===                     ====                    ==               ======                 ======


         Mortgage-backed securities represent a participation interest in a pool of one- to four-family or multi-family mortgages. The mortgage originators use intermediaries (generally U.S. Government agencies and government-sponsored enterprises) to pool and repackage the participation interests in the form of securities, with investors receiving the principal and interest payments on the mortgages. Such U.S. Government agencies and government-sponsored enterprises guarantee the payment of principal and interest to investors.

         Mortgage-backed securities are typically issued with stated principal amounts, and the securities are backed by pools of mortgages that have loans with interest rates that are within a range and have varying maturities. The underlying pool of mortgages, i.e., fixed-rate or adjustable-rate, as well as prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security approximates the life of the underlying mortgages.

         The mortgage-backed securities of Heritage Bank consist of Government National Mortgage Association securities, Federal Home Loan Mortgage Corporation securities and Federal National Mortgage Association securities. The Government National Mortgage Association is a government agency within the Department of Housing and Urban Development which is intended to help finance government-assisted housing programs. Government National Mortgage Association securities are backed by loans insured by the Federal Housing Administration, or guaranteed by the Veterans Administration, and the timely payment of principal and interest on Government National Mortgage Association securities are guaranteed by the Government National Mortgage Association and backed by the full faith and credit of the U.S. Government. The Federal Home Loan Mortgage Corporation is a private corporation chartered by the U.S. Government. The Federal Home Loan Mortgage Corporation issues participation certificates backed principally by conventional mortgage loans. The Federal Home Loan Mortgage Corporation guarantees the timely payment of interest and the ultimate return of principal on participation certificates. The Federal National Mortgage Association is a private corporation chartered by the U.S. Congress with a mandate to establish a secondary market for mortgage loans. The Federal National Mortgage Association guarantees the timely payment of principal and interest on Federal National Mortgage Association securities. Federal Home Loan Mortgage Corporation and Federal National Mortgage Association securities are not backed by the full faith and credit of the United States, but because the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association are U.S. Government-sponsored enterprises, these securities are considered to be among the highest quality investments with minimal credit risks.

         Mortgage-backed securities generally yield less than the loans which underlie such securities because of their payment guarantees or credit enhancements which offer nominal credit risk. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of Heritage Bank.

SOURCES OF FUNDS

         GENERAL. Deposits are the primary source of Heritage Bank's funds for lending and other investment purposes. In addition to deposits, principal and interest payments on loans and mortgage-backed securities are a source of funds. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may also be used on a short-term basis to compensate for reductions in the availability of funds from other sources and on a longer-term basis for general business purposes.

         DEPOSITS. Deposits are attracted by Heritage Bank principally from within its primary market area. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate.

         Heritage Bank obtains deposits primarily from residents of Texas. Heritage Bank currently does not solicit deposits from outside Texas or pay fees to brokers to solicit funds for deposit. At September 30, 2001, brokered deposits totaled $792,000 that had been solicited by previous management.

         Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Management determines the rates and terms based on rates paid by competitors, the need for funds or liquidity, growth goals and federal and state regulations. Heritage Bank attempts to control the flow of deposits by pricing its accounts to remain generally competitive with other financial institutions in its market area.

          Heritage Bank is currently focused on serving its depositor base with more bank-like products including checking accounts, negotiable order of withdrawal accounts, debit cards, credit cards, ATM services and cashier's checks. Management is particularly focusing its attention on increasing the number of demand deposit accounts.

         The following table shows the distribution of and certain other information relating to Heritage Bank's deposits by type as of the dates indicated.

                                                       September 30,                            December 31,
                                                    --------------------      -----------------------------------------------

                                                            2001                    2000                       1999
                                                    --------------------      ---------------------     ---------------------

                                                                Percent                    Percent                  Percent
                                                                  of                          of                       of
                                                    Amount      Deposits      Amount       Deposits     Amount      Deposits
                                                    ------      --------      ------       --------     ------      --------
                                                                        (Dollars In Thousands)

Transaction accounts:
  Demand deposits.........................       $  2,373         6.8%     $  1,646          4.7%      $ 1,197          3.2%
 Money market.............................          2,488         7.2         3,725         10.7         4,006         10.6
  Savings deposits........................          1,897         5.5         2,116          6.1         2,238          5.9
                                                 --------         ---      --------          ---       -------          ---
    Total short term accounts.............          6,758        19.5         7,487         21.5         7,441         19.7
                                                 --------         ---      --------          ---       -------          ---
Certificate accounts:
  2.0% - 2.99%............................             52         0.1            --           --            --           --
  3.0% - 3.99%............................          6,836        19.6            --           --            --           --
  4.0% - 4.99%............................          4,457        12.8            --           --        10,509         27.8
  5.0% - 5.99%............................          8,928        25.7        27,011         77.7        19,654         51.9
  6.0% - 6.99%............................          7,741        22.3           274          0.8           249          0.6
                                                  -------       -----       -------        -----       -------       ------
    Total certificate accounts............         28,014        80.5        27,285         78.5        30,412         80.3
                                                  -------       -----       -------        -----       -------       ------
      Total deposits......................        $34,772       100.0%      $34,772        100.0%      $37,853       100.00%
                                                  =======       =====       =======        =====       =======       ======

         The following table sets forth the savings activities of Heritage Bank during the periods indicated.

                                                           Nine Months
                                                              Ended
                                                            September 30,                  Year Ended December 31,
                                                        ------------------------     ----------------------------------------


                                                                  2001                     2000                   1999
                                                        ------------------------     --------------------     ---------------
                                                                             (In Thousands)

Total deposits at beginning of period............                $34,772                 $37,853                $41,917
   Net (withdrawals).............................                 (1,115)                 (5,082)                (5,954)
Interest credited................................                  1,115                   2,001                  1,890
                                                                 -------                 -------                -------
  Total deposits at end of period................                $34,772                 $34,772                $37,853
                                                                 =======                 =======                =======

         The following table shows the interest rate and maturity information for Heritage Bank's certificates of deposit at September 30, 2001.

                                                                 Maturity Date
                        ----------------------------------------------------------------------------------------------

   Interest Rate        One Year or Less       Over 1-2 Years      Over 2-3 Years        Over 3 Years           Total
   -------------        ----------------       --------------      --------------        ------------           -----
                                                                   (In Thousands)

2.0% - 2.99%             $       52            $      --           $      --                  $--                $     52
3.0% - 3.99%                  6,202                  633                   1                   --                   6,836
4.0% - 4.99%                  3,372                  534                 550                   --                   4,456
5.0% - 5.99%                  5,924                2,458                 546                   --                   8,928
6.0% - 6.99%                  4,262                2,129               1,351                   --                   7,742
                            -------               ------              ------                  ---                 -------
  Total                     $19,812               $5,754              $2,448                  $--                 $28,014
                            =======               ======              ======                  ===                 =======


         As of September 30, 2001, the aggregate amount of outstanding time certificates of deposit at Heritage Bank in amounts greater than or equal to $100,000, was approximately $3.0 million. The following table presents the maturity of these time certificates of deposit at such dates.

                                                                                       September 30, 2001
                                                                                       ------------------
                                                                                         (In Thousands)

3 months or less...........................................................             $   951
Over 3 months through 6 months.............................................                1234
Over 6 months through 12 months............................................                  --
Over 12 months.............................................................                 769
                                                                                         ------
                                                                                         $2,954
                                                                                         ======

         BORROWINGS. Heritage Bank may obtain advances from the Federal Home Loan Bank of Dallas upon the security of the common stock it owns in that bank and certain of its residential mortgage loans and mortgage-backed and other investment securities, provided certain standards related to creditworthiness have been met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Federal Home Loan Bank advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending.

         The following table shows certain information regarding the short-term borrowings of Heritage Bank at or for the dates indicated:

                                                  At or for the Nine Months Ended         At or for the Year Ended
                                                           September 30,                        December 31,
                                                 ---------------------------------      ---------------------------

                                                    2001                 2000               2000           1999
                                                 ------------        -------------      -----------     -----------
                                                                         (Dollars In Thousands)

FHLB open line of credit:
  Average balance outstanding..................     $1,700             $3,181             $3,327          $   260
  Maximum amount outstanding at any
    month-end during the period................       1795               5258               5258             1000
  Balance outstanding at end of period.........     $1,540             $3,418             $1,826           $1,000
  Average interest rate during the period......      7.05%               6.71%              6.82%            6.10%
  Weighted average interest rate at end of
    period.....................................      7.00%               6.85%              7.03%            6.00%

         At September 30, 2001, Heritage Bank had $1.5 million of Federal Home Loan Bank advances secured by investment securities aggregating $1.5 million. Of these borrowings at September 30, 2001, $557,000 contractually mature in 2002 and $983,000 contractually mature in 2005. If these advances mature or are called in a rising interest rate environment, Heritage Bank may be required to replace these advances with higher rate advances.

SUBSIDIARIES

         At September 30, 2001, Heritage Bank had one subsidiary, TFS Financial Corporation. TFS Financial Corporation was established in 1995 for the purpose of constructing single-family residences for resale. At September 30, 2001, the TFS Financial Corporation had 13 lots for resale with a cost basis of $117,000.

Total Employees

         Heritage Bank had 14 full-time employees and one part-time employee at September 30, 2001. None of these employees are represented by a collective bargaining agent, and Heritage Bank believes that it enjoys good relations with its personnel.

HERITAGE BANK'S MARKET AREA

         Heritage Bank is headquartered in Terrell, Texas. Terrell, Texas is unique in that it is a city of 17,000 people and has a job-base of 9,000. Twice in the past ten years, in 1995 and in 1998, Terrell, Texas has received the State of Texas Community Economic Development Award for cities of its size. Terrell, Texas has a diversified economic base, with the largest source of employment coming from medical facilities, light and medium manufacturing, food and agricultural production. Terrell, Texas is located on U.S. 80 and I-20, providing four- lane interstate access to the Dallas/Fort Worth metroplex. Transportation available in Terrell, Texas includes ground (bus and motor freight), rail, and air. During the past several years, Terrell, Texas has prepared itself for industrial growth and has implemented plans to enhance and better prepare for further economic development. Terrell's preparation has included expansion to water and sewer plants, enterprise zones, new industrial parks, and a $4.2 million renovation to the central business district.

         Heritage Bank's primary retail market area encompasses all of Kaufman County, in which Terrell, Texas is situated. Heritage Bank's primary market area represents its source for deposit gathering and loan originating, however, Heritage Bank also originates loans to borrowers outside the market area. Kaufman County is located 32 miles east of Dallas, Texas.


         According to published data, Kaufman County's 2000 population was approximately 71,313 and consisted of approximately 24,367 households. Between 1990 and 2000, Kaufman County's population increased approximately 36.6 percent. Based on the most recent published data available, Kaufman County's 1999 per capita income estimate was $22,720, which was less than both Texas at $26,834 and the U.S. at $28,546. Kaufman County's 2000 median household income estimate was $40,249 compared to Texas at $39,842 and the U.S. at $42,148. The average 2000 unemployment rate in Kaufman County was 4.2% approximately equal to Texas but higher than 3.7% for the U.S.


COMPETITION


         Heritage Bank faces significant competition both in attracting deposits and in making loans. Our profitability and any expansion into other markets depends upon our continued ability to compete successfully. Its most direct competition for deposits has come historically from commercial banks, credit unions and other savings institutions located in its primary market area, including many large financial institutions which have greater financial and marketing resources available to them. In addition, Heritage Bank faces significant competition for investors' funds from short-term money market securities, mutual funds and other corporate and government securities.
Heritage Bank does not rely upon any individual group or entity for a material portion of its deposits. The ability of Heritage Bank to attract and retain deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.


         Heritage Bank's competition for real estate loans comes principally from mortgage banking companies, commercial banks, other savings institutions and credit unions. Heritage Bank competes for loan originations primarily through the interest rates and loan fees it charges, and the efficiency and quality of services it provides borrowers. Factors which affect competition include general and local economic conditions, current interest rate levels and volatility in the mortgage markets. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions and the anticipated slowing of refinancing activity.

PROPERTIES

         The following table sets forth certain information relating to Heritage Bank's offices at September 30, 2001.

                                                       Net Book Value of
                                                          Property and
                                       Owned or         Improvements at               Deposits at
Location                                Leased         September 30, 2001         September 30, 2001
----------------------           ----------------  ------------------------    ---------------------
                                                                  (In Thousands)

102 West High Street                   Owned           $    632                     $     33,924
Terrell, Texas  75160

LEGAL PROCEEDINGS

         Other than as discussed below, Heritage Bank is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition and results of operations of Heritage Bank.

                                               [The next page is 58]

                                   REGULATION

        The following discussion of certain laws and regulations which are applicable to Heritage Bancshares, Inc., and Heritage Bank, as well as descriptions of laws and regulations contained elsewhere herein, summarizes the aspects of such laws and regulations which are deemed to be material to Heritage Bancshares, Inc., and Heritage Bank. However, the summary does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

HERITAGE BANCSHARES, INC.

        HOLDING COMPANY ACQUISITIONS. When we complete the conversion, Heritage Bancshares, Inc., will become a savings and loan holding company within the meaning of the Home Owners' Loan Act and will be required to register with the Office of Thrift Supervision. Federal law generally prohibits a company, without prior Office of Thrift Supervision approval, from acquiring the ownership or control of any savings bank electing to be subject to its provisions. Under the Home Owners' Loan Act, Heritage Bancshares, Inc., will be subject to periodic examination by the Office of Thrift Supervision and will be required to file periodic reports of its operations and such additional information as the Office of Thrift Supervision may require. Because Heritage Bank is chartered under Texas law, Heritage Bancshares, Inc., will also be subject to registration with, and regulation by, the Commissioner under the Texas Savings Bank Act.

        On November 12, 1999, the Federal Gramm-Leach-Bliley Act (the "1999 Act") was enacted. It repealed Depression-era laws that generally separated the business of banking from other financial services including the business of insurance and securities. From time to time other bills may be introduced in the United States Congress which could result in additional or in less regulation of the business of Heritage Bancshares, Inc., and Heritage Bank. It cannot be predicted at this time whether any such legislation actually will be adopted or how such adoption would affect the business of Heritage Bancshares, Inc., or Heritage Bank.

        SAVINGS AND LOAN HOLDING COMPANY ACT ACTIVITIES AND OTHER LIMITATIONS. A savings and loan holding company is a legal entity separate and distinct from its subsidiary bank. Normally, the major source of a holding company's revenue is dividends a holding company receives from its subsidiary bank. The right of a savings and loan holding company to participate as a stockholder in any distribution of assets of its subsidiary bank upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of such subsidiary bank. The subsidiary bank is subject to claims by creditors for long-term and short-term debt obligations, including deposit liabilities.

        The Savings and Loan Holding Company Act also prohibits a savings and loan holding company, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a savings association and from engaging in any business other than those permissible for a financial holding company. Financial holding companies may engage in a broad range of financially related activities, including insurance and securities activities, including activities that are financial in nature or incidental to such financial activities. The 1999 Act lists certain activities that are considered financial in nature and permits the Federal Reserve Board to expand that list to include other activities that are complementary to the activities on the preapproved list. The preapproved activities include (1) securities underwriting, dealing and market making; (2) insurance underwriting; (3) merchant banking; and (4) insurance company portfolio investments.

        In addition to activities permitted for financial holding companies, Heritage Bancshares, Inc., as a savings and loan holding company, is also permitted to furnish or perform management services for Heritage Bank, conduct an insurance agency and escrow business, hold, manage or liquidate assets owned or acquired from Heritage Bank, hold or manage properties used or occupied by Heritage Bank, and act as a trustee under a deed of trust. In addition, a savings and loan holding company may engage in activities that the Federal Reserve Board permits for bank holding companies. These activities include operating a mortgage company, finance company, credit card company, factoring company, trust company or savings association; performing certain data processing operations; providing limited securities brokerage services; acting as an investment or financial advisor; acting as an insurance agent for certain types of credit-related insurance; leasing personal property on a full-payout, non-operating basis; providing tax planning and preparation services; operating a collection agency; and providing certain courier services. The Federal Reserve Board also has determined that certain other activities, including real estate brokerage and syndication, land development, property management and underwriting of life insurance not related to credit transactions, are not closely related to banking and a proper incident thereto. However, under the 1999 Act certain of these activities are permissible for a savings and loan holding company under its authority to engage in activities permitted for a financial holding company.

        RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES. Transactions between a savings bank and its "affiliates" are subject to quantitative and qualitative restrictions under Sections 23A and 23B of the Federal Reserve Act and FDIC regulations. Affiliates of a savings bank include, among other entities, the savings bank's holding company and companies that are controlled by or under common control with the savings bank.

        In general, the extent to which a savings bank or its subsidiaries may engage in certain "covered transactions" with affiliates is limited to an amount equal to 10% of the institution's capital and surplus, in the case of covered transactions with any one affiliate, and to an amount equal to 20% of such capital and surplus, in the case of covered transactions with all affiliates. In addition, a savings bank and its subsidiaries may engage in covered transactions and certain other transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the savings bank or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A "covered transaction" is defined to include a loan or extension of credit to an affiliate; a purchase of investment securities issued by an affiliate; a purchase of assets from an affiliate, with certain exceptions; the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; or the issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

        In addition, Sections 22(h) and (g) of the Federal Reserve Act place restrictions on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, an executive officer and to a greater than 10% stockholder of a bank, and certain affiliated interests of either, may not exceed, together with all other outstanding loans to such person and affiliated interests, the bank's loans to one borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons and also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a bank to all insiders cannot exceed the institution's unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers.

        FEDERAL SECURITIES LAWS. Heritage Bancshares, Inc., has filed with the SEC a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued pursuant to the conversion. Upon consummation of the conversion, Heritage Bancshares, Inc., intends to register its common stock with the SEC under Section 12(g) of the Securities Exchange Act of 1934. Heritage Bancshares, Inc., will then be subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions, and certain other requirements under the Exchange Act. Pursuant to FDIC regulations and the Plan of Conversion, Heritage Bancshares, Inc., has agreed to maintain such registration for a minimum of three years following the conversion.

        The registration under the Securities Act of the shares of common stock to be issued in the conversion does not cover the resale of such shares. Shares of common stock purchased by persons who are not affiliates of Heritage Bancshares, Inc., may be sold without registration. Shares purchased by an affiliate of Heritage Bancshares, Inc., will be subject to the resale restrictions of Rule 144 under the Securities Act. If Heritage Bancshares, Inc., meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of Heritage Bancshares, Inc., who complies with the other conditions of Rule 144 would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (a) 1% of the outstanding shares of Heritage Bancshares, Inc., or (b) the average weekly volume of trading in such shares during the preceding four calendar weeks.

HERITAGE BANK

        GENERAL. Heritage Bank is a Texas-chartered savings bank, the deposit accounts of which are insured by the Savings Association Insurance Fund of the FDIC. As a Savings Association Insurance Fund insured, Texas-chartered savings bank, the Savings Bank is subject to the examination, supervision, reporting and enforcement requirements of the Texas Savings and Loan Department, as the chartering authority for Texas savings banks, and the FDIC, as administrator of the Savings Association Insurance Fund, and to the statutes and regulations administered by the Texas Savings and Loan Department and the FDIC governing such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities and general investment authority. Heritage Bank is required to file reports with the Texas Savings and Loan Department and the FDIC concerning its activities and financial condition and will be required to obtain regulatory approvals prior to entering into certain transactions, including mergers with, or acquisitions of, other financial institutions.

        The Texas Savings and Loan Department and the FDIC have extensive enforcement authority over Texas-chartered savings banks, such as Heritage Bank. This enforcement authority includes, among other things, the ability to issue cease-and-desist or removal orders, to assess civil money penalties and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe and unsound practices.

        The Texas Savings and Loan Department has established a schedule for the assessment of "supervisory fees" upon all Texas savings banks to fund the operations of the Texas Savings and Loan Department. These supervisory fees are computed on the basis of each savings bank's total assets (including consolidated subsidiaries) and are payable at the end of each calendar quarter. A schedule of fees has also been established for certain filings made by Texas savings banks with the Texas Savings and Loan Department. The Texas Savings and Loan Department also assesses fees for examinations conducted by the Texas Savings and Loan Department's staff, based upon the number of hours spent by the staff performing the examination. During the year ended December 31, 2000, Heritage Bank paid approximately $8,000 in supervisory fees and expenses.

        SUPERVISORY ORDER. In May of 2000, in response to regulatory findings regarding losses on securities activities, deficient internal controls, accounting errors and recordkeeping, the lack of an internal audit, Heritage Bank entered into a supervisory order placing it under the voluntary supervisory control of the Commissioner of the Texas Savings and Loan Department and was subject to a formal order of investigation by the FDIC. John H. Mackey, the current President of Heritage Bank, was selected as the Department's representative under the terms of an "Agreed Upon Order Placing Heritage Savings Bank, ssb. Under Voluntary Supervisory Control." The Order required a number of things, among them: during the period of supervision pursuant to this order, Heritage Bank and its directors, officers and employees were required to act in accordance with the instructions and directions given by the Commissioner or by Mr. Mackey as supervisory representative of the Commissioner; as a supervisor, Mr. Mackey would manage the affairs of Heritage Bank and its subsidiary and take charge of books, records, property, assets, liabilities, and business of the bank; meetings of the Board of Directors were not permitted without the written approval of the supervisor; no action of the Board of Directors was deemed valid without written approval of the supervisor or the Commissioner; each Director agreed to resign his or her position upon the request of the Commissioner; and the Order was not to be lifted until, in the opinion of the Commissioner, the bank had acceptable management, established acceptable internal controls and segregation of duties, investment policies and practices, operational policies and had achieved profitability in operations.

        In February of 2001, citing the considerable progress the bank had made in correcting operational deficiencies, the supervisory order was terminated by the Commissioner of the Texas Savings and Loan Department. Termination of the Order was subject to adoption by the Board of Directors of a resolution agreeing to maintain acceptable management, a Tier 1 leverage capital ratio of at least 7%, at least 8 directors as required by the bylaws of Heritage Bank, with these directors to include members having a cross section of banking and business experience, supervision of lending and investment policies, accounting procedures and internal control adequate to safeguard the interests of the bank, sufficient oversight of management to ensure compliance with board policies, statutes and regulations, and quarterly reporting to the Texas Savings and Loan Department and the FDIC regarding the status of the bank's financial and operating condition. Management of Heritage Bank believes it is in compliance with these conditions. In May of 2001, the Commissioner removed the quarterly reporting requirement.

         INSURANCE OF ACCOUNTS. The deposits of Heritage Bank are insured to the maximum extent permitted by the Savings Association Insurance Fund, which is administered by the Federal Deposit Insurance Corporation. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings banks such as Heritage Bank.

        Savings Association Insurance Fund insured institutions are assigned to one of three capital groups which are based solely on the level of an institution's capital--"well capitalized," "adequately capitalized," and "undercapitalized." These capital levels are defined in the same manner as under the prompt corrective action system discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those banks which are considered to be healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates ranging prior to June 30, 1996, from .23% for well capitalized, healthy institutions to .31% for undercapitalized institutions with substantial supervisory concerns. The insurance premiums for Heritage Bank for 2000 and the first six months of 2001 were .17% (per annum) of insured deposits.

        Both the Savings Association Insurance Fund and the Bank Insurance Fund are required by law to maintain a reserve ratio of 1.25% of insured deposits. The Bank Insurance Fund achieved a fully funded status first, and effective January 1, 1996, the FDIC substantially reduced the average deposit insurance premium paid by Bank Insurance Fund insured banks. The deposit insurance premiums for Bank Insurance Fund member institutions were reduced to zero basis points for institutions in the lowest risk category, as compared to 23 basis points for Savings Association Insurance Fund members in the lowest risk category.

        On June 30, 1996, new legislation required all Savings Association Insurance Fund member institutions to pay a one-time special assessment to recapitalize the Savings Association Insurance Fund, with the aggregate amount to be sufficient to bring the reserve ratio to 1.25% of insured deposits. The legislation also provided for the elimination of the premium differential between Savings Association Insurance Fund insured and Bank Insurance Fund insured institutions.

        The FDIC may terminate the deposit insurance of any insured depository institution, including Heritage Bank, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which would result in termination of Heritage Bank's deposit insurance.

        CAPITAL REQUIREMENTS. The FDIC has promulgated regulations and adopted a statement of policy regarding the capital adequacy of state-chartered banks which, like Heritage Bank, are not members of the Federal Reserve System. The FDIC's capital regulations establish a minimum 3.0% Tier I leverage capital requirement for the most highly-rated state-chartered, non-member banks, with an additional cushion of at least 100 to 200 basis points for all other state-chartered, non-member banks, which effectively will increase the minimum Tier I leverage ratio for such other banks to 4.0% to 5.0% or more. Under the FDIC's regulation, highest-rated banks are those that the FDIC determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, which are considered a strong banking organization, rated composite 1 under the Uniform Financial Institutions Rating System. Leverage or core capital is defined as the sum of common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets other than certain qualifying supervisory goodwill, and certain purchased mortgage servicing rights and purchased credit and relationships.

        The FDIC also requires that savings banks meet a risk-based capital standard. The risk-based capital standard for savings banks requires the maintenance of total capital which is defined as Tier I capital and supplementary (Tier 2 capital) to risk weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item.

        The components of Tier I capital are equivalent to those discussed above under the 3% leverage standard. The components of supplementary (Tier 2) capital include certain perpetual preferred stock, certain mandatory convertible securities, certain subordinated debt and intermediate preferred stock and general allowances for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of capital counted toward supplementary capital cannot exceed 100% of core capital. At September 30, 2001, Heritage Bank met each of its capital requirements.

        A bank which has less than the minimum leverage capital requirement must, within 60 days of the date as of which it fails to comply with such requirement, submit to its FDIC regional director for review and approval a reasonable plan describing the means and timing by which the bank shall achieve its minimum leverage capital requirement. A bank which fails to file such plan with the FDIC is deemed to be operating in an unsafe and unsound manner and could subject the bank to a cease-and-desist order from the FDIC. The FDIC's regulation also provides that any insured depository institution with a ratio of Tier I capital to total assets that is less than 2.0% is deemed to be operating in an unsafe or unsound condition pursuant to Section 8(a) of the Federal Deposit Insurance Act and is subject to potential termination of deposit insurance. However, such an institution will not be subject to an enforcement proceeding thereunder solely on account of its capital ratios if it has entered into and is in compliance with a written agreement with the FDIC to increase its Tier I leverage capital ratio to such level as the FDIC deems appropriate and to take such other action as may be necessary for the institution to be operated in a safe and sound manner. The FDIC capital regulation also provides, among other things, for the issuance by the FDIC or its designee(s) of a capital directive, which is a final order issued to a bank that fails to maintain minimum capital to restore its capital to the minimum leverage capital requirement within a specified time period. Such directive is enforceable in the same manner as a final cease-and-desist order.

        At September 30, 2001, Heritage Bank exceeded all of its regulatory capital requirements, with Tier 1 and risk-based capital ratios of 9.8% and 15.9%, respectively. The following table sets forth Heritage Bank's compliance with the above-described capital requirements as of September 30, 2001.

                                                                        Tier 1          Risk-Based
                                                                      Capital(1)          Capital
                                                                   ---------------------------------
                                                                           (Dollars in Thousands)
Capital under generally accepted accounting principles:                  $3,919             $3,919
                                                                          =====              =====

Regulatory capital                                                        3,877              4,182
Minimum required regulatory capital(2)                                    1,587              2,110
                                                                          -----              -----
Excess regulatory capital                                                 2,290              2,072
                                                                          =====              =====

Regulatory capital as a percentage                                          9.8%              15.9%
Minimum capital required as a
   percentage(2)                                                            4.0%               8.0%

Regulatory capital as a percentage
 in excess of requirements                                                  5.8%               7.9%

----------------

(1) Does not reflect the 4.0% requirement to be met in order for an institution to be "adequately capitalized." See "- Prompt Corrective Action."

(2) Tier 1 capital is computed as a percentage of "total assets" as computed for purposes of this requirement of $39.7 million. Risk-based capital is computed as a percentage of adjusted risk-weighted assets of $26.4 million.

        Any savings bank that fails any of the capital requirements is subject to possible enforcement actions by the FDIC. Such actions could include a capital directive, a cease and desist order, civil money penalties, the establishment of restrictions on the institution's operations, termination of Federal deposit insurance and the appointment of a conservator or receiver.

        Under the Texas Savings Bank Act, a savings bank, such as Heritage Bank, must maintain minimum capital as prescribed by the Commissioner in an amount not less than the regulatory capital required for national banks. A national bank must maintain Tier 1 capital in an amount equal to at least 3.0% of adjusted total assets, and at least 8.0% of risk-based capital. The Texas Savings and Loan Department may establish higher minimums based upon a savings bank's history, management or earnings prospects.

        LIQUIDITY. A Texas savings bank must maintain investments in liquid assets equal to at least 10% of its average daily deposits for the most recently completed calendar quarter. Liquid assets for these purposes include cash, balances in a Federal reserve bank or Federal Home Loan Bank, and readily marketable investments, including unencumbered Federal government sponsored enterprises securities.

        DIVIDENDS. Under the Texas Savings Bank Act, dividends may be declared when out of current and retained income.

        PROMPT CORRECTIVE ACTION. Under the "Prompt Corrective Action" provisions of the Federal Deposit Insurance Act ("FDIA"), the federal banking agencies have established five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized"). The prompt corrective action provisions of FDIA, and the regulations promulgated thereunder, require certain mandatory actions and authorize other discretionary actions to be taken by the appropriate federal banking agency with respect to institutions in the three undercapitalized categories, with the nature and extent of such action dependent primarily on the category in which the institution is placed.

        The severity of the actions authorized or required to be taken by the FDIC increases as an institution's capital position deteriorates. Under the prompt corrective action provisions, the FDIC is required to monitor closely and to restrict asset growth, acquisitions, branching and new lines of business of an undercapitalized bank. The FDIA also prohibits dividends and other capital distributions if, following such distribution, a bank would be undercapitalized and requires an undercapitalized bank to submit to the FDIC a capital restoration plan.

        At September 30, 2001, Heritage Bank was deemed a well capitalized institution for purposes of the above regulations and as such is not subject to the above mentioned restrictions.

        SAFETY AND SOUNDNESS GUIDELINES. The FDIC and the other Federal banking agencies have established guidelines for safety and soundness, addressing operational and managerial standards, as well as compensation matters for insured financial institutions. Institutions failing to meet these standards are required to submit compliance plans to their appropriate Federal regulators. The FDIC and the other agencies have also established guidelines regarding asset quality and earnings standards for insured institutions. Heritage Bank believes that it is in compliance with these guidelines and standards.

        COMMUNITY REINVESTMENT ACT AND THE FAIR LENDING LAWS. Savings banks, such as Heritage Bank, have a responsibility under the Community Reinvestment Act of 1977 and related regulations of the FDIC to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act (together, the "Fair Lending Laws") prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. Failure to comply with the Fair Lending Laws could result in enforcement actions by the FDIC, as well as the Department of Justice.

        QUALIFIED THRIFT LENDER TEST. As a Texas-chartered savings bank, Heritage Bank is currently required, and after the conversion will continue to be required, to comply with the qualified thrift lender or QTL test pursuant to
Section 92.204 of the Texas Finance Code. Additionally, for us to register as a savings and loan holding company, Heritage Bank is required to meet the QTL test under Office of Thrift Supervision regulations. Heritage Bank can comply with the QTL test either by qualifying as a domestic building and loan association as defined in the Internal Revenue Code or by meeting the second prong of the QTL test set forth in the HOLA, as described below.

        Under the "domestic building and loan" test a savings association must meet a supervisory test, a business operations test, and an asset composition test. Heritage Bank will meet the business operations and supervisory tests. 60% of total assets, under the asset composition test, must consist of cash, United States obligations, share loans, and loans secured by residential real estate. Heritage Bank meets the definition of a "domestic building and loan association" under this test.

        Currently, the prong of the QTL test that is not based on the Internal Revenue Code requires that 65% of an institution's "portfolio assets" (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. Assets that qualify without limit for inclusion as part of the 65% requirement include:

        - loans made to purchase, refinance, construct, improve or repair domestic residential housing;

        -       home equity loans;

        -       most mortgage-backed securities;


        -       stock issued by the Federal Home Loan Bank of Dallas; and


        -       direct or indirect obligations of the FDIC.

        In addition, the following assets, among others, may be included in meeting the test subject to an overall limit of 20% of the savings institution's portfolio assets: 50% of residential mortgage loans originated and sold within 90 days of origination; 100% of consumer loans (limited to 10% of total portfolio assets); and stock issued by the FHLMC or the FNMA. Portfolio assets consist of total assets minus the sum of (1) goodwill and other intangible assets, (2) property used by the savings institution to conduct its business, and (3) liquid assets up to 20% of the institution's total assets. At September 30, 2001, the qualified thrift investments of Heritage Bank were approximately 97.68% of its portfolio assets.

        FEDERAL HOME LOAN BANK SYSTEM. Heritage Bank is a member of the Federal Home Loan Bank of Dallas, which is one of 12 regional Federal Home Loan Banks that administers the home financing credit function of savings institutions. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the Federal Home Loan Bank. At September 30, 2001, Heritage Bank had $1.5 million of Federal Home Loan Bank advances. See Note 7 to Consolidated Financial Statements.

        As a member, Heritage Bank is required to purchase and maintain stock in the Federal Home Loan Bank of Dallas in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans or similar obligations at the beginning of each year. At September 30, 2001, Heritage Bank had $465,000 in Federal Home Loan Bank stock, of which $314,000 was the minimum required for compliance with this requirement.

        The Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of Federal Home Loan Bank dividends paid in the past and could do so in the future. These contributions also could have an adverse effect on the value of Federal Home Loan Bank stock in the future. The dividend yield on Heritage Bank's Federal Home Loan Bank stock was 6.52% in 2000 and 5.75% in 1999.

        FEDERAL RESERVE SYSTEM. The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. No reserve are required to be maintained on the first $5.5 million of transaction accounts, reserves of 3% were required to be maintained for amounts up to$42.8 million of net transaction accounts, and a reserve of $1.3 million plus 10% against net transaction accounts above this amount. The above dollar amounts and percentages are subject to periodic adjustment by the Federal Reserve Board. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce an institution's earning assets and constrain its ability to lend.


                                    TAXATION

FEDERAL TAXATION

        GENERAL. Heritage Bancshares, Inc., and Heritage Bank are subject to the corporate tax provisions of the Internal Revenue Code, and Heritage Bank is subject to certain additional provisions which apply to thrifts and other types of financial institutions. The following discussion of Federal taxation is intended only to summarize certain pertinent Federal income tax matters relevant to the taxation of Heritage Bancshares, Inc., and Heritage Bank and is not a comprehensive discussion of the tax rules applicable to Heritage Bancshares, Inc., and Heritage Bank.

        FISCAL YEAR. For Federal income tax purposes, Heritage Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its Federal income tax returns.

        BAD DEBT RESERVES. Savings institutions such as Heritage Bank are permitted to establish a reserve for bad debts and to make annual additions to the reserve. As an institution with less than $500 million in assets, Heritage Bank has elected to use the experience method for computing additions to its bad debt reserve.

        Under the experience method, the deductible annual addition to Heritage Bank's bad debt reserves is the amount necessary to increase the balance of the reserve at the close of the taxable year to the greater of (a) the amount which bears the same ratio to loans outstanding at the close of the taxable year as the total net bad debts sustained during the current and five preceding taxable years bear to the sum of the loans outstanding at the close of those six years or (b) the lower of (i) the balance in the reserve account at the close of the last taxable year prior to the most recent adoption of the experience method (the "base year"), except that for taxable years beginning after 1987, the base year is the last taxable year beginning before 1988, or (ii) if the amount of loans outstanding at the close of the taxable year is less than the amount of loans outstanding at the close of the base year, the amount which bears the same ratio to loans outstanding at the close of the taxable year as the balance of the reserve at the close of the base year bears to the amount of loans outstanding at the close of the base year.

        Legislation adopted in August 1996 (i) repealed the provision of the Code which authorized the use of the percentage of taxable income method by qualifying savings institutions to determine deductions for bad debts, effective for taxable years beginning after 1995, and (ii) requires that a savings institution recapture for tax purposes (i.e. take into income) over a six-year period its applicable excess reserves, which for a savings institution such as Heritage Bank which is a "small bank," as defined in the Code, generally is the excess of the balance of its bad debt reserves as of the close of its last taxable year beginning before January 1, 1996 over the balance of such reserves as of the close of its last taxable year beginning before January 1, 1988, which recapture would be suspended for any tax year that begins after December 31, 1995 and before January 1, 1998 (thus a maximum of two years) in which a savings institution originates an amount of residential loans which is not less than the average of the principal amount of such loans made by a savings institution during its six most recent taxable years beginning before January 1, 1996. Heritage Bank does not believe that these provisions will have a material adverse effect on Heritage Bank's financial condition or operations.

        The above-referenced legislation also repealed certain provisions of the Code that only apply to thrift institutions to which Section 593 applies: (i) the denial of a portion of certain tax credits to a thrift institution; (ii) the special rules with respect to the foreclosure of property securing loans of a thrift institution; (iii) the reduction in the dividends received deduction of a thrift institution; and (iv) the ability of a thrift institution to use a net operating loss to offset its income from a residual interest in a real estate mortgage investment conduit. It is not anticipated that the repeal of these provisions will have a material adverse effect on Heritage Bank's financial condition or operations.

        At September 30, 2001, the Federal income tax reserves of Heritage Bank included $9,000 for which no Federal income tax has been provided. Because of these Federal income tax reserves and the liquidation account to be established for the benefit of certain depositors of Heritage Bank in connection with the conversion, the retained earnings of Heritage Bank are substantially restricted.

        DISTRIBUTIONS. If Heritage Bank distributes cash or property to its stockholders, and the distribution is treated as being from its accumulated pre-1988 tax bad debt reserves, the distribution will cause Heritage Bank to have additional taxable income. A distribution to stockholders is deemed to have been made from accumulated bad debt reserves to the extent that (a) the reserves exceed the amount that would have been accumulated on the basis of actual loss experience, and (b) the distribution is a "non-dividend distribution." A distribution in respect of stock is a non-dividend distribution to the extent that, for Federal income tax purposes, (i) it is in redemption of shares, (ii) it is pursuant to a liquidation of the institution, or (iii) in the case of a current distribution, together with all other such distributions during the taxable year, it exceeds Heritage Bank's current and post-1951 accumulated earnings and profits. The amount of additional taxable income created by a non-dividend distribution is an amount that when reduced by the tax attributable to it is equal to the amount of the distribution.

        NET OPERATING LOSS CARRYOVERS. A financial institution may carry back net operating losses to the preceding three taxable years and forward to the succeeding 15 taxable years. Effective for net operating losses arising in tax years beginning after October 1, 1997, the carryback period is reduced from three years to two years and the carryforward period is extended from 15 years to 20 years. At September 30, 2001, Heritage Bank had $400,000 in net operating loss carryforwards for Federal income tax purposes that will expire in 2019.

        CORPORATE DIVIDENDS-RECEIVED DEDUCTION. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf. However, a corporation may deduct 100% of dividends from a member of the same affiliated group of corporations.

STATE AND LOCAL TAXATION

        STATE OF TEXAS. Effective August 12, 1991, the Texas legislature enacted the 1991 Texas Revenue Bill which, among other things, imposes a franchise tax on Heritage Bancshares, Inc. Under the law, we will pay an annual franchise tax equal to the greater of $2.50 per $1,000 of taxable capital apportioned to Texas, or $4.50 per $100 of net taxable earned surplus with certain modifications.

        DELAWARE TAXATION. As a Delaware holding company not earning income in Delaware, Heritage Bancshares, Inc. is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.

        OTHER MATTERS. Federal legislation is introduced from time to time that would limit the ability of individuals to deduct interest paid on mortgage loans. Individuals are currently not permitted to deduct interest on consumer loans. Significant increases in tax rates or further restrictions on the deductibility of mortgage interest could adversely affect Heritage Bank.

        Heritage Bank's Federal income tax returns for the tax years ended 2000, 1999 and 1998 are open under the statute of limitations and are subject to review by the IRS. Heritage Bank has not been audited by the IRS during the last five years.

                                   MANAGEMENT

MANAGEMENT OF HERITAGE BANCSHARES, INC.

        Our Board of Directors is divided into three classes, each of which contains approximately one-third of the Board. Our directors will be elected by stockholders for staggered three-year terms, or until their successors are elected and qualified. No director is related to any other director or executive officer of Heritage Bancshares, Inc. or Heritage Bank by first cousin or closer ,other than Mr. Risinger, whose daughter-in-law is the daughter of Eugene Bond, the Senior Vice President and Chief Lending Officer of Heritage Bank. The following table sets forth certain information regarding our directors, all of whom are also directors of Heritage Bank.

                                                 Position with Heritage Bank and             Director of     Year
                                                 Principal Occupation During the            Heritage Bank    Term
            Name                 Age(1)                  Past Five Years                        Since       Expires
-------------------------      ---------   -----------------------------------------------  -------------  --------
J. Pat Baker                       64      Chairman of the Board. Retired former Chief              1973      2004
                                           Executive Officer, Terrell Federal Savings &
                                           Loan Association, Terrell, Texas.


John H. Mackey                     56      Director, President and Chief Executive Officer          2001      2004
                                           of Heritage Bank since February 2001.
                                           Supervisory Agent, Texas Savings and Loan
                                           Department, Austin, Texas, from May 2000 to
                                           February 2001. Management Consultant, Control
                                           Systems, Inc., Boston, Massachusetts, from
                                           October 1993 to May 2000. Twenty-five years
                                           experience in the banking industry, including
                                           serving as president and chief executive officer
                                           of several savings associations.

Christi Thompson                   47      Director, Executive Vice President, Chief                2001      2003
                                           Operating Officer and Chief Financial Officer of
                                           Heritage Bank since January 2001. Consultant,
                                           T-L Consulting, Dallas, Texas, from February
                                           2000 to January 2001. Director of Operations and
                                           Finance, Clearing House Association of the
                                           Southwest, Dallas, Texas, from May 2000 to
                                           October 2000. Executive Vice President and Chief
                                           Operations Officer, Texas Central Bank, N.A.,
                                           Dallas, Texas, from December 1985 to February
                                           2000.

Joy Milton Catlin                  64      Director. Retired former manager, Kaufman County         1992      2002
                                           Title & Abstract Co., Kaufman, Texas, from
                                           September 1960 to August 1999.

Margaret B. Clayton                84      Director. Consultant, Anderson-Clayton Bros.             1981      2002
                                           Funeral Home, Terrell, Texas.

Switzer L. Deason                  60      Director. President, Crux Financial Services             2001      2004
                                           Inc., Belton, Texas, since 1984. President,
                                           First National Bank Texas, Killeen, Texas, from
                                           January 1997 to May 2000. Chairman, First State
                                           Bank, Bryan, Texas, from August 1993 to December
                                           1996.

Mary Gayle Ramsey                  49      Director. Self employed attorney in private              1988      2004
                                           practice, Mary Gayle Ramsey, P.C., Terrell,
                                           Texas.

Milton Lee Risinger                66      Director. Self employed veterinarian, Risinger           1978      2003
                                           Veterinary Hospital, Terrell, Texas.


Joe Thomas Rogers                  75      Director, Secretary of Heritage Bank                     1984      2002
                                           since 1984. Retired former engineer, U.S.D.A.,
                                           Soil Conservation Service, Terrell, Texas.

Thomas J. Wageman                  67      Director. Consultant, advisor and managing               2001      2003
                                           general partner, TLT, Ltd., Savoy, Texas, since
                                           January 1996; President, Nomas Corp., Dallas,
                                           Texas, from January 1996 to April 1999, and
                                           director since January 1996; President, ST
                                           Lending, Dallas, Texas, from January 1996 to
                                           April 1999, and director since January 1996;
                                           Trustee, The LMUSA Creditors Trust, Dallas,
                                           Texas, since July 1996; Agent, The Nomas
                                           Collecting Agency, Dallas, Texas, since July
                                           1996.

-------------------

(1)     Age as of September 30, 2001.

        Directors of Heritage Bancshares, Inc. initially will not be compensated by us but will serve with and be compensated by Heritage Bank. It is not anticipated that separate compensation will be paid to our directors until such time as such persons devote significant time to the separate management of our affairs, which is not expected to occur until we become actively engaged in additional businesses other than holding the stock of Heritage Bank. We may determine that such compensation is appropriate in the future.

        Our executive officers are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. At present, our only executive officers are John H. Mackey, President and Chief Executive Officer, and Christi Thompson, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

MANAGEMENT OF HERITAGE BANK

        The directors of Heritage Bank are the same as our directors. John H. Mackey serves as President and Chief Executive Officer and as a director of both Heritage Bancshares, Inc. and Heritage Bank. Christi Thompson serves as Executive Vice President, Chief Operating Officer and Chief Financial Officer and as a director of both Heritage Bancshares, Inc. and Heritage Bank. Information concerning the names, ages, principal occupations during the past five years and term of office of the directors and of the President and the Executive Vice President of Heritage Bank is set forth under "- Management of Heritage Bancshares, Inc.." Heritage Bank's mutual bylaws require and, after the conversion, Heritage Bank's stock bylaws will also require the Board of Directors to be divided into three classes as nearly equal in number as possible. The members of each class will be elected for a term of three years or until their successors are elected and qualified, with one class of directors elected annually.

        Set forth below is information with respect to the principal occupations during the last five years for the senior executive officer of Heritage Bank who does not serve as a director of Heritage Bank.

                                                         Position with Heritage Bank and Principal Occupation
            Name                        Age(1)                        During the Past Five Years
-----------------------------        -----------   --------------------------------------------------------------
Eugene Bond                              69        Senior Vice President and Chief Lending Officer of Heritage
                                                   Bank since 1999.  Assistant manager of Terrell Federal Savings
                                                   & Loan Association, Terrell, Texas from December 1991 to
                                                   October 1999.

                                                (Footnote on the following page)

------------------------

(1)     Age as of September 30, 2001.

BOARD MEETINGS AND COMMITTEES

        Regular meetings of the Board of Directors of Heritage Bank are held on the third Wednesday of each month and special meetings of the Board of Directors of Heritage Bank are held from time-to-time as needed. There were 14 meetings of the Board of Directors of Heritage Bank held during the year ended December 31, 2000. No director attended fewer than 75% of the total number of meetings of the Board of Directors of Heritage Bank held during 2000, and the total number of meetings held by all committees of the Board on which the director served during such year.

        The Board of Directors has a separate Asset/Liability Committee, Compliance Committee, Audit Committee, Loan Committee and Loan Review Committee. All of the Board members serve on the Asset/Liability Committee and the Compliance Committee. The Audit Committee's current members are Messrs. Baker, Catlin and Rogers, and the members of the Loan Committee are Messrs. Risinger and Rogers and Ms. Clayton and Ramsey. The members of the Loan Review Committee are Messrs. Baker, Deason and Wageman. During 2000, the Asset/Liability Committee met four times, the Compliance Committee met four times, the Audit Committee met six times, and the Loan Committee met 32 times. The Loan Review Committee was added in 2001.

DIRECTORS' COMPENSATION

        Each director of Heritage Bank currently receives $400 for each Board meeting attended and $50 for each committee meeting attended (other than Mr. Mackey and Ms. Thompson who do not receive committee fees). These directors' fees are lower than the fees paid to directors of Heritage Bank in 2000. Each director of Heritage Bank received $700 for each Board meeting and $50 for each committee meeting attended prior to the suspension of directors' fees in June 2000 for all directors. Directors' fees were reinstated in February 2001 at the current amounts. Messrs. Deason and Wageman served as advisory directors and received advisory fees in 2000 of $5,600 and $6,300 (paid to the company of which Mr. Wageman is the managing general partner), respectively, prior to their becoming directors in April 2001.

EXECUTIVE COMPENSATION

        The following table shows the compensation paid by Heritage Bank during 2000 to its President and Chief Executive Officer. No executive officer of Heritage Bank received a salary and bonus of $100,000 or more during 2000.

                                                                          Annual Compensation
                                                             ---------------------------------------------
           Name and Principal
                Position                         Year          Salary             Bonus          Other(2)
      -----------------------------             ------       ----------         --------       -----------
      Robert E. Watson, President
        and Chief Executive Officer(1)           2000          $60,248             $ --           $ --

---------------------

(1) On February 21, 2001, John H. Mackey was elected by the Board of Directors as President and Chief Executive Officer. Mr. Watson resigned as President and Chief Executive Officer on October 31, 2000.

(2) Annual compensation does not include amounts attributable to other miscellaneous benefits received by Mr. Watson. The costs to Heritage Bank of providing such benefits during 2000 did not exceed 10% of the total salary and bonus paid to or accrued for the benefit of such individual executive officer.

EMPLOYMENT AGREEMENTS

        Heritage Bancshares, Inc. and Heritage Bank, as employers, intend to enter into employment agreements with our executives, Mr. Mackey and Ms. Thompson, when the conversion is completed. The employers have agreed to employ Mr. Mackey and Ms. Thompson as President and Chief Executive Officer, and Executive Vice President, Chief Operating Officer and Chief Financial Officer, respectively, of Heritage Bancshares, Inc. and Heritage Bank for a term of three years. The agreements provide that Mr. Mackey and Ms. Thompson will initially be paid a salary level of $90,000 and $75,000, respectively. The executive's compensation and expenses shall be paid by Heritage Bancshares, Inc. and Heritage Bank in the same proportion as the time and services actually expended by the executive on behalf of each employer. The employment agreements will be reviewed annually. The term of the employment agreements shall be extended each year for a successive additional one-year period upon the approval of the employers' Boards of Directors, unless either party elects, not less than 30 days prior to the annual anniversary date, not to extend the employment term.

        Each of the employment agreements shall be terminable with or without cause by the employers. The executives shall have no right to compensation or other benefits pursuant to the employment agreement for any period after voluntary termination or termination by the employers for cause, disability or retirement. The agreements provide for certain benefits in the event of an executive's death. In the event that

                (1) either executive terminates his or her employment because the employers either fail to comply with any material provision of the employment agreement or change the executive's title or duties, or

                (2) the employment agreement is terminated by the employers other than for cause, disability, retirement or death or by the executive as a result of certain adverse actions which are taken with respect to the executive's employment following a change in control of Heritage Bancshares, Inc. as defined, then the executive will be entitled to a cash severance amount equal to three times his or her average annual compensation for the last five calendar years (or such shorter period that he or she has worked with Heritage Bank), plus the continuation of certain miscellaneous fringe benefits, subject to reduction pursuant to Section 280G of the Internal Revenue Code as set forth below in the event of a change in control.

        A change in control is generally defined in the employment agreement to include any change in control of Heritage Bancshares, Inc. required to be reported under the federal securities laws, as well as (1) the acquisition by any person of 20% or more of Heritage Bancshares, Inc.'s outstanding voting securities and (2) a change in a majority of the directors of Heritage Bancshares, Inc. during any three-year period without the approval of at least two-thirds of the persons who were directors of Heritage Bancshares, Inc. at the beginning of such period.

        Each employment agreement provides that, in the event any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code, then such payments and benefits shall be reduced by the minimum necessary to result in the payments not exceeding three times the recipient's average annual compensation from the employers which was includable in the recipient's gross income during the most recent five taxable years. As a result, none of the severance payments will be subject to a 20% excise tax, and the employers will be able to deduct such payments as compensation expense for federal income tax purposes. If a change in control was to occur in 2002 after the conversion is completed, the severance payment would be approximately $270,000 for Mr. Mackey and $225,000 for Ms. Thompson.

        Although the above-described employment agreements could increase the cost of any acquisition of control, Heritage Bancshares, Inc. and Heritage Bank do not believe that the terms thereof would have a significant anti-takeover effect.

NEW STOCK BENEFIT PLANS

        EMPLOYEE STOCK OWNERSHIP PLAN. We have established our employee stock ownership plan for our employees to become effective upon the conversion. Our full-time employees who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 are eligible to participate in our employee stock ownership plan.

        As part of the conversion, in order to fund the purchase of up to 8% of the common stock sold in the offering, we anticipate that our employee stock ownership plan will borrow funds from us. It is anticipated that such loan will equal 100% of the aggregate purchase price of the common stock acquired by our employee stock ownership plan. The loan to our employee stock ownership plan will be repaid principally from our contributions to our employee stock ownership plan over a period of 10 years, and the collateral for the loan will be the common stock purchased by our employee stock ownership plan. The interest rate for our employee stock ownership plan loan is expected to be a fixed rate of 6.5%. We may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by Heritage Bancshares, Inc. or upon the sale of treasury shares by us. Such purchases, if made, would be funded through additional borrowings by our employee stock ownership plan or additional contributions from us. The timing, amount and manner of future contributions to our employee stock ownership plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

        Shares purchased by our employee stock ownership plan with the loan proceeds will be held in a suspense account and released to participants on a pro rata basis as debt service payments are made. Shares released from our employee stock ownership plan will be allocated to each eligible participant's employee stock ownership plan account based on the ratio of each such participant's base compensation to the total base compensation of all eligible employee stock ownership plan participants. Forfeitures will be reallocated among remaining participating employees and may reduce any amount we might otherwise have contributed to our employee stock ownership plan. Upon the completion of three years of service, the account balances of participants within our employee stock ownership plan will become 20% vested and will continue to vest at the rate of 20% for each additional year of service completed by the participant, such that a participant will become 100% vested upon the completion of seven years of service. Credit is given for years of service with Heritage Bank prior to adoption of our employee stock ownership plan. In the case of a "change in control," as defined, however, participants will become immediately fully vested in their account balances. Benefits may be payable upon retirement or separation from service. Our contributions to our employee stock ownership plan are not fixed, so benefits payable under our employee stock ownership plan cannot be estimated.

        Messrs. Baker and Mackey and Ms. Thompson will serve as trustees of our employee stock ownership plan. Under our employee stock ownership plan, the trustees must generally vote all allocated shares held in our employee stock ownership plan in accordance with the instructions of the participating employees, and unallocated shares will generally be voted in the same ratio on any matter as those allocated shares for which instructions are given, in each case subject to the requirements of applicable law and the fiduciary duties of the trustees.

        Generally accepted accounting principles require that any third party borrowing by our employee stock ownership plan be reflected as a liability on our statement of financial condition. Since our employee stock ownership plan is borrowing from us, the loan will not be treated as a liability but rather will be excluded from stockholders' equity. If our employee stock ownership plan purchases newly issued shares from us, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease as the newly issued shares are allocated to our employee stock ownership plan participants.

        Our employee stock ownership plan will be subject to the requirements of the Employee Retirement Income Security Act of 1974, and the regulations of the IRS and the Department of Labor thereunder.

        STOCK OPTION PLAN. Following consummation of the conversion, we intend to adopt a stock option plan, which will be designed to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in us as an incentive to contribute to our success and reward key employees for outstanding performance. The stock option plan will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code ("incentive stock options"), non-incentive or compensatory stock options and stock appreciation rights (collectively, "awards"). Awards may be granted to our directors and key employees. The stock option plan will be administered and interpreted by a committee of the Board of Directors. Unless sooner terminated, the stock option plan shall continue in effect for a period of 10 years from the date the stock option plan is adopted by the Board of Directors.

        Under the stock option plan, the committee will determine which directors, officers and key employees will be granted awards, whether options will be incentive or compensatory options, the number of shares subject to each award, the exercise price of each option, whether options may be exercised by delivering other shares of common stock and when such options become exercisable. The per share exercise price of an incentive stock option must at least equal the fair market value of a share of common stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to employees who are 5% stockholders).

        At a meeting of our stockholders after the conversion, which under applicable FDIC policies may be held no earlier than six months after the completion of the conversion, we intend to present the stock option plan to stockholders for approval and to reserve an amount equal to 10% of the shares of common stock sold in the conversion (43,700 shares or 50,255 shares based on the maximum and 15% above the maximum of the offering range, respectively), for issuance under the stock option plan. FDIC policies provide that, in the event such plan is implemented within one year after the conversion, no individual officer or employee of Heritage Bank may receive more than 25% of the options granted under the stock option plan and non-employee directors may not receive more than 5% individually, or 30% in the aggregate of the options granted under the stock option plan. FDIC policies also provide that the exercise price of any options granted under any such plan must be at least equal to the fair market value of the common stock as of the date of grant. Each stock option or portion thereof will be exercisable at any time on or after it vests and will be exercisable until 10 years after its date of grant or for periods of up to five years following the death, disability or other termination of the optionee's employment or service as a director. However, failure to exercise incentive stock options within three months after the date on which the optionee's employment terminates may result in the loss of incentive stock option treatment.

        At the time an award is granted pursuant to the stock option plan, the recipient will not be required to make any payment in consideration for such grant. With respect to incentive or compensatory stock options, the optionee will be required to pay the applicable exercise price at the time of exercise in order to receive the underlying shares of common stock. The shares reserved for issuance under the stock option plan may be authorized but previously unissued shares, treasury shares, or shares purchased by us on the open market or from private sources. In the event of a stock split, reverse stock split or stock dividend, the number of shares of common stock under the stock option plan, the number of shares to which any award relates and the exercise price per share under any option or stock appreciation right shall be adjusted to reflect such increase or decrease in the total number of shares of common stock outstanding. If we declare a special cash dividend or return of capital after we implement the stock option plan in an amount per share which exceeds 10% of the fair market value of a share of common stock as of the date of declaration, the per share exercise price of all previously granted options which remain unexercised as of the date of such declaration shall, subject to certain limitations, be proportionately adjusted to give effect to the special cash dividend or return of capital as of the date of payment of such special cash dividend or return of capital.

        Under current provisions of the Internal Revenue Code, the federal income tax treatment of incentive stock options and compensatory stock options is different. A holder of incentive stock options who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised, and a federal income tax deduction generally will not be available to us at any time as a result of such grant or exercise. With respect to compensatory stock options, the difference between the fair market value on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and we will be entitled to a deduction in the amount of income so recognized by the optionee. Upon the exercise of a stock appreciation right, the holder will realize income for federal income tax purposes equal to the amount received by him, whether in cash, shares of stock or both, and we will be entitled to a deduction for federal income tax purposes in the same amount.

        RECOGNITION PLAN. After the conversion, we intend to adopt a recognition plan for our officers and employees. The objective of the recognition plan will be to enable us to provide officers and employees with a proprietary interest in us as an incentive to contribute to our success. We intend to present the recognition plan to our stockholders for their approval at a meeting of stockholders which, pursuant to applicable FDIC policies, may be held no earlier than six months after the conversion.

        The recognition plan will be administered by a committee of our Board of Directors, which will have the responsibility to invest all funds contributed to the trust created for the recognition plan. We will contribute sufficient funds to the trust so that the trust can purchase, following the receipt of stockholder approval, a number of shares equal to an aggregate of 4% of the common stock sold in the conversion (17,480 shares or 20,102 shares based on the maximum and 15% above the maximum of the offering range, respectively). Shares of common stock granted pursuant to the recognition plan generally will be in the form of restricted stock vesting at a rate to be determined by our Board of Directors or a committee thereof. For accounting purposes, compensation expense in the amount of the fair market value of the common stock at the date of the grant to the recipient will be recognized pro rata over the period during which the shares are payable. A recipient will be entitled to all voting and other stockholder rights, except that the shares, while restricted, may not be sold, pledged or otherwise disposed of and are required to be held in the trust. Under the terms of the recognition plan, recipients of awards will be entitled to instruct the trustees of the recognition plan as to how the underlying shares should be voted, and the trustees will be entitled to vote all unallocated shares in their discretion. If a recipient's employment is terminated as a result of death or disability, all restrictions will expire and all allocated shares will become unrestricted. We can terminate the recognition plan at any time, and if we do so, any shares not allocated will revert to us. Recipients of grants under the recognition plan will not be required to make any payment at the time of grant or when the underlying shares of common stock become vested, other than payment of withholding taxes.

INDEBTEDNESS OF MANAGEMENT

        In the ordinary course of business, Heritage Bank makes loans available to its directors, officers and employees. Such loans are made in the ordinary course of business on the same terms, including interest rates and collateral, as comparable loans to other borrowers. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. At December 31, 2000, Heritage Bank had no loans outstanding to directors and executive officers of Heritage Bank, or members of their immediate families in excess of $60,000.

                                 THE CONVERSION


        THE BOARD OF DIRECTORS OF HERITAGE BANCSHARES, INC., AND HERITAGE BANK HAVE APPROVED THE PLAN OF CONVERSION. THE OFFICE OF THRIFT SUPERVISION HAS APPROVED HERITAGE BANCSHARES, INC. AS A SAVINGS AND LOAN HOLDING COMPANY, SUBJECT TO APPROVAL BY THE MEMBERS OF HERITAGE BANK ENTITLED TO VOTE ON THE MATTER AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. WE HAVE ALSO BEEN ADVISED THAT, SUBJECT TO THE APPROVAL OF THE MEMBERS OF HERITAGE BANK AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS, THE FEDERAL DEPOSIT INSURANCE CORPORATION PLANS TO ISSUE A LETTER OF NON-OBJECTION TO THE CONVERSION AND THE TEXAS SAVINGS AND LOAN DEPARTMENT ANTICIPATES ISSUING ITS APPROVAL OF THE PLAN OF CONVERSION. WE WILL NOT COMPLETE THE CONVERSION UNTIL ALL REGULATORY APPROVALS AND THE NON-OBJECTION OF THE FEDERAL DEPOSIT INSURANCE CORPORATION HAVE BEEN RECEIVED. SUCH APPROVALS, HOWEVER, DO NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION BY ANY SUCH AGENCY.


GENERAL


        On July 25, 2001, the Board of Directors of Heritage Bank unanimously adopted the Plan of Conversion, pursuant to which Heritage Bank will be converted from a Texas chartered mutual savings bank to a Texas chartered stock savings bank to be known as "Heritage Savings Bank, ssb," and we will offer and sell our common stock. All of the common stock of Heritage Bank following the conversion will be held by Heritage Bancshares, Inc., which is incorporated under Delaware law. The Plan must be approved by the members of Heritage Bank. A special meeting has been called for this purpose to be held on February ____________, 2002.


        In adopting the Plan, the Board of Directors of Heritage Bank determined that the conversion was advisable and in the best interests of its members and Heritage Bank. The Board further determined that the interests of certain depositors in the net worth of Heritage Bank would be equitably provided for and that the conversion would not have any adverse impact on the reserves and net worth of Heritage Bank.

        We have received approval from the Office of Thrift Supervision to become a savings and loan holding company and to acquire all of the common stock of Heritage Bank to be issued in connection with the conversion. We plan to retain 42% of the net proceeds from the sale of the common stock, and to use the remaining proceeds to purchase all of the then to be issued and outstanding capital stock of Heritage Bank. Based on the minimum and maximum of the offering range, we intend to use approximately $258,400 and $349,600, respectively, of the net proceeds retained by us to loan funds to our employee stock ownership plan to enable our employee stock ownership plan to purchase up to 8% of the common stock. The conversion will not be completed unless we sell the offering minimum of 323,000 shares of common stock.

        The Plan provides generally that we will offer shares of common stock for sale in the Subscription Offering to Heritage Bank's Eligible Account Holders, our employee stock ownership plan, Supplemental Eligible Account Holders, Other Members of Heritage Bank, and Directors, Officers and Employees of the bank. In addition, subject to the prior rights of holders of subscription rights, we may elect to offer the shares of common stock not subscribed for in the Subscription Offering, if any, for sale in a Community Offering commencing prior to or upon completion of the Subscription Offering. See "- Subscription Offering and Subscription Rights" and "- Community Offering." We have the right to accept or reject, in whole or in part, any orders to purchase shares of common stock received in the Community Offering.

        The aggregate price of the shares of common stock to be issued in the conversion will be within the offering range, which was determined based upon an independent appraisal of the estimated pro forma market value of the common stock. The offering range is currently $3,230,000 to $4,370,000. Subject to regulatory approval, Heritage Bancshares, Inc., may increase the amount of common stock offered by up to 15% to $5,025,500. All shares of common stock to be issued and sold in the conversion will be sold at the same price. The independent appraisal will be affirmed or, if necessary, updated before we complete the conversion. The appraisal has been performed by Ferguson & Company, a consulting firm experienced in the valuation and appraisal of savings institutions. See "- How We Determined the Price Per Share and the Offering Range" for more information as to how the estimated pro forma market value of the common stock was determined.

        The following discussion of the conversion summarizes the material aspects of the Plan of Conversion. The summary is qualified in its entirety by reference to the provisions of the Plan. A copy of the Plan is available for inspection at the offices of Heritage Bank and at the offices of the FDIC. The Plan is also filed as an exhibit to the Registration Statement of which this document is a part, copies of which may be obtained from the SEC. In addition, a copy of the Plan will be sent to interested individuals upon request. See "Additional Information."

PURPOSES OF CONVERSION

        As a mutual savings bank, Heritage Bank does not have stockholders and has no authority to issue capital stock. By converting to the capital stock form of organization, Heritage Bank will be structured in the form used by commercial banks, most business entities and a great many savings institutions. The conversion will result in an increase in the capital base of Heritage Bank and Heritage Bancshares, Inc., which will support the operations of Heritage Bank and Heritage Bancshares, Inc.

        The conversion will permit Heritage Bank's customers and possibly other members of the local community and of the general public to become equity owners and to share in our future. The conversion will also provide additional funds for lending and investment activities, facilitate future access to the capital markets, enhance our ability to diversify and expand into other markets, and enable Heritage Bank to compete more effectively with other financial institutions. The conversion will enhance our shift in lending focus from that of a traditional thrift lender to that of a commercial bank, and our focus on serving our depositor base with more bank-like products including checking accounts, negotiable order of withdrawal accounts, debit cards credit cards, ATM services and cashier's checks. Heritage Bank has no current plans to expand into other markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Heritage Bank - Shift in Philosophy."



        The holding company form of organization will provide additional flexibility to diversify our business activities through existing or newly formed subsidiaries, or through acquisition of or mergers with other financial institutions, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the conversion, subject to regulatory limitations and our financial position, to take advantage of any such opportunities that may arise.

        After the conversion, the unissued common and preferred stock authorized by our Certificate of Incorporation will permit us, subject to market conditions and applicable regulatory approvals, to raise additional equity capital through further sales of securities, and to issue securities in connection with possible acquisitions. At the present time, we have no plans with respect to additional offerings of securities, other than the possible issuance of additional shares to the recognition plan or upon exercise of stock options. After the conversion, we will also be able to use stock-related incentive programs to attract and retain executive and other personnel for ourselves and our subsidiaries. See "Management - New Stock Benefit Plans."

EFFECTS OF CONVERSION

        GENERAL. Before the conversion, each depositor in Heritage Bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of Heritage Bank, which interest may only be realized in the event of a liquidation of Heritage Bank. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his account receives nothing for his ownership interest in the net worth of Heritage Bank, which is lost to the extent that the balance in the account is reduced.

        Consequently, the depositors of Heritage Bank normally cannot realize the value of their ownership interest, which has realizable value only in the unlikely event that Heritage Bank is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Heritage Bank after other claims, including claims of depositors to the amount of their deposits, are paid.

        When Heritage Bank converts to stock form, permanent nonwithdrawable capital stock will be created to represent the ownership of the net worth of Heritage Bank, and Heritage Bank will become a wholly owned subsidiary of Heritage Bancshares, Inc. The common stock of Heritage Bank and Heritage Bancshares, Inc., is separate and apart from deposit accounts of Heritage Bank and cannot be and is not insured by the FDIC or any other governmental agency. Certificates will be issued to evidence ownership of the permanent stock of Heritage Bank and Heritage Bancshares, Inc. The stock certificates of Heritage Bancshares, Inc., will be transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in Heritage Bank.

        CONTINUITY. While the conversion is being accomplished, the normal business of Heritage Bank of accepting deposits and making loans will continue without interruption. Heritage Bank will continue to be subject to regulation by the FDIC and the Texas Savings and Loan Department. After the conversion, Heritage Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

        The directors and officers of Heritage Bank at the time of the conversion will continue to serve as directors and officers of Heritage Bank after the conversion. The directors and officers of Heritage Bancshares, Inc., consist of individuals currently serving as directors and officers of Heritage Bank, and they will retain their positions in Heritage Bank after the conversion.

        EFFECT ON DEPOSIT ACCOUNTS. Under the Plan, each depositor in Heritage Bank at the time of the conversion will automatically continue as a depositor after the conversion, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase the common stock and except with respect to voting and liquidation rights. Each such account will be insured


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by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates and other evidences of their accounts.

        EFFECT ON LOANS. No loan outstanding from Heritage Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the conversion.

        EFFECT ON VOTING RIGHTS OF MEMBERS. At present, all depositors of Heritage Bank are members of, and have voting rights in, Heritage Bank as to all matters requiring membership action. When we complete the conversion, depositors will cease to be members and will no longer be entitled to vote at meetings of Heritage Bank. After the conversion, all voting rights in Heritage Bank will be vested in Heritage Bancshares, Inc., as the sole stockholder of Heritage Bank. Exclusive voting rights with respect to Heritage Bancshares, Inc., will be vested in the holders of common stock. Depositors of Heritage Bank will not have voting rights in us after the conversion, except to the extent that they become stockholders of us.

        TAX EFFECTS. To complete the conversion, we must receive a ruling or opinion with regard to federal income taxation which indicates that the conversion will not be taxable for federal income tax purposes to us or Heritage Bank's Eligible Account Holders or Supplemental Eligible Account Holders, except as discussed below. We must also receive an opinion that the conversion will not have adverse tax consequences under Texas law. We have received favorable opinions regarding the federal and Texas tax consequences of the conversion. See "- Tax Aspects."

        EFFECT ON LIQUIDATION RIGHTS. If Heritage Bank were to liquidate, all claims of Heritage Bank's creditors (including those of depositors, to the extent of their deposit balances) would be paid first. Thereafter, if there were any assets remaining, members of Heritage Bank would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at Heritage Bank immediately prior to liquidation. In the unlikely event that Heritage Bank were to liquidate after the conversion, all claims of creditors (including those of depositors, to the extent of their deposit balances) would also be paid first, followed by distribution of the "liquidation account" to certain depositors (see "- Liquidation Rights of Certain Depositors"), with any assets remaining thereafter distributed to us as the holder of Heritage Bank's capital stock. Pursuant to the rules and regulations of the FDIC, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be required to be assumed by the surviving institution.

HOW WE DETERMINED THE PRICE PER SHARE AND THE OFFERING RANGE

        The Plan of Conversion requires that the purchase price of the common stock must be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. Heritage Bank has retained Ferguson & Company to make such valuation. For its services in making such appraisal and assistance in preparing a business plan, Ferguson & Company's fees and out-of-pocket expenses are estimated to be $23,500. Heritage Bank has agreed to indemnify Ferguson & Company and any employees of Ferguson & Company who act for or on behalf of Ferguson & Company in connection with the appraisal and the business plan against any and all loss, cost, damage, claim, liability or expense of any kind (including claims under federal and state securities laws) arising out of any misstatement or untrue statement of a material fact or an omission to state a material fact in the information supplied by Heritage Bank to Ferguson & Company, unless Ferguson & Company is determined to be negligent or otherwise at fault.

        An appraisal has been made by Ferguson & Company in reliance upon the information contained in this document, including the Financial Statements. Ferguson & Company also considered the following factors, among others:

        - the present and projected operating results and financial condition of Heritage Bancshares, Inc., and Heritage Bank and the economic and demographic conditions in Heritage Bank's existing marketing area;


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


        - certain historical, financial and other information relating to Heritage Bank;

        - a comparative evaluation of the operating and financial statistics of Heritage Bank with those of other similarly situated publicly traded savings institutions located in Texas and other regions of the United States;

        -       the aggregate size of the offering of the common stock;

        - the impact of the conversion on Heritage Bank's net worth and earnings potential;

        - the initial intention of Heritage Bancshares, Inc., and Heritage Bank to not pay dividends and, instead, invest profits in growth of the bank; and

        - the trading market for securities of comparable institutions and general conditions in the market for such securities.

        In determining the amount of the appraisal, Ferguson & Company reviewed Heritage Bank's price/earnings, price/book and price/assets ratios on a pro forma basis giving effect to the net conversion proceeds to the comparable ratios for a peer group consisting of ten thrift holding companies.

        A group of 10 publicly traded thrift institutions was chosen as a comparison group based upon comparable local economies, asset size, capital level, earnings performance, asset quality, among other factors deemed appropriate by Ferguson.


        On the basis of the foregoing, Ferguson & Company gave us an opinion, dated November 30, 2001, that the estimated pro forma market value of the common stock ranged from a minimum of $3,230,000 to a maximum of $4,370,000, with a midpoint of $3,800,000. After reviewing the methodology and the assumptions used by Ferguson & Company in the preparation of the appraisal, the Board of Directors established the estimated valuation range which is equal to the valuation range of $3,230,000 to $4,370,000 with a midpoint of $3,800,000. Assuming that the shares are sold at $10.00 per share in the conversion, the estimated number of shares would be between 323,000 and 437,000. The purchase price of $10.00 was determined by discussion among the Boards of Directors of Heritage Bancshares, Inc., and Heritage Bank and Keefe, Bruyette & Woods, Inc. taking into account, among other factors, the requirement under applicable regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock, and desired liquidity in the common stock subsequent to the conversion. Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible to determine the exact number of shares that will be issued by Heritage Bancshares, Inc., at this time. The offering range may be amended with the approval of the FDIC, if required, or if necessitated by subsequent developments in our financial condition or market conditions generally, or to fill the order of our employee stock ownership plan. In the event the offering range is updated to amend the value of Heritage Bank below $3,230,000 or above $4,370,000 (the maximum of the offering range, as adjusted by 15%), the new appraisal will be filed with the SEC by post-effective amendment.


        In the event we receive orders for common stock in excess of $4,370,000 (the maximum of the offering range) and up to $5,025,500 (the maximum of the offering range, as adjusted by 15%), we may be required by the FDIC to accept all such orders. No assurances, however, can be made that we will receive orders for common stock in excess of the maximum of the offering range or that, if such orders are received, that all such orders will be accepted because the final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from Ferguson & Company which reflects the increase in the valuation and the approval of such increase by the FDIC. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the conversion.

        FERGUSON & COMPANY'S VALUATION IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SUCH SHARES. FERGUSON & COMPANY DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY HERITAGE BANK, NOR DID FERGUSON & COMPANY

VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF HERITAGE BANK. THE VALUATION CONSIDERS HERITAGE BANK AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF HERITAGE BANK. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING COMMON STOCK IN THE CONVERSION WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES AT OR ABOVE THE INITIAL PURCHASE PRICE OF $10.00 PER SHARE.

        Before we complete the conversion, the maximum of the offering range may be increased up to 15% and the number of shares of common stock may be increased to up to 502,550 shares to reflect changes in market and financial conditions without the resolicitation of subscribers. See "- Limitations on Common Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the Subscription Offering.

        No sale of shares of common stock in the conversion may be consummated unless Ferguson & Company first confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the Purchase Price is materially incompatible with the estimate of the pro forma market value of a share of common stock upon completion of the conversion. If such is not the case, a new offering range may be set and a new Subscription and Community Offering may be held or such other action may be taken as we determine and the FDIC may permit or require.


        Depending upon market or financial conditions, the total number of shares of common stock may be increased or decreased without a resolicitation of subscribers, provided that the aggregate gross proceeds are not below the minimum or more than 15% above the maximum of the offering range. In the event market or financial conditions change so as to cause the aggregate Purchase Price of the shares to be below the minimum of the offering range or more than 15% above the maximum of such range, purchasers will be resolicited. In any resolicitation, purchasers will be permitted to continue, modify or rescind their orders. If no election is made by a purchaser prior to the expiration of the resolicitation offering, the purchaser's order will be rescinded and any funds paid will be promptly refunded with interest at Heritage Bank's statement rate of interest, and withdrawal authorizations will be canceled. Any change in the offering range must be approved by the FDIC. If the number of shares of common stock issued in the conversion is increased due to an increase of up to 15% in the offering range to reflect changes in market or financial conditions, all participants in the Subscription Offering will be given the opportunity to subscribe for the adjusted maximum number of shares in the order prescribed in the Plan of Conversion. See "- Limitations on Common Stock Purchases."


        An increase in the number of shares of common stock as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and our pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber's ownership interest and our pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "Pro Forma Data."

        The appraisal report of Ferguson & Company has been filed as an exhibit to our Registration Statement and Heritage Bank's Application for Conversion, of which this Prospectus is a part, and is available for inspection in the manner set forth under "Additional Information."

SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS

        In accordance with the Plan of Conversion, rights to subscribe for the purchase of common stock have been granted under the Plan of Conversion to the following persons in the following order of descending priority:

        (1)     Eligible Account Holders,

        (2)     Our employee stock ownership plan,


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


        (3)     Supplemental Eligible Account Holders,

        (4)     Other Members of Heritage Bank, and

        (5)     Directors, Officers and Employees.

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering and to the maximum and minimum purchase limitations set forth in the Plan of Conversion and as described below under "- Limitations on Common Stock Purchases."

        PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder will receive, without payment therefor, first priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of

        (a)     $60,000 of common stock,

        (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock or

        (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on the June 30, 2000, eligibility record date, subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

        If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

        To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of Heritage Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding June 30, 2000.


        PRIORITY 2: EMPLOYEE STOCK OWNERSHIP PLAN. In accordance with the Plan of Conversion, our tax-qualified employee stock benefit plans, including our employee stock ownership plan, will receive, without payment therefor, second priority, nontransferable subscription rights to purchase, in the aggregate, up to 10% of the common stock, including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the offering range. Our employee stock ownership plan intends to purchase 8% of the shares of common stock available in the offering. Subscriptions by our employee stock ownership plan will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the Subscription and Community Offerings, including subscriptions of any of Heritage Bank's directors, officers, employees or associates thereof. See " - Limitations on Common Stock Purchases."


        PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and our employee stock ownership plan, each


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


Supplemental Eligible Account Holder will receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for in the Subscription Offering up to the greater of

        (a)     $60,000 of common stock,

        (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock or

        (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the Supplemental Eligible Account Holder's qualifying deposit and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on the December 31, 2001, supplemental eligibility record date, subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

        If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled in the proportion that the amounts of their respective eligible deposits bear to the total amount of eligible deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled, provided that no fractional shares shall be issued.

        PRIORITY 4: OTHER MEMBERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, our employee stock ownership plan and Supplemental Eligible Account Holders, each Other Member will receive, without payment therefor, fourth priority, nontransferable subscription rights to subscribe for common stock in the Subscription Offering up to the greater of

        (a)     $60,000 of common stock or

        (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock,

in each case subject to the overall purchase limitations. See "- Limitations on Common Stock Purchases."

        In the event that Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, our employee stock ownership plan and Supplemental Eligible Account Holders, is in excess of the total number of shares of common stock offered in the conversion, available shares first will be allocated so as to permit each subscribing Other Member, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any remaining shares will be allocated among such subscribing Other Members on a pro rata basis in the same proportion as each Other Member's subscription bears to the total subscriptions of all subscribing Other Members, provided that no fractional shares shall be issued.

        PRIORITY 5: DIRECTORS, OFFICERS AND EMPLOYEES. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, our employee stock ownership plan, Supplemental Eligible Account Holders, and Other Members, Directors, Officers and Employees of Heritage Bank will receive, without payment, non-transferable subscription rights to purchase in this fifth priority category, in the aggregate, up to 35% of the shares of Conversion Stock offered in the Subscription Offering, subject to overall individual purchase limitations. See "Limitations on Common Stock Purchases."

        In the event Directors, Officers and Employees subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, our employee stock ownership plan, Supplemental Eligible Account


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


Holders, and Other Members is in excess of the total number of shares of common stock offered in the conversion, available shares will be allocated among the individual Directors, Officers and Employees of Heritage Bank on a point system basis, whereby a point will be assigned for each year of employment and for each salary increment of $5,000 per annum and five points for each office held in Heritage Bank, including a directorship. If any such Director, Officer or Employee does not subscribe for his or her full allocation of shares, any shares not subscribed for may be purchased by other Directors, Officers and Employees in proportion to their respective subscriptions, provided that no fractional shares shall be issued.


        EXPIRATION DATE FOR THE SUBSCRIPTION OFFERING. The Subscription Offering will expire at 12:00 noon, central time, on February __, 2002, unless extended for up to 45 days or for such additional periods by us as may be approved by the FDIC. The Subscription Offering may not be extended beyond February __, 2004. Subscription rights which have not been exercised prior to the expiration date (unless extended) will become void.


        We will not execute orders until at least the minimum number of shares of common stock (323,000 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the expiration date, unless such period is extended with the consent of the FDIC, all funds delivered to Heritage Bank pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the expiration date is granted, we will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

COMMUNITY OFFERING

        To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our employee stock ownership plan, Supplemental Eligible Account Holders, Other Members, and Directors, Officers and Employees of Heritage Bank, we may elect to offer such shares either prior to or upon completion of the Subscription Offering to certain members of the general public, with preference given to natural persons residing in Kaufman County, Texas. Such natural persons are referred to as "preferred subscribers." Such persons may purchase up to the greater of

        (a)     $60,000 of common stock, or

        (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock,

in each case subject to the maximum purchase limitations. See "- Limitations on Common Stock Purchases." THIS AMOUNT MAY BE INCREASED AT OUR SOLE DISCRETION TO UP TO 5% OF THE TOTAL OFFERING OF SHARES IN THE SUBSCRIPTION OFFERING. THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE COMMUNITY OFFERING CATEGORY IS SUBJECT TO OUR RIGHT, IN OUR SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE.

        If there are not sufficient shares available to fill the orders of preferred subscribers after completion of the Subscription and Community Offerings, such stock will be allocated first to each Preferred Subscriber whose order is accepted by us, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, unallocated shares will be allocated among the Preferred Subscribers whose accepted orders remain unsatisfied in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all Preferred Subscribers whose accepted orders remain unsatisfied, provided that no fractional shares shall be issued. Orders for common stock in the Community Offering will first be filled to a maximum of 2% of the total number of shares of common stock sold in the conversion and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled. If there are any shares remaining, shares will be allocated to other members of the general public who subscribe in the Community Offering applying the same allocation described above for Preferred Subscribers.


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


SYNDICATED COMMUNITY OFFERING

        The Plan of Conversion provides that, if necessary, all shares of common stock not purchased in the Subscription and Community Offerings, if any, may be offered for sale to the general public in a Syndicated Community Offering through selected dealers managed by Keefe, Bruyette & Woods, Inc. acting as our agent in the sale of the common stock. We have the right to reject orders, in whole or in part, in our sole discretion in the Syndicated Community Offering. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the Syndicated Community Offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in the Syndicated Community Offering. Common stock sold in the Syndicated Community Offering will be sold at a purchase price per share which is the same price as all other shares being offered in the conversion. No person will be permitted to subscribe in the Syndicated Community Offering for shares of common stock with an aggregate purchase price of more than $60,000.

        It is estimated that the selected dealers will receive a negotiated commission based on the amount of common stock sold by the selected dealer, payable by us. During the Syndicated Community Offering, selected dealers may only solicit indications of interest from their customers to place orders with us as of a certain order date for the purchase of shares of common stock. When and if we and Keefe, Bruyette & Woods, Inc. believe that enough indications and orders have been received in the offering to consummate the conversion, Keefe, Bruyette & Woods, Inc. will request, as of the Order Date, selected dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected dealers will send confirmations of the orders to such customers on the next business day after the order date. Selected dealers will debit the accounts of their customers on a debit date which will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the debit date. On the next business day following the debit date, select dealers will remit funds to the account that we will establish for each selected dealer. After payment has been received by us from selected dealers, funds will earn interest at Heritage Bank's statement savings rate until the conversion is completed. In the event the conversion is not completed, funds will be returned promptly with interest to the selected dealers, who, in turn, will promptly credit their customers' brokerage account.


        The Syndicated Community Offering may close at any time after the expiration date at our discretion, but in no case later than March __, 2002, unless further extended with the consent of the FDIC. The offering may not be extended beyond February __, 2004.


PERSONS WHO CANNOT EXERCISE SUBSCRIPTION RIGHTS

        We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, we are not required to offer stock in the Subscription Offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

        - the number of persons otherwise eligible to subscribe for shares under the Plan who reside in such jurisdiction is small;

        - the granting of subscription rights or the offer or sale of shares of common stock to such persons would require any of Heritage Bancshares, Inc., and Heritage Bank or our officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; and

        - such registration, qualification or filing in our judgment would be impracticable or unduly burdensome for reasons of costs or otherwise.

Where the number of persons eligible to subscribe for shares in one state is small, we will base our decision as to whether or not to offer the common stock in such state on a number of factors, including but not limited to the size of


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accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register Heritage Bancshares, Inc., its officers, directors or employees as brokers, dealers or salesmen.

LIMITATIONS ON COMMON STOCK PURCHASES

        The Plan includes the following limitations on the number of shares of common stock which may be purchased in the conversion:

                (1) No fewer than 25 shares of common stock may be purchased, to the extent such shares are available;

                (2) Each Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (a) $60,000, or 6,000 shares of common stock, (b) one-tenth of one percent (0.10 %) of the total offering of shares of common stock or (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders, in each case as of the close of business on the eligibility record date, with clauses (a) and (b) above subject to the overall limitation in clause (7) below;

                (3) Our employee stock ownership plan may purchase in the aggregate up to 8% of the shares of common stock, including any additional shares issued in the event of an increase in the offering range;

                (4) Each Supplemental Eligible Account Holder may subscribe for and purchase in the Subscription Offering up to the greater of (a) $60,000 or 6,000 shares of common stock, (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock or (c) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders, in each case as of the close of business on the supplemental eligibility record date, with clauses (a) and (b) above subject to the overall limitation in clause (7) below;

                (5) Each Other Member or any person purchasing shares of common stock in the Community Offering may subscribe for and purchase in the Subscription Offering or Community Offering, as the case may be, up to the greater of (a) $60,000, or 6,000 shares of common stock or (b) one-tenth of one percent (0.10%) of the total offering of shares of common stock, subject to the overall limitation in clause (7) below;

                (6) Directors, Officers and Employees of Heritage Bank and their associates may subscribe for and purchase, in the aggregate, up to 35% of the shares of Conversion Stock offered in the Subscription Offering, excluding purchase by our employee stock option plan subject to the overall limitation in clause (7) below;

                (7) Except for our employee stock ownership plan and certain Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, the maximum number of shares of common stock subscribed for or purchased in all categories of the conversion by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed $60,000 or 6,000 shares of common stock issued in the conversion, or 1.5% at the maximum of the offering range; and

        Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of Heritage Bank, the individual amount permitted to be subscribed for may be increased up to a maximum of 5% of the number of shares sold in the conversion at our sole discretion. If such


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


amount is increased, subscribers for the maximum amount will be, and certain other large subscribers in our sole discretion may be, given the opportunity to increase their subscriptions up to the then applicable limit.

        In the event of an increase in the total number of shares of common stock offered in the conversion due to an increase in the offering range of up to an adjusted maximum of 15%, the additional shares will be allocated in the following order of priority in accordance with the Plan:

                (1) in the event that there is an oversubscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders, inclusive of the adjusted maximum;

                (2) to fill our employee stock ownership plan's subscription of 8% of the adjusted maximum number of shares;

                (3) in the event that there is an oversubscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions of Supplemental Eligible Account Holders, inclusive of the adjusted maximum;

                (4) in the event that there is an oversubscription by Other Members, to fill unfulfilled subscriptions of Other Members, inclusive of the adjusted maximum; and

                (5) in the event that there is an oversubscription by Directors, Officers and Employees, to fill unfulfilled subscriptions of Directors, Officers and Employees, inclusive of the adjusted maximum; and

                (6) to fill unfulfilled subscriptions in the Community Offering to the extent possible, inclusive of the adjusted maximum.

The term "associate" of a person is defined to include the following:

                (a) any corporation or other organization (other than Heritage Bancshares, Inc., and Heritage Bank or a majority-owned subsidiary of Heritage Bank) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

                (b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, provided, however, that such term shall not include any tax-qualified employee stock benefit plan of Heritage Bancshares, Inc., and Heritage Bank in which such person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; and

                (c) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of us or any of our subsidiaries.

        The term "acting in concert" is defined to mean (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships, common addresses on Heritage Bank's records and the fact that such persons have filed joint Schedules 13D or 13G with the SEC with respect to other companies.

MARKETING ARRANGEMENTS

        We have engaged Keefe, Bruyette & Woods, Inc. as a financial advisor and marketing agent in connection with the offering of the common stock, and Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts to solicit subscriptions and purchase orders for shares of common stock in the conversion. Keefe, Bruyette & Woods, Inc. is a


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


member of the National Association of Securities Dealers, Inc., and an SEC-registered broker-dealer. Keefe, Bruyette & Woods, Inc. is headquartered in Dublin, Ohio, and its telephone number is (614) 766-8400. Keefe, Bruyette & Woods, Inc. will provide various services including, but not limited to, (1) training and educating Heritage Bank's directors, officers and employees regarding the mechanics and regulatory requirements of the stock sales process;
(2) providing its employees to staff the Stock Information Center to assist Heritage Bank's customers and internal stock purchasers and to keep records of orders for shares of common stock; and (3) targeting our sales efforts, including assisting in the preparation of marketing materials.

        Based upon negotiations with us concerning fee structure, Keefe, Bruyette & Woods, Inc. will receive a management fee of $25,000 and a success fee of $50,000 payable only upon successful completion of the Conversion. In the event that a selected dealers agreement is entered into in connection with a Syndicated Community Offering, Heritage Bank will pay Keefe, Bruyette & Woods, Inc. a fee not to exceed 5.5% of the aggregate purchase price of shares of common stock sold by a syndicate of registered broker-dealers formed to assist in the sale of common stock on a best efforts basis. From this fee, Keefe, Bruyette & Woods, Inc. will pass onto selected broker-dealers who assist in the syndicated community offering an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment. Fees to Keefe, Bruyette & Woods, Inc. and to any other broker-dealer may be deemed to be underwriting fees, and Keefe, Bruyette & Woods, Inc. and such broker-dealers may be deemed to be underwriters. Keefe, Bruyette & Woods, Inc. will also be reimbursed for its reasonable legal fees and out-of-pocket expenses in an amount not to exceed $35,000, subject to unforeseen circumstances. We have agreed to indemnify Keefe, Bruyette & Woods, Inc. and each person, if any, who controls Keefe, Bruyette & Woods, Inc. against all losses, claims, damages or liabilities, joint or several, and all legal and other expenses reasonably incurred by them in connection with certain claims that may arise as a result of the conversion, including liabilities under the Securities Act, except those that are due to Keefe, Bruyette & Woods, Inc.'s willful misconduct or gross negligence.

        Our directors and executive officers may participate in the solicitation of offers to purchase common stock by mailing written materials to members of Heritage Bank and other prospective investors, responding to inquiries of prospective investors, and performing ministerial or clerical work. In each jurisdiction in which the securities laws require that the offer and/or sale of the common stock be made through a broker-dealer registered in such jurisdiction, all written materials will be mailed under cover of a letter from Keefe, Bruyette & Woods, Inc. Other employees of Heritage Bank may participate in the offering in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 under the Exchange Act, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. We will not compensate our officers, directors or employees in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

PROCEDURE FOR PURCHASING SHARES IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS

        To ensure that each purchaser receives a Prospectus at least 48 hours before the expiration date (unless extended) in accordance with Rule 15c2-8 of the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a Prospectus.

        To purchase shares in the Subscription and Community Offerings, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at Heritage Bank (which may be given by completing the appropriate blanks in the order form), must be received by Heritage Bank by noon, central time, on the expiration date (unless extended). In addition, we will require a prospective purchaser to execute a certification in the form required by applicable FDIC regulations in connection with any sale of common stock. Order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. Copies of order forms, order


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


forms unaccompanied by an executed certification form, payments from other private third parties and wire transfers are also not required to be accepted. We have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that we will do so. Once received, an executed order form may not be modified, amended or rescinded without our consent, unless the conversion has not been completed within 45 days after the end of the Subscription Offering, unless such period has been extended.

        In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders, Other Members, and Directors, Officers and Employees are properly identified as to their stock purchase priority, depositors as of the close of business on the eligibility record date (June 30, 2000) or the supplemental eligibility record date (December 31, 2001) and depositors as of the close of business on the voting record date (December ____________ , 2001) must list all accounts on the stock order form giving all names in each account and the account numbers. FAILURE TO LIST ALL OF YOUR ACCOUNTS MAY RESULT IN FEWER SHARES BEING ALLOCATED TO YOU THAN IF ALL OF YOUR ACCOUNTS HAD BEEN DISCLOSED.

        Payment for subscriptions may be made (1) in cash if delivered in person at the main office of Heritage Bank, 102 West High Street, Terrell, Texas 75160,
(2) by check or money order payable to Heritage Bancshares, Inc., or (3) by authorization of withdrawal from deposit accounts maintained with Heritage Bank. All funds received will be transmitted to a segregated account at Heritage Bank by noon of the next business day following receipt. Interest will be paid on payments made by cash, check or money order at Heritage Bank's statement rate of interest from the date payment is received until the conversion is completed or terminated. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the conversion.

        If a subscriber authorizes Heritage Bank to withdraw the amount of the purchase price from his or her deposit account, Heritage Bank will do so as of the effective date of the conversion. Heritage Bank will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at the statement rate.


        Our employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes. Instead, our employee stock ownership plan may pay for the shares of common stock subscribed for by it at the Purchase Price upon consummation of the Subscription and Community Offerings. We intend to make a loan commitment to lend to our employee stock ownership plan, at the completion of the conversion, the aggregate purchase price of the shares for which our employee stock ownership plan subscribed.


        Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the Subscription and Community Offerings, provided that such IRAs are not maintained at Heritage Bank. Persons with IRAs maintained at Heritage Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of common stock in the Subscription and Community Offerings. In addition, applicable regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of common stock in the Subscription and Community Offerings make such purchases for the exclusive benefit of the IRAs. Any interested parties wishing to use IRA funds for stock purchases are advised to contact the Stock Information Center for additional information and allow sufficient time for the account to be transferred as required.

        Certificates representing shares of common stock purchased will be mailed to purchasers at the last address of such persons appearing on the records of Heritage Bank, or to such other address as may be specified in properly completed order forms, as soon as practicable following consummation of the conversion. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

        You may not transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of your subscription rights issued under the Plan or the shares of common stock to be issued upon their exercise. You may exercise your subscription rights only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the conversion.

        WE WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT WE BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY US TO INVOLVE THE TRANSFER OF SUCH RIGHTS.

LIQUIDATION RIGHTS OF CERTAIN DEPOSITORS

        In the unlikely event of a complete liquidation of Heritage Bank in its present mutual form, each depositor of Heritage Bank would receive his or her pro rata share of any assets of Heritage Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his or her deposit account was to the total value of all deposit accounts in Heritage Bank at the time of liquidation. After the conversion, under provisions of the National Depositor Preference statute, each domestic depositor, in the event of a complete liquidation of Heritage Bank, would have a claim as a creditor superior to that of general creditors of Heritage Bank. However, except as described below, his or her claim would be solely in the amount of the balance in his deposit account plus accrued interest. Depositors would not have an interest in the value or assets of Heritage Bank above that amount.

        The Plan provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to Heritage Bank's retained earnings as of the date of its latest statement of financial condition contained in the final Prospectus utilized in the conversion. As of September 30, 2001, the initial balance of the liquidation account would be approximately $3.9 million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he or she were to continue to maintain his deposit account at Heritage Bank, would be entitled, upon a complete liquidation of Heritage Bank after the conversion, to an interest in the liquidation account prior to any payment to Heritage Bancshares, Inc., as the sole stockholder of Heritage Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including statement accounts, NOW accounts, money market deposit accounts, and certificates of deposit, held in Heritage Bank at the close of business on June 30, 2000, or December 31, 2001, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his deposit accounts based on the proportion that the balance of each such deposit account on the June 30, 2000, eligibility record date (or the December 31, 2001, supplemental eligibility record date, as the case may be) bore to the balance of all deposit accounts in Heritage Bank on such dates. For deposit accounts in existence at both the June 30, 2000 eligibility record date and the December 31, 2001, supplemental eligibility record date, separate initial subaccount balances will be determined for such accounts on each of the respective dates. The liquidation account will be an off balance sheet memorandum account. The balance of the liquidation account will not be reflected on Heritage Bancshares, Inc.'s or Heritage Bank's published financial statements.

        If, however, on any December 31 annual closing date of Heritage Bank, commencing December 31, 2002, the amount in any deposit account is less than the amount in such deposit account on June 30, 2000 or December 31, 2001, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the claims of general creditors (including the claims of all depositors to the withdrawal value of their accounts) and the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Heritage Bancshares, Inc., as the sole stockholder of Heritage Bank.

TAX ASPECTS

        Completion of the conversion is expressly conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Texas tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to us or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued.

        Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., has issued an opinion to us that, for federal income tax purposes:

                (1) Heritage Bank's change in form from mutual to stock ownership will constitute a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code and we will not recognize any gain or loss as a result of the conversion;

                (2) no gain or loss will be recognized by us upon the purchase of Heritage Bank's capital stock by Heritage Bancshares, Inc.;

                (3) no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the issuance to them of deposit accounts in Heritage Bank in its stock form plus their interests in the liquidation account in exchange for their deposit accounts in the mutual Bank;

                (4) assuming the non-transferable subscription rights to purchase common stock have no value, the tax basis of the depositors' deposit accounts in Heritage Bank immediately after the conversion will be the same as the basis of their deposit accounts immediately prior to the conversion;

                (5) assuming the non-transferable subscription rights to purchase common stock have no value, the tax basis of each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the liquidation account will be zero; and

                (6) the tax basis to the stockholders of the common stock purchased in the conversion will be the amount paid therefor, and the holding period for the shares of common stock purchased by such persons will begin on the date of consummation of the conversion if purchased through the exercise of subscription rights and on the day after the date of purchase if purchased in the Community Offering.

        Payne Falkner Smith & Jones, P.C., Dallas, Texas, has also advised us that the tax effects of the conversion under Texas law are substantially the same as they are under federal law.

        In the opinion of Ferguson & Company, the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the Purchase Price for the unsubscribed shares of common stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value, and we could recognize gain on such distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that such subscription rights are deemed to have an ascertainable value.

        Unlike private rulings, an opinion is not binding on the IRS, and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

DELIVERY OF CERTIFICATES

        Certificates representing common stock issued in the conversion will be mailed by our transfer agent to the persons entitled thereto at the addresses of such persons appearing on the stock order form as soon as practicable following consummation of the conversion. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, such subscribers may not be able to sell the shares of common stock for which they have subscribed, even though trading of the common stock may have commenced.

REQUIRED APPROVALS


        The Office of Thrift Supervision has approved our holding company application, subject to approval by Heritage Bank's members and certain standard conditions. The Texas Savings and Loan Department must approve the plan of conversion and the Federal Deposit Insurance Corporation must issue a letter of non-objection to the conversion, each also subject to approval by Heritage Bank's members and the satisfaction of certain other conditions.


        We are required to make certain filings with state securities regulatory authorities in connection with the issuance of common stock in the conversion.

CERTAIN RESTRICTIONS ON PURCHASE OR TRANSFER OF SHARES AFTER THE CONVERSION

        All shares of common stock purchased in connection with the conversion by any of our directors or executive officers will be subject to a restriction that the shares not be sold for a period of one year following the conversion, except in the event of the death of such director or executive officer or pursuant to a merger or similar transaction approved by the FDIC. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and appropriate stop-transfer instructions will be issued to our transfer agent. Any shares of common stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to such restricted stock will be subject to the same restrictions. Our directors and executive officers will also be subject to the insider trading rules promulgated pursuant to the Exchange Act as long as the common stock is registered pursuant to Section 12(g) of the Exchange Act.

        Purchases of our common stock by our directors, executive officers and their associates during the three-year period following completion of the conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the FDIC. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to certain purchases of stock pursuant to an employee stock benefit plan, such as our employee stock ownership plan, or by any non-tax-qualified employee stock benefit plan, such as the recognition plan.

        Any repurchases of common stock by Heritage Bancshares, Inc., in the future will be subject to the receipt of any necessary approvals from the Texas Savings and Loan Department and/or the FDIC and will be subject to any applicable regulations and policies of those agencies.

            RESTRICTIONS ON ACQUISITION OF HERITAGE BANCSHARES, INC.
             AND HERITAGE BANK AND RELATED ANTI-TAKEOVER PROVISIONS


GENERAL

        As described below, our Certificate of Incorporation and Amended and Restated Bylaws and our and Heritage Bank's benefit plans, together with provisions of Delaware corporate law, may have anti-takeover effects. In addition, regulatory restrictions may make it difficult for persons or companies to acquire control of either Heritage Bancshares, Inc. or Heritage Bank. Below is a summary of certain material restrictions on acquisitions of Heritage Bancshares, Inc. and Heritage Bank.

RESTRICTIONS IN HERITAGE BANCSHARES, INC.'S CERTIFICATE OF INCORPORATION AND BYLAWS

        GENERAL. A number of provisions of Heritage Bancshares, Inc.'s Certificate of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of Heritage Bancshares, Inc.'s Certificate of Incorporation and Bylaws which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Heritage Bancshares, Inc. stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of Heritage Bancshares, Inc. more difficult. The following description of certain of the provisions of the Certificate of Incorporation and Bylaws of Heritage Bancshares, Inc. is necessarily general and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.

        LIMITATION ON VOTING RIGHTS. Article 12.B. of Heritage Bancshares, Inc.'s Certificate of Incorporation provides that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of

        (1) more than 10% of the issued and outstanding shares of any class of an equity security of Heritage Bancshares, Inc., or

        (2) any securities convertible into, or exercisable for, any of our equity securities if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such person is not the beneficial owner), such person would be the beneficial owner of more than 10% of any class of an equity security of Heritage Bancshares, Inc.

The terms "person" and "beneficial ownership" are broadly defined to prevent circumvention of this restriction.

        The foregoing restrictions do not apply to the following:

        (i) any offer with a view toward public resale made exclusively to us by underwriters or a selling group acting on our behalf,

        (ii) any tax-qualified employee benefit plan or arrangement established by us and any trustee of such a plan or arrangement, or

        (iii) any other offer or acquisition approved in advance by the affirmative vote of two-thirds of our entire Board of Directors.


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In the event that shares are acquired in violation of Article 12.B., all shares beneficially owned by any person in excess of 10% are considered "Excess Shares" and may not be counted as shares entitled to vote and may not be voted by any person or counted as voting shares in connection with any matters submitted to stockholders for a vote, and our Board of Directors may cause such Excess Shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds of sale.

        BOARD OF DIRECTORS. Article 7.A. of our Certificate of Incorporation contains provisions relating to the Board of Directors and provides, among other things, that the Board of Directors must be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. See "Management - Management of Heritage Bancshares, Inc." The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors. Cumulative voting in the election of directors is not permitted.

        Directors may be removed only for cause at a duly constituted meeting of stockholders called expressly for that purpose upon the vote of the holders of at least 80% of the total votes eligible to be cast by stockholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared of unsound mind by order of a court, convicted of a felony or of an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such director's duties to Heritage Bancshares, Inc. Any vacancy occurring in the Board of Directors for any reason (including an increase in the number of authorized directors) may be filled by the affirmative vote of a majority of the remaining directors, whether or not a quorum of the Board of Directors is present, or the sole remaining director of Heritage Bancshares, Inc., and a director appointed to fill a vacancy shall serve until the expiration of the term to which he was appointed.

        Heritage Bancshares, Inc.'s Bylaws govern nominations for election to the Board, and require all nominations for election to the Board of Directors other than those made by the Board to be made by a stockholder eligible to vote at an annual meeting of stockholders who has complied with the notice provisions. Written notice of a stockholder nomination must be delivered to, or mailed to and received at, our principal executive offices not later than 120 days prior to the anniversary date of the immediately preceding annual meeting, provided that, with respect to the first scheduled annual meeting following completion of the conversion, notice must be received no later than the close of business on Thursday, January 31, 2002. Each such notice must set forth the following:

        (i) the name, age, business address and residence address of the stockholder submitting the nomination and of the person nominated;

        (ii) the principal occupation or employment of the stockholder submitting the nomination and of the person nominated;

        (iii) the class and number of shares of Heritage Bancshares, Inc.'s stock beneficially owned by the person submitting the nomination, by any person who is "acting in concert" with or who is an "affiliate" or "associate" of such stockholders (as such terms are defined in our Certificate of Incorporation), by any person who is a member of any group with such stockholders with respect to our stock or who is known by such stockholder to be supporting such nominee(s) on the date the notice is given to us, by each person being nominated, and by each person who is in control of, is controlled by or is under common control with any of the foregoing persons (if any of the foregoing persons is a partnership, corporation, limited liability company, association or trust, information must be provided regarding the name and address of, and the class and number of shares of our stock which are beneficially owned by, each partner in such partnership, each director, executive officer and stockholder in such corporation, each member in such limited liability company or association, and each trustee and beneficiary of such trust, and in each case each person controlling such entity and each partner, director, executive officer, stockholders, member or trustee of any entity which is ultimately in control of such partnership, corporation, limited liability company, association or trust);


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        (iv)    a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

        (v) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

        (vi) such other information regarding the stockholder submitting the notice, each nominee proposed by such stockholder and any other person covered by clause (iii) of this paragraph as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

        (vii) the consent of each nominee to serve as a director of Heritage Bancshares, Inc. if so elected.

        Our Certificate of Incorporation provides that the personal liability of the directors and officers of Heritage Bancshares, Inc. for monetary damages is eliminated to the fullest extent permitted by Delaware law. Delaware Law currently provides that directors (but not officers) of corporations that have adopted such a provision will not be so liable, except:

        (1) for any breach of the director's duty of loyalty to the corporation or its shareholders,

        (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

        (3) for the payment of certain unlawful dividends and the making of certain stock purchases or redemptions, or

        (4) for any transaction from which the director derived an improper personal benefit. This provision would absolve directors of personal liability for negligence in the performance of their duties, including gross negligence. It would not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional "duty of loyalty" to Heritage Bancshares, Inc. and its stockholders, and it would not affect the availability of injunctive or other equitable relief as a remedy.

        Our Certificate of Incorporation provides that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or employee of Heritage Bancshares, Inc. or any predecessor of Heritage Bancshares, Inc., or is or was serving at the request of Heritage Bancshares, Inc. or any predecessor of Heritage Bancshares, Inc. as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification is furnished to the full extent permitted by law against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. The indemnification provisions also permit us to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding as authorized by the Board of Directors, provided that the indemnified person undertakes to repay us if it is ultimately determined that such person was not entitled to indemnification.

        The rights of indemnification provided in our Certificate of Incorporation are not exclusive of any other rights which may be available under our Bylaws, any insurance or other agreement, by vote of stockholders or directors (regardless of whether directors authorizing such indemnification are beneficiaries thereof) or otherwise. In addition, the Bylaws authorize us to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Heritage Bancshares, Inc., whether or not we would have the power to provide indemnification to such person.


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These provisions are designed to reduce, in appropriate cases, the risks incident to serving as a director, officer, employee or agent and to enable us to attract and retain the best personnel available.

        The provisions regarding director elections and other provisions in the Certificate of Incorporation and Bylaws are generally designed to protect the ability of the Board of Directors to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure Heritage Bancshares, Inc. by making it more difficult and time-consuming to change majority control of the Board, whether by proxy contest or otherwise. The effect of these provisions will be to generally require at least two (and possibly three) successive annual stockholders' meetings, instead of one, to effect a change in control of our Board of Directors even if holders of a majority of Heritage Bancshares, Inc.'s capital stock believed that a change in the composition of the Board of Directors was desirable. Because a majority of the directors at any given time will have prior experience as directors, these requirements will help to ensure continuity and stability of our management and policies and facilitate long-range planning for our business. The provisions relating to removal of directors and filling of vacancies are consistent with and supportive of a classified board of directors.

        The procedures regarding stockholder nominations will provide the Board of Directors with sufficient time and information to evaluate a stockholder nominee to the Board and other relevant information, such as existing stockholder support for the nominee. The proposed procedures, however, will provide incumbent directors advance notice of a dissident slate of nominees for directors and will make it easier for the Board to solicit proxies resisting such nominees. This may make it easier for the incumbent directors to retain their status as directors, even when certain stockholders view the stockholder nominations as in the best interests of Heritage Bancshares, Inc. or our stockholders.

        AUTHORIZED SHARES. Article 4 of the Certificate of Incorporation authorizes the issuance of 1,800,000 shares of common stock and 200,000 shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide Heritage Bancshares, Inc.'s Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of Heritage Bancshares, Inc. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. Our Board currently has no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to stock benefit plans.

        MEETINGS OF STOCKHOLDERS. Our Certificate of Incorporation provides that any action required or permitted by Delaware law or the Certificate of Incorporation to be approved by or consented to by our stockholders, must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent by stockholders in lieu of a meeting of stockholders. The Bylaws further provide that, with limited exceptions, special meetings of stockholders may be called only by a three-fourths vote of the Board of Directors.

        STOCKHOLDER PROPOSALS. Our Bylaws provide that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. In order to be properly brought before an annual meeting following completion of the conversion, business must be:

        (a) brought before the meeting by or at the direction of the Board of Directors, or

        (b) otherwise properly brought before the meeting by a stockholder who has given timely and complete notice in writing to us.

For stockholder proposals to be included in Heritage Bancshares, Inc.'s proxy materials, the stockholder must comply with all the timing and informational requirements of Rule 14a-8 of the Exchange Act. With respect to stockholder


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proposals to be considered at the annual meeting of stockholders but not included in our proxy materials, the stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the anniversary date of the mailing of proxy materials in connection with the immediately preceding annual meeting; provided, however, that with respect to the first scheduled annual meeting following completion of the conversion, such written notice must be received by us not later than the close of business on January 31, 2002. A stockholder's notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting certain information as specified in Section 2.14 of the Bylaws, including:

        (a) a brief description of the proposal desired to be brought before the annual meeting,

        (b) the name and address, as they appear on our books, of the stockholder proposing such business, and, to the extent known, any other stockholders known by such stockholder to be supporting such proposal,

        (c) the class and number of shares of Heritage Bancshares, Inc. which are beneficially owned by the stockholder; and, to the extent known, by any other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice,

        (d) the identification of any person retained to make stockholder solicitations or recommendations with respect to such proposal, and

        (e)     any material interest of the stockholder in such proposal.

The procedures regarding stockholder proposals are designed to provide the Board with sufficient time and information to evaluate a stockholder proposal and other relevant information, such as existing stockholder support for the proposal. The proposed procedures, however, will give incumbent directors advance notice of a stockholder proposal. This may make it easier for the incumbent directors to defeat a stockholder proposal, even when certain stockholders view such proposal as in the best interests of Heritage Bancshares, Inc. or its stockholders.

        EVALUATION OF OFFERS. Our Certificate of Incorporation provides that our Board of Directors, when evaluating any offer from another party to:

        (i) make a tender or exchange offer for any equity security of Heritage Bancshares, Inc.,

        (ii) merge or consolidate Heritage Bancshares, Inc. with another corporation or entity, or

        (iii) purchase or otherwise acquire all or substantially all of the properties and assets of Heritage Bancshares, Inc.,

may, consistent with the exercise of its fiduciary duties and in connection with the exercise of its judgment in determining what is in our best interest and our stockholders, give due consideration, to the extent permitted by law, not only to the price or other consideration being offered, but also to all other relevant factors, including:

        - the financial and managerial resources and future prospects of the other party,

        - the possible effects on our business, subsidiaries, employees, customers, suppliers and creditors,

        - the effects on the communities in which we and our subsidiaries' facilities are located.

        By having these standards in our Certificate of Incorporation, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in our best interest, even if the price offered is significantly greater than the then market price of our stock.


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        STOCKHOLDER APPROVAL OF MERGERS AND CERTAIN OTHER EXTRAORDINARY
TRANSACTIONS. Article 11 of our Certificate of Incorporation provides that any action taken by stockholders under Subchapter IX of the Delaware General Corporation Law (which relates to merger or consolidation transactions) and Subchapter X (which relates to sale of assets, dissolution and winding up transactions) must, with certain exceptions, generally be approved by the affirmative vote of at least 80% of the votes eligible to be cast by stockholders. The supermajority 80% vote requirement of Article 11 of the Certificate of Incorporation is not applicable to any transaction approved in advance by at least two-thirds of our entire Board of Directors. Where the Board of Directors so approves a transaction, only such stockholder approval as is specified under Delaware law is required. The Delaware General Corporation Law requires the approval of the Board of Directors and the holders of a majority of our outstanding stock entitled to vote for mergers of consolidations, and for sales, leases or exchanges of all or substantially all of our assets. The Delaware General Corporation Law permits us to merge with another corporation without obtaining the approval of our stockholders if:

        (i)     we are the surviving corporation of the merger;

        (ii) the merger agreement does not amend our Certificate of Incorporation;

        (iii) each share of our stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Heritage Bancshares, Inc. after the merger; and

        (iv) any authorized but unissued shares or treasury shares of common stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of the common stock outstanding immediately prior to the effective date of the merger.

        AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS. Article 13 of our Certificate of Incorporation generally provides that any amendment of the Certificate of Incorporation must be approved first by a majority of the Board of Directors and then by the holders of at least 80% of the shares entitled to vote in an election of directors. However, the approval of only a majority of the shares of Heritage Bancshares, Inc. entitled to vote in an election of directors is required for any amendment previously approved by at least two-thirds of the entire Board of Directors.

        Our Bylaws may be amended by a majority of the Board of Directors or by the affirmative vote of a majority of the total shares entitled to vote in an election of directors, except that the affirmative vote of at least 80% of the total shares entitled to vote in an election of directors is required to amend, adopt, alter, change or repeal any provision inconsistent with certain specified provisions of the Bylaws.

DELAWARE CORPORATION LAW

        In addition to the provisions contained in our Certificate of Incorporation, the Delaware General Corporation Law includes certain provisions applicable to Delaware corporations like Heritage Bancshares, Inc. which may have an anti-takeover effect. Such provisions include requirements relating to certain business combinations.

        The Delaware General Corporation Law imposes certain restrictions on business combinations between Heritage Bancshares, Inc. and large shareholders. Specifically, the Delaware General Corporation Law prohibits a "business combination" (as defined to include mergers, sales and leases of assets, issuances of securities and similar transactions) between Heritage Bancshares, Inc. or a subsidiary and an "interested shareholder" (generally the beneficial owner of 15% or more of our common stock) within three years after the person or entity becomes an interested shareholder, unless:

        (i) prior to the person or entity becoming an interested shareholder, the business combination or the transaction pursuant to which such person or entity became an interested shareholder was approved by our Board of Directors,


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        (ii)    upon consummation of the transaction in which the interested shareholder became such, the interested shareholder holds at least 85% of our common stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or

        (iii) the business combination is approved by our Board of Directors and by the holders of at least two-thirds of the outstanding Heritage Bancshares, Inc. common stock, excluding shares owned by the interested shareholders.

        One of the effects of these provisions may be to prevent highly leveraged takeovers, which depend upon obtaining access to the acquired corporation's assets to support or repay acquisition indebtedness and certain coercive acquisition tactics. By requiring approval of the holders of two-thirds of the shares held by disinterested shareholders for business combinations involving an interested shareholder, these provisions may prevent any interested shareholder from taking advantage of its position as a substantial, if not controlling, shareholder and engaging in transactions with Heritage Bancshares, Inc. that may not be fair to our other shareholders or that may otherwise not be in our best interests, our shareholders and other constituencies.

        For similar reasons, however, these provisions may make more difficult or discourage an acquisition of Heritage Bancshares, Inc., or the acquisition of control of Heritage Bancshares, Inc. by a principal shareholder, and thus the removal of incumbent management. In addition, to the extent that these provisions discourage takeovers that would result in the change of our management, such a change may be less likely to occur.

ANTI-TAKEOVER EFFECTS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS AND EMPLOYMENT AGREEMENT

        The foregoing provisions of our Certificate of Incorporation and Bylaws and Delaware law could have the effect of discouraging an acquisition of Heritage Bancshares, Inc. or stock purchases in furtherance of an acquisition, and could accordingly, under certain circumstances, discourage transactions which might otherwise have a favorable effect on the price of our common stock. In addition, such provisions may make Heritage Bancshares, Inc. less attractive to a potential acquiror and/or might result in stockholders receiving a lesser amount of consideration for their shares of common stock than otherwise could have been available.

        In addition, the proposed employment agreements with John H. Mackey and Christi Thompson provide for severance payments in certain circumstances in connection with a change in control of Heritage Bancshares, Inc. These provisions in the employment agreements may make it more costly for companies or persons to acquire control of Heritage Bancshares, Inc.

        The Board of Directors believes that the provisions described above are prudent and will reduce vulnerability to takeover attempts and certain other transactions that are not negotiated with and approved by our Board of Directors. The Board of Directors believes that these provisions are in the best interests of Heritage Bancshares, Inc. and its future stockholders. In the Board of Directors' judgment, the Board of Directors is in the best position to determine the true value of your company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of Heritage Bancshares, Inc. and its future stockholders to encourage potential acquirors to negotiate directly with the Board of Directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of Heritage Bancshares, Inc. and where the transaction is in the best interests of all stockholders.

        Despite the Board of Directors' belief as to the benefits to Heritage Bancshares, Inc.'s stockholders of the foregoing provisions, these provisions also may have the effect of discouraging a future takeover attempt in which stockholders might receive a substantial premium for their shares over then current market prices and may tend to perpetuate existing management. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. The Board of Directors, however, has concluded that the potential benefits of these provisions outweigh their possible disadvantages.


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        The Board of Directors of Heritage Bancshares, Inc. and Heritage Bank
are not aware of any effort that might be made to acquire control of Heritage Bank or Heritage Bancshares, Inc.

REGULATORY RESTRICTIONS

        CHANGE IN BANK CONTROL ACT. The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings and loan holding company unless the Office of Thrift Supervision has been given 60 days' prior written notice. The Savings and Loan Holding Company Act provides that no company may acquire "control" of a savings and loan holding company without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to Federal regulations, control of a savings and loan holding company is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. The Office of Thrift Supervision:

        (i) may prohibit an acquisition if the acquisition would result in a monopoly, or would be in furtherance of one, or substantially lessen competition, or be in restraint of trade, unless it finds that the anti-competitive effects are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served;

        (ii) in every case, must take into consideration the financial and managerial resources, including the competence, experience, and integrity of the officers, directors, and principal shareholders of the acquiring company, and the future prospects of Heritage Bancshares, Inc. and Heritage Bank, and the convenience and needs of the community to be served; and

        (iii) must disapprove any application if the acquiring company fails to assure the Office of Thrift Supervision that it will provide the information necessary for the Office of Thrift Supervision to enforce banking laws respecting the acquiror or, if the application involves a foreign bank, the foreign bank is not subject to comprehensive supervision or regulation on a consolidated basis by the appropriate authorities in the foreign bank's home country.

            DESCRIPTION OF CAPITAL STOCK OF HERITAGE BANCSHARES, INC.

GENERAL

        We are authorized to issue 2,000,000 shares of capital stock, of which 1,800,000 are shares of common stock, par value $.01 per share and 200,000 are shares of preferred stock, par value $.01 per share. We currently expect to issue up to a maximum of 437,000 shares of common stock and no shares of preferred stock in the conversion. Each share of our common stock issued in the conversion will have the same relative rights as, and will be identical in all respects with, each other share of common stock issued in the conversion. Upon payment of the purchase price for the common stock in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and nonassessable based on the laws and regulations in effect as of the date of consummation of the conversion.

        THE COMMON STOCK OF HERITAGE BANCSHARES WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC.

COMMON STOCK

        DISTRIBUTIONS. We can pay dividends if, as and when declared by our Board of Directors, subject to compliance with limitations which are imposed by law. The holders of our common stock will be entitled to receive and share equally in such dividends as may be declared by our Board of Directors out of funds legally available therefor. If we issue preferred stock, the holders may have a priority over the holders of the common stock with respect to dividends.


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        VOTING RIGHTS. Upon completion of the conversion, the holders of our common stock will possess exclusive voting rights. They will elect our Board of Directors and act on such other matters as are required to be presented to them under Delaware law or our Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Cumulative voting means that holders of stock of a corporation are entitled, in the election of directors, to cast a number of votes equal to the number of shares which they own multiplied by the number of directors to be elected. Because a stockholder entitled to cumulative voting may cast all of his votes for one nominee or disperse his votes among nominees as he chooses, cumulative voting is generally considered to increase the ability of minority stockholders to elect nominees to a corporation's board of directors. Under certain circumstances, shares in excess of 10.0% of the issued and outstanding shares of our common stock may be considered "Excess Shares" and, accordingly, not be entitled to vote. If we issue preferred stock, holders of the preferred stock may also possess voting rights.

        LIQUIDATION. In the event of any liquidation, dissolution or winding up of Heritage Bank, Heritage Bancshares, Inc., as holder of Heritage Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Heritage Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion - Liquidation Rights of Certain Depositors"), all assets of Heritage Bank available for distribution. In the event of our liquidation, dissolution or winding up, the holders of our common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of our assets available for distribution. If preferred stock is issued, holders of that stock may have a priority over the holders of the common stock in the event of liquidation or dissolution.

        PREEMPTIVE RIGHTS. Holders of our common stock will not be entitled to preemptive rights with respect to any shares which may be issued. The common stock is not subject to redemption. As a result, a shareholder's ownership percentage could be diluted if additional shares of common stock were sold or issued without the shareholder being able to purchase or otherwise obtain a proportionate additional number of shares to maintain his preexisting ownership percentage.

PREFERRED STOCK

        None of the shares of our authorized preferred stock will be issued in the conversion. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. We have no present plans to issue preferred stock.

                  DESCRIPTION OF CAPITAL STOCK OF HERITAGE BANK

GENERAL


        The Amended and Restated Charter of Heritage Bank authorizes the issuance of capital stock consisting of 1,000 shares of common stock, par value $.01 per share. Each share of common stock of Heritage Bank will have the same relative rights as, and will be identical in all respects with, each other share of common stock. After the conversion, the Board of Directors will be authorized to approve the issuance of common stock up to the amount authorized by the Amended and Restated Charter without the approval of Heritage Bancshares's stockholders. Upon conversion, all of the issued and outstanding common stock of Heritage Bank will be held by us as Heritage Bank's sole stockholder. The capital stock of Heritage Bank will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC. Presented below is a description of all aspects of Heritage Bank's capital stock which are deemed material to an investment decision with respect to the conversion.



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DIVIDENDS

        The holder of Heritage Bank's common stock will be entitled to receive and to share equally in such dividends as may be declared by Heritage Bank's Board of Directors out of funds legally available therefore. See "Dividend Policy" for certain restrictions on the payment of dividends.

VOTING RIGHTS

        Immediately after the conversion, we will possess exclusive voting rights in Heritage Bank. Each holder of shares of common stock will be entitled to one vote for each share held, and there shall be no right to cumulate votes.

LIQUIDATION

        In the event of any liquidation, dissolution, or winding up of Heritage Bank, the holders of common stock will be entitled to receive, after payment of all Heritage Bank's debts and liabilities (including all deposit accounts and accrued interest thereon), and distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders, all assets of Heritage Bank available for distribution in cash or in kind. If additional preferred stock is issued subsequent to the conversion, the holders thereof may also have priority over the holders of common stock in the event of liquidation or dissolution.

PREEMPTIVE RIGHTS, REDEMPTION

        Holders of Heritage Bank's common stock will not be entitled to preemptive rights for any shares of Heritage Bank which may be issued. The common stock will not be subject to redemption. Upon receipt by Heritage Bank of the full specified purchase price therefor, the common stock will be fully paid and nonassessable.

                                     EXPERTS

        The consolidated financial statements of Heritage Bank as of December 31, 2000 and 1999 and for the years ended December 31, 2000 and 1999 included in this Prospectus have been included herein in reliance upon the report of Payne Falkner Smith & Jones, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        Ferguson & Company has consented to the publication herein of the summary of its report to us setting forth its opinion as to the estimated pro forma market value of the common stock to be outstanding upon completion of the conversion and its opinion with respect to subscription rights.


                             LEGAL AND TAX OPINIONS

        The legality of the common stock and the federal income tax consequences of the conversion will be passed upon for us by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C., our special counsel. The Texas income tax consequences of the conversion will be passed upon for us by Payne Falkner Smith & Jones, P.C., Dallas, Texas. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Silver, Freedman & Taff, L.L.P., Washington, D. C.

                             ADDITIONAL INFORMATION

        We have filed with the SEC a Registration Statement under the Securities Act with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the Registration Statement. Such information, including the appraisal report which is an exhibit to the Registration Statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site that contains registration statements and other reports regarding registrants that file electronically with the SEC (such as Heritage Bancshares, Inc.). The address of the SEC's web site is http://www.sec.gov. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement summarize the provisions of such contracts or other documents which are deemed to be material. However, such summary is, of necessity, a brief description of the provisions and is not necessarily complete; each such statement is qualified by reference to such contract or document.

        Heritage Bank has filed an Application for Conversion with the Texas Savings and Loan Department with respect to the conversion. This Prospectus omits certain information contained in that application. The application may be examined at the principal office of the Texas Savings and Loan Department, 2601 North Lamar, Austin, Texas 78705.

        In connection with the conversion, we will register our common stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, Heritage Bancshares, Inc. and the holders of our stock will become subject to the proxy and tender offer rules, insider trading reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, and certain other requirements of the Exchange Act. Under the Plan, we have undertaken that we will not terminate such registration for a period of at least three years following the conversion.

        A copy of the Plan of Conversion and Certificate of Incorporation and the Amended and Restated Bylaws of Heritage Bancshares, Inc., and the Amended and Restated Articles of Incorporation and Bylaws of Heritage Savings Bank, ssb are available without charge from Heritage Bank. Requests for such information should be directed to: Mr. John H. Mackey, President, Heritage Savings Bank, ssb, 102 W. High Street, Terrell, Texas 75160, telephone number (972) 563-2657.

        Copies of the appraisal report of Ferguson & Company, including any amendments thereto, are available at Heritage Bank's principal office.

                    HERITAGE SAVINGS BANK, SSB AND SUBSIDIARY

             TABLE OF CONTENTS TO CONSOLIDATED FINANCIAL STATEMENTS


Independent Auditors' Report of Payne Falkner Smith & Jones, P.C. ...........F-2

Consolidated Balance Sheet as of September 30, 2001 (unaudited)
     and December 31, 2000 and December 31, 1999.............................F-3

Consolidated Statement of Operations for the Nine Months Ended September 30,
     2001 and 2000 (unaudited) and for the Years Ended December 31, 2000 and 1999................................................................F-4

Consolidated Statement of Changes in Equity for the Nine Months
     Ended September 30, 2001 (unaudited) and for the Years Ended
     December 31, 2000 and 1999..............................................F-5

Consolidated Statement of Cash Flows for the Nine Months Ended
     September 30, 2001 and 2000 (unaudited) and for the Years Ended
     December 31, 2000 and 1999..............................................F-6

Notes to Consolidated Financial Statements...................................F-7

     All financial statement schedules are omitted because the required information either is not applicable or is shown in the financial statements or in the notes thereto.

     Heritage Bancshares, Inc. was incorporated in September 2001. Heritage Bancshares, Inc. has engaged in only minimal activities to date; accordingly, its financial statements have been omitted because of their immateriality.

                 [PAYNE FALKNER SMITH & JONES, P.C. LETTERHEAD]



                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Heritage Savings Bank, SSB and Subsidiary

We have audited the accompanying consolidated balance sheet of Heritage Savings Bank, SSB and Subsidiary (Bank) as of December 31, 2000 and 1999 and the related consolidated statements of operations, changes in equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Heritage Savings Bank, SSB and Subsidiary as of December 31, 2000 and 1999, the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ PAYNE FALKNER SMITH & JONES, P.C.

Dallas, Texas
May 30, 2001

                    HERITAGE SAVINGS BANK, SSB AND SUBSIDIARY


                           Consolidated Balance Sheet

                            (In Thousands of Dollars)



                                                September 30,        December 31,
                                                    2001          2000          1999
                                                    ----          ----          ----
                                                (Unaudited)
                                                -----------
ASSETS

Cash and due from banks                          $   515       $   753        $   507
Federal fund sold                                  2,400         1,000             --
                                                 -------       -------        -------
     Total cash and cash equivalents               2,915         1,753            507

Interest bearing deposits in other banks           2,810         2,960          2,758
Securities available for sale                      2,093         8,883            452
Securities held to maturity                           --            --         12,688
Loans held for sale                                   --           449            530
Loans, net                                        31,035        24,785         24,079
Accrued interest receivable                          237           266            280
Bank premises and equipment, net                     632           398            285
Other assets                                         629           681            761
                                                 -------       -------        -------
           Total assets                          $40,351       $40,175        $42,340
                                                 =======       =======        =======

LIABILITIES AND EQUITY

Deposits                                         $34,772       $34,772        $37,853
Advances from Federal Home Loan Bank               1,540         1,826          1,000
Other liabilities                                    120           109            101
                                                 -------       -------        -------
     Total liabilities                            36,432        36,707         38,954

Commitments and contingencies                         --            --             --

Equity:
   Members equity                                  3,877         3,470          3,093
   Accumulated other comprehensive
     income (loss), net of tax                        42            (2)           293
                                                 -------       -------        -------
     Total equity                                  3,919         3,468          3,386
                                                 -------       -------        -------
           Total liabilities and equity          $40,351       $40,175        $42,340
                                                 =======       =======        =======



          See accompanying notes to consolidated financial statements.

                   HERITAGE SAVINGS BANK, SSB AND SUBSIDIARY

                      Consolidated Statement of Operations

                           (In Thousands of Dollars)



                                                                     For the Nine Months Ended        For the Years Ended
                                                                           September 30,                  December 31,
                                                                           -------------                  ------------
                                                                         2001          2000           2000          1999
                                                                         ----          ----           ----          ----
                                                                      (Unaudited)   (Unaudited)
Interest and dividend income:
     Loans                                                             $ 1,885       $ 1,473         $ 1,937       $ 1,860
     Investment securities                                                 277           630             848           820
     Other                                                                 144           130             188           175
                                                                       -------       -------         -------       -------
             Total interest income                                       2,306         2,233           2,973         2,855
                                                                       -------       -------         -------       -------
Interest expense:
     Deposits                                                            1,212         1,333           1,781         1,846
     Advances from Federal Home Loan Bank                                   90           160             217            16
                                                                       -------       -------         -------       -------
              Total interest expense                                     1,302         1,493           1,998         1,862
                                                                       -------       -------         -------       -------
Net interest income                                                      1,004           740             975           993
Provision for loan losses                                                   --            67              72           277
                                                                       -------       -------         -------       -------
Net interest income after provision for loan losses                      1,004           673             903           716
                                                                       -------       -------         -------       -------
Noninterest income:
     Fee income and service charges                                         32            12              18            14
     Net gain on sales of securities available for sale and
          redemption of interest bearing deposits in other banks            --           433             433            55
     Gain on sale of loan servicing rights                                  --            --             117            --
     Bonding claim settlement                                              400            --              --            --
     Other                                                                  46            35              40            73
                                                                       -------       -------         -------       -------
              Total noninterest income                                     478           480             608           142
                                                                       -------       -------         -------       -------
Noninterest expense:
     Loss on investments                                                    52            --              --         1,599
     Compensation and benefits                                             449           293             369           362
     Occupancy                                                             122           110             155           155
     Data processing                                                        91            46              59            60
     Other                                                                 361           507             551           387
                                                                       -------       -------         -------       -------
              Total noninterest expense                                  1,075           956           1,134         2,563
                                                                       -------       -------         -------       -------
Income (loss) before income tax benefit                                    407           197             377        (1,705)

Income tax benefit                                                          --            --              --           457
                                                                       -------       -------         -------       -------
Net income (loss)                                                      $   407       $   197         $   377       $(1,248)
                                                                       =======       =======         =======       =======


          See accompanying notes to consolidated financial statements.

                   HERITAGE SAVINGS BANK, SSB AND SUBSIDIARY

                  Consolidated Statement of Changes in Equity

                 For the Years Ended December 31, 2000 and 1999 and the Nine Month Period Ended September 30, 2001 (unaudited)

                            (In Thousands of Dollars)


                                                           Accumulated
                                                              Other
                                                          Comprehensive      Comprehensive
                                                             Income             Income           Members'
                                                             (Loss)             (Loss)           Equity            Total
                                                             ------             ------           ------            -----
Balance January 1, 1999                                       $ 408                              $ 4,341          $ 4,749

Comprehensive loss:
   Unrealized losses arising during
       the period (net of tax)                                 (115)            $  (115)              --             (115)
     Net loss                                                    --              (1,248)          (1,248)          (1,248)
                                                                                -------
            Total comprehensive loss                                            $(1,363)
                                                                                =======
                                                              -----                              -------          -------
Balance December 31, 1999                                       293                                3,093            3,386

Comprehensive income:
    Unrealized losses arising during
       the period (net of tax)                                  (97)            $   (97)              --              (97)
    Reclassification adjustment (net of tax)                   (198)               (198)              --             (198)
    Net income                                                   --                 377              377              377
                                                                                -------
            Total comprehensive income                                          $    82
                                                                                =======
                                                              -----                              -------          -------
Balance December 31, 2000                                        (2)                               3,470            3,468

Comprehensive income:
    Unrealized gains arising during
        the period, net of tax (unaudited)                       44             $    44               --               44
    Net income (unaudited)                                       --                 407              407              407
                                                                                -------
            Total comprehensive income (unaudited)                              $   451
                                                                                =======
                                                              -----                              -------          -------
Balance September 30, 2001 (unaudited)                        $  42                              $ 3,877          $ 3,919
                                                              =====                              =======          =======


          See accompanying notes to consolidated financial statements.

                   HERITAGE SAVINGS BANK, SSB AND SUBSIDIARY

                      Consolidated Statement of Cash Flows

                           (In Thousands of Dollars)



                                                                              For the Nine Months Ended     For the Years Ended
                                                                                     September 30,              December 31,
                                                                                     -------------              ------------
                                                                                   2001        2000          2000          1999
                                                                                   ----        ----          ----          ----
                                                                               (Unaudited)  (Unaudited)
Cash flows from operating activities:
  Net income (loss)                                                              $   407      $   197      $   377      $(1,248)
      Adjustments to reconcile net income (loss) to
         net cash provided (used) by operating activities:
            Depreciation                                                              39           36           50           43
            Provision for loan losses                                                 --           67           72          277
            Net loss (gain) on sales of securities available for sale and
                redemption of interest bearing deposits in other banks                52         (433)        (433)         (55)
            Net loss on investments                                                   --           --           --        1,599
            Gain on sale of loan servicing rights                                     --           --         (117)          --
            Decrease (increase) in loans held for sale                               449          530           81         (410)

            Decrease (increase) in accrued interest and other assets                  58           48          396         (397)

            Increase in accrued interest and other liabilities                        11            4            9            1
                                                                                 -------      -------      -------      -------
               Net cash provided (used) by operating activities                    1,016          449          435         (190)
                                                                                 -------      -------      -------      -------
Cash flows from investing activities:
  Net decrease (increase) in interest bearing deposits in other banks                150          664         (301)        (389)
  Net sales, calls and paydowns of securities available for sale                   6,805        3,253        4,308           --
  Net maturities, calls and paydowns of securities held to maturity                   --           --           --        4,971
  Net purchases of securities held to maturity                                        --           --           --       (2,179)
  Net loans originated                                                             6,250       (3,676)        (778)      (1,846)
  Net additions of property and equipment                                           (273)          --         (163)         (20)
                                                                                 -------      -------      -------      -------
               Net cash provided by investing activities                             432          241        3,066          537
                                                                                 -------      -------      -------      -------
Cash flows from financing activities:
  Net (decrease) increase  in demand, money market and
      savings accounts                                                              (729)         631           46        1,262
  Net increase (decrease) in certificates of deposits                                729       (2,807)      (3,127)      (5,493)
  Net (decrease) increase in Advances from Federal Home Loan Bank                   (286)       2,418          826        1,000
                                                                                 -------      -------      -------      -------
               Net cash (used) provided by financing activities                     (286)         242       (2,255)      (3,231)
                                                                                 -------      -------      -------      -------
Net increase (decrease) in cash and cash equivalents                               1,162          932        1,246       (2,884)
Cash and cash equivalents at beginning of period                                   1,753          507          507        3,391
                                                                                 -------      -------      -------      -------
Cash and cash equivalents at end of period                                       $ 2,915      $ 1,439      $ 1,753      $   507
                                                                                 =======      =======      =======      =======



          See accompanying notes to consolidated financial statements.

                    HERITAGE SAVINGS BANK, SSB AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999
           Information as of September 30, 2001 and 2000 is Unaudited


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Heritage Savings Bank, SSB and Subsidiary (together referred to as the Bank) conform to generally accepted accounting principles and to practices generally followed within the Banking industry. The following is a description of the more significant of these policies.

BASIS OF PRESENTATION

In October 1999 a Plan of Charter Conversion (Plan) was consummated by the Bank (formerly known as Terrell Federal Savings & Loan Association). In accordance with the Plan, the Savings & Loan converted from a federal chartered mutual savings and loan association to a state chartered mutual savings bank by establishment of Heritage Savings Bank, SSB. Upon consummation of the Plan, the Bank became subject to the regulation and supervision of the Texas Savings and Loan Department and Federal Deposit Insurance Corporation (FDIC).

The Bank's primary source of revenue is interest on loans and mortgage-backed and related securities. The Bank is subject to competition from other financial institutions. The Bank is also subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

The accompanying consolidated financial statements include the accounts of Heritage Savings Bank, SSB and its wholly owned subsidiary TFS Investment Corporation (together referred to as Bank). All significant intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues for the period. Actual results could differ significantly from those estimates.

                    HERITAGE SAVINGS BANK, SSB AND SUBSIDIARY


CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash on hand, federal fund sold and funds due from banks. For purposes of the statement of cash flows, the Bank considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

INVESTMENT SECURITIES

TRADING SECURITIES

Securities that are held for short-term resale are classified as trading account securities and recorded at their fair values. Realized and unrealized gains and losses on trading account securities are included in other income.

SECURITIES HELD TO MATURITY

Government, Federal agency, and corporate debt securities that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income using the interest method over the period to maturity. Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

SECURITIES AVAILABLE FOR SALE

Available for sale securities consist of investment securities not classified as trading securities nor as held to maturity securities. Unrealized holding gains and losses, net of tax, on available for sale securities are included in other comprehensive income. Realized gains (losses) on available for sale securities are included in other income (expense) and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income. Gains and losses on the sale of available for sale securities are determined using the specific-identification method. The amortization of premiums and the accretion of discounts are recognized in interest income using the interest method over the period to maturity.

Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

                    HERITAGE SAVINGS BANK, SSB AND SUBSIDIARY



LOANS HELD FOR SALE

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by changes to income.


LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal balance adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Impaired loans are accounted for at the net present value of expected future cash flows, discounted at the loan's effective interest rate, the observable market price of the loan or at the fair value of the collateral if the loan is collateral dependent.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

FEES AND COSTS ASSOCIATED WITH ORIGINATING LOANS

Loan origination fees, net of certain direct origination costs, are recognized as an adjustment of the related loan yield using the interest method.

LOAN SERVICING

During the year ended December 31, 2000, the Bank sold its mortgage loan servicing rights and accordingly recognized a gain upon sale of approximately $117,000. This amount is included in noninterest income in the Consolidated Statement of Operations.


BANK PREMISES AND EQUIPMENT

Bank premises, equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization using the straight-line method.


                   Building                                          30 years
                   Furniture, fixtures and equipment               3-10 years

                    HERITAGE SAVINGS BANK, SSB AND SUBSIDIARY



OTHER REAL ESTATE OWNED

Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the lower of the Bank's cost of acquisition or the asset's fair market value which becomes the property's new basis. Costs relating to development and improvement of property are capitalized, whereas costs relating to holding property are expensed. The portion of interest costs relating to development of real estate is capitalized subject to management's evaluation of its recoverability.

Valuations are periodically performed by management, and an allowance for losses is established, if necessary, by means of a charge to operations if the carrying value of the property exceeds the lower of its fair value less estimated costs to sell or cost.

INCOME TAXES

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

FINANCIAL INSTRUMENTS

The Bank has not acquired or issued any derivative financial instruments.

In the ordinary course of business the Bank has entered into certain off balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.


FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

CASH AND SHORT TERM INSTRUMENTS

The carrying amounts of cash and short term instruments approximate their fair value.

AVAILABLE FOR SALE AND HELD TO MATURITY SECURITIES

Fair values for securities excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate their fair value.

                    HERITAGE SAVINGS BANK, SSB AND SUBSIDIARY


LOANS

For variable-rate loans that reprice frequently and have no significant changes in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

DEPOSITS

The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed term money market accounts and certificates of deposit (CD's) approximate their fair values at the reporting date. Fair values for fixed-rate CD's are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

ADVANCES FROM FEDERAL HOME LOAN BANK

Fair values for the Advances from Federal Home Loan Bank are based on rates currently charged to enter into similar agreements taking into account the remaining term of the agreements.

ACCRUED INTEREST

The carrying amounts of accrued interest approximate their fair values.

OFF BALANCE SHEET INSTRUMENTS

Fair values for off balance sheet lending commitments are based on fees currently charged to enter into similar agreements taking into account the remaining terms of the agreements and the counterparties' credit standings.

                    HERITAGE SAVINGS BANK, SSB AND SUBSIDIARY



RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement No. 133 (FAS 133), Accounting for Derivative Instruments and Hedging Activities. In July 1999, the FASB issued Statement No. 137, Deferral of the Effective Date of FASB Statement No. 133, which deferred the effective date of FAS 133 to fiscal years beginning after June 15, 2001. FAS 133 requires companies to record derivatives on the balance sheet at fair value. Changes in the fair values of those derivatives would be reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value of assets or liabilities or cash flows from forecasted transactions. In June 2000, the FASB issued Statement No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No.
133. Because the Bank generally does not hold derivative instruments, the adoption of this statement did not have a material impact on the financial statements.


In September 2000, the FASB issued Statement No. 140 (FAS 140), Accounting for the Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which replaces FAS 125 (of the same title). FAS 140 revises certain standards in the accounting for securitizations and other transfers of financial assets and collateral, and requires some disclosures relating to securitization transactions and collateral, but it carries over most of FAS 125's provisions. The collateral and disclosure provisions of FAS 140 are effective for year-end 2000 financial statements. The other provisions of this Statement are effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The adoption of this statement did not have a material impact on the financial statements.


In June 2001, the FASB issued statement No. 141 (FAS 141), Business Combinations. FAS 141 addresses financial accounting and reporting for business combinations and supersedes APB Opinion No. 16, Business Combinations, and FASB Statement No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises. All business combinations in the scope of this Statement are to be accounted for using one method, the purchase method. FAS 141 applies to all business combinations initiated after June 30, 2001. FAS 141 also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later.

In June 2001, the FASB issued statement No. 142 (FAS 142), Goodwill and Other Intangible Assets. FAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersede APB Opinion No. 17, Intangible Assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This Statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provisions of FAS 142 are required to be applied starting with fiscal years beginning after December 15, 2001.

                    HERITAGE SAVINGS BANK, SSB AND SUBSIDIARY


Management does not believe these pronouncements will have a significant effect on its operations.

RECLASSIFICATION

Certain amounts previously reported have been reclassified to conform to the current format.

INTERIM FINANCIAL INFORMATION

The unaudited consolidated balance sheet as of September 30, 2001 and the related unaudited consolidated statements of operations, changes in equity and cash flows for the nine months ended September 30, 2001 and 2000 have been prepared in a manner consistent with the audited financial information presented.

In the opinion of the Bank's management, all adjustments necessary to fairly present the financial position of the Bank at September 30, 2001 and its income, changes in equity, and cash flows for the nine months then ended, all of which are of a normal and recurring nature, have been included. The income and cash flows for the nine months ended September 30, 2001 should not be considered indicative of the results to be expected for the full year.

2. STATEMENT OF CASH FLOWS

The Bank has chosen to report on a net basis its cash receipts and cash payments for customers' accounts accepted and repayments of those customers' deposit accounts, loans made to customers and principal collections on those loans and interest bearing deposits in other financial institutions.

The Bank uses the indirect method to present cash flows from operating activities. Supplemental cash flow information is presented as follows (in thousands):

                                                      For the Nine Months Ended      For the Years Ended
                                                           September 30,                  December 31,
                                                           -------------                  ------------
                                                          2001       2000             2000         1999
                                                          ----       ----             ----         ----
Cash transactions:
     Interest expense paid                              $ 1,312     $ 1,495          $ 2,001      $ 1,890
                                                        =======     =======          =======      =======
     Interest income received                           $ 2,350     $ 2,241          $ 3,111      $ 2,820
                                                        =======     =======          =======      =======
     Federal income taxes paid                          $    --     $    25          $    25      $   155
                                                        =======     =======          =======      =======
Noncash transactions:
     Net unrealized appreciation (depreciation)
          on securities available for sale              $    44     $  (337)         $   (97)     $  (115)
                                                        =======     =======          =======      =======
     Reclassification adjustment                        $    --     $  (198)         $  (198)          --
                                                        =======     =======          =======      =======

                    HERITAGE SAVINGS BANK, SSB AND SUBSIDIARY



3. DEBT AND EQUITY SECURITIES

Debt and equity securities have been classified in the balance sheet according to management's intent. The carrying amount of securities and their approximate fair values are as follows (in thousands):

                                                                   Gross            Gross
                                                  Amortized      Unrealized      Unrealized        Fair
                                                    Cost           Gains           Losses          Value
                                                    ----           -----           ------          -----
SECURITIES AVAILABLE FOR SALE

September 30, 2001:
   U. S. Government Agency obligations             $   500          $ 13          $   --          $   513
   Mortgage backed securities                        1,530            50              --            1,580
                                                   -------          ----          ------          -------
                                                   $ 2,030          $ 63          $   --          $ 2,093
                                                   =======          ====          ======          =======
December 31, 2000:
   U. S. Government Agency obligations             $ 4,649          $ 87          $   64          $ 4,672
   Mortgage backed securities                        3,664            44               9            3,699
      State and political obligations                  573            --              61              512
                                                   -------          ----          ------          -------
                                                   $ 8,886          $131          $  134          $ 8,883
                                                   =======          ====          ======          =======
December 31, 1999:
   Other                                           $     8          $444          $   --          $   452
                                                   =======          ====          ======          =======
SECURITIES HELD TO MATURITY

December 31, 1999:
  U. S. Government Agency obligations              $ 5,683          $ 18          $1,556          $ 4,145
  Mortgage backed securities                         4,772            --              29            4,743
  State and political obligations                    2,233             1             117            2,117
                                                   -------          ----          ------          -------
                                                   $12,688          $ 19          $1,702          $11,005
                                                   =======          ====          ======          =======


Proceeds from the sales of securities classified as available for sale were approximately $3,608,000 and $410,000 for the years ended December 31, 2000 and 1999. Gross gains of approximately $535,000 and gross losses of approximately $3,000 were realized on those sales during 2000. Gross losses of approximately $3,000 were recognized on those sales during 1999. There were no gains on sales of securities during the year ended December 31, 1999.

Investment securities with recorded values of approximately $1,542,000 and $1,910,000 were pledged as collateral for purposes required or permitted by law at September 30, 2001 and December 31, 2000.

                    HERITAGE SAVINGS BANK, SSB AND SUBSIDIARY


The amortized cost and estimated market value of debt and equity securities are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without prepayment penalties.

                                         September 30, 2001            December 31, 2000
                                         ------------------            -----------------
                                       Amortized        Fair        Amortized         Fair
                                         Cost           Value         Cost           Value
                                         ----           -----         ----           -----
Due in one year or less                 $   --         $   --        $  101         $  102
Due from one year to five years            702            718         1,433          1,408
Due from five to ten years                   2              2         3,165          3,137
Due after ten years                      1,326          1,373         4,187          4,236
                                        ------         ------        ------         ------
                                        $2,030         $2,093        $8,886         $8,883
                                        ======         ======        ======         ======


During 2000, the Bank transferred all of their securities in the held-to-maturity category to the available-for-sale category. The amortized cost of the transferred securities was approximately $9,643,000 and the related unrealized loss was approximately $300,000. The decision to transfer the securities was based on current tax planning strategies.

4. LOANS AND ALLOWANCE FOR LOAN LOSSES

The composition of loans consisted of the following (in thousands):



                                                September 30,               December 31,
                                                -------------               ------------
                                                    2001              2000             1999
                                                    ----              ----             ----
Real estate:
            Residential 1-4 family               $ 14,896          $ 14,420          $ 11,614
            Multi-family                              671             1,160             1,074
            Commercial                              5,568             4,776             5,911
            Construction                           14,142             5,802             6,437
                                                 --------          --------          --------
                                                   35,277            26,158            25,036

Commercial business                                   265               136               181
Consumer:
           Loans secured by deposits                  241               305               332
            Other                                     728               253               232
                                                 --------          --------          --------
                                                      969               558               564
                                                 --------          --------          --------
                                                   36,511            26,852            25,781

Allowance for loan losses                            (305)             (310)             (238)
Loans in process                                   (5,171)           (1,757)           (1,464)
                                                 --------          --------          --------
                                                 $ 31,035          $ 24,785          $ 24,079
                                                 ========          ========          ========

                   HERITAGE SAVINGS BANK, SSB AND SUBSIDIARY


A summary of the activity in the allowance for loan losses was as follows (in thousands):

                                       For the Nine Months Ended    For the Years Ended
                                             September 30,              December 31,
                                         ---------------------     ---------------------
                                             2001      2000           2000       1999
                                             ----      ----           ----       ----
Balance at beginning of year                $ 310     $ 238          $ 238      $ 105
Provision charged to operations                --        67             72        277
Loans charged-off                              (5)       --             --       (162)
Recoveries                                     --        --             --         18
                                            -----     -----          -----      -----

Balance at end of year                      $ 305     $ 305          $ 310      $ 238
                                            =====     =====          =====      =====

The Bank extends commercial and consumer credit loans primarily to borrowers in the state of Texas. At September 30, 2001, December 31, 2000 and December 31, 1999, substantially all of the Bank's loans were collateralized with real estate, automobiles, deposits, and other assets. Although the Bank has a diversified loan portfolio, its debtors' ability to honor their contracts is substantially dependent upon the general economic conditions.

Impairment of loans having recorded investments of approximately $327,000 and $487,000 at September 30, 2001 and December 31, 2000, have been recognized in conformity with FAS Statement No. 114 as amended by FAS Statement No. 118. There were no loans classified as impaired at December 31, 1999. The average recorded investment in impaired loans during 2000 was approximately $243,000. The total allowance for loan losses related to these loans was approximately $49,000 and $31,000 at September 30, 2001, and December 31, 2000, respectively. Interest income recognized on impaired loans for such payments received in 2001 and 2000 was insignificant.

5.  ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consisted of the following (in thousands):

                                           September 30,        December 31,
                                           -------------        ------------
                                               2001            2000      1999
                                               ----            ----      ----
Loans receivable                               $220            $177      $192
Mortgage-backed and related securities           17              89        88
                                               ----            ----      ----
                                               $237            $266      $280
                                               ====            ====      ====

                   HERITAGE SAVINGS BANK, SSB AND SUBSIDIARY


6.   BANK PREMISES AND EQUIPMENT

Property and equipment is summarized as follows (in thousands):

                                          September 30,         December 31,
                                          -------------         ------------
                                              2001             2000      1999
                                              ----             ----      ----
Land                                         $  90            $  90     $  90
Building                                       446              389       329
Furniture fixtures and equipment               380              160        57
                                             -----            -----     -----

                                               916              639       476
Less accumulated depreciation and
     amortization                             (284)            (241)     (191)
                                             -----            -----     -----

                                             $ 632            $ 398     $ 285
                                             =====            =====     =====

7.   ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank amounted to approximately $1,540,000, $1,826,000, and $1,000,000 at September 30, 2001, December 31, 2000 and December
31, 1999, respectively. The borrowings are collateralized by a security agreement which requires the Bank to maintain a certain level of qualified first mortgage collateral in relation to the amount of outstanding debt. The borrowings bear interest rates ranging from 6.99% to 7.09%.

The scheduled repayments of principal due on outstanding advances are as follows (in thousands):

                            September 30,    December 31,
                            -------------    ------------
Year Ending December 31,        2001             2000
                                ----             ----
          2001                 $   76           $  362
          2002                    813              813
          2003                    288              288
          2004                    309              309
          2005                     54               54
       Thereafter                  --               --
                               ------           ------
                               $1,540           $1,826
                               ======           ======

                   HERITAGE SAVINGS BANK, SSB AND SUBSIDIARY


8.   DEPOSITS

Deposits are summarized as follows (in thousands):

                               Weighted Average Rate at
                               ------------------------
                            September 30,    December 31,    September 30,       December 31,
                            -------------    ------------    -------------       ------------
                                 2001            2000            2001           2000       1999
                                 ----            ----            ----           ----       ----
Demand                          0.50%           1.98%          $ 2,373        $ 1,646    $ 1,197
Money market                    1.00%           2.72%            2,488          3,725      4,006
Savings                         1.25%           2.72%            1,897          2,116      2,238
                                                               -------        -------    -------

                                                                 6,758          7,487      7,441
                                                               -------        -------    -------
Certificates of deposit:
        2.0% to 2.99%                                               52             --         --
        3.0% to 3.99%                                            6,836             --         --
        4.0% to 4.99%                                            4,457             --     10,509
        5.0% to 5.99%                                            8,928         27,011     19,654
        6.0% to 6.99%                                            7,741            274        249
                                                               -------        -------    -------

                                                                28,014         27,285     30,412
                                                               -------        -------    -------

Total deposits                                                 $34,772        $34,772    $37,853
                                                               =======        =======    =======

Scheduled maturities of certificates of deposit at December 31, 2000 are as follows (in thousands):

2001        $18,996
2002          5,106
2003          3,183
            -------

            $27,285
            =======

Interest expense on deposits is summarized as follows (in thousands):

                            For the Nine Months Ended     For the Years Ended
                                  September 30,                December 31,
                                  -------------               ------------
                                2001         2000          2000          1999
                                ----         ----          ----          ----
Demand                         $    5       $   29        $   38        $   27
Money market                       39          116           150           136
Savings                            20           55            72            87
Certificates of deposit         1,148        1,133         1,521         1,596
                               ------       ------        ------        ------
                               $1,212       $1,333        $1,781        $1,846
                               ======       ======        ======        ======

                   HERITAGE SAVINGS BANK, SSB AND SUBSIDIARY


The weighted average rates on certificates of deposits are 5.07%, 5.77% and 5.17% at September 30, 2001, December 31, 2000 and December 31, 1999, respectively.

Deposits in excess of $100,000 are not federally insured.


9.   INCOME TAXES

The provision for income taxes consisted of the following (in thousands):

                        For the Nine Months Ended   For the Years Ended
                              September 30,             December 31,
                              -------------             ------------
                             2001        2000         2000        1999
                             ----        ----         ----        ----
Income tax benefit:
   Current                   $ --        $ --         $ --        $174
   Deferred                    --          --           --         283
                             ----        ----         ----        ----
   Income tax benefit        $ --        $ --         $ --        $457
                             ====        ====         ====        ====

The provision for federal income taxes is less than that computed by applying the federal statutory rate of 34% as indicated in the following analysis (in thousands):

                                      For the Nine Months Ended                     For the Years Ended
                                            September 30,                                December 31,
                                            -------------                                ------------
                                      2001        %         2000        %         2000        %         1999        %
                                     -----       ---       -----       ---       -----       ---       -----       ---

axes based on statutory rate        $ 138        34       $  67        34       $ 128        34       $(579)      (34)
Increase (reduction) in the
    valuation allowance for the
    net deferred tax asset           (138)      (34)        (67)      (34)       (128)      (34)        122         7
                                    -----       ---       -----       ---       -----       ---       -----       ---

                                    $  --        --       $  --        --       $  --        --       $(457)      (27)
                                    =====       ===       =====       ===       =====       ===       =====       ===

                   HERITAGE SAVINGS BANK, SSB AND SUBSIDIARY


Deferred income taxes reflect the net tax effects of temporary differences between the recorded amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Bank's deferred tax assets and liabilities are as follows (in thousands):

                                                                  September 30,          December 31,
                                                                  -------------          ------------
                                                                 2001       2000        2000       1999
                                                                 ----       ----        ----       ----
Deferred tax assets:
      Net operating loss carryforward                           $ 136      $ 358       $ 264      $ 456
      Allowance for possible loan losses                           61         41          57         23
      Bank premises and equipment                                   9          7           9          6
      Net unrealized loss on available for sale securities         --         --           1         --
      Deferred loan fees                                           23         22          23         22
      Other                                                         5          5           5         14
                                                                -----      -----       -----      -----

           Total deferred tax assets                              234        433         359        521
                                                                -----      -----       -----      -----

Deferred tax liabilities:
      Stock dividends not recognized for tax purposes              30         21          26         14
      Accrual to cash adjustment                                   71         80          61        108
      Net unrealized gain on available for sale securities         15         85          --        152
                                                                -----      -----       -----      -----

           Total deferred tax liabilities                         116        186          87        274
                                                                -----      -----       -----      -----

                                                                  118        247         272        247
           Valuation allowance                                     (6)      (205)       (144)      (272)
                                                                -----      -----       -----      -----

           Net deferred tax asset (liability)                   $ 112      $  42       $ 128      $ (25)
                                                                =====      =====       =====      =====

At September 30, 2001, December 31, 2000 and December 31, 1999, respectively, the Bank had net operating loss carryforwards for federal income tax purposes of approximately $400,000, $778,000 and $1,340,000 that will expire in 2019. Management believed that the above indicated valuation allowance was necessary in order to comply with the provisions of FAS No. 109, as discussed in note 1.

Included in other assets at September 30, 2001 and December 31, 2000, are net deferred tax assets of approximately $112,000 and $128,000, respectively. Included in other liabilities at December 31, 1999 are net deferred tax liabilities of $25,000. Included in other assets at December 31, 2000 and

                   HERITAGE SAVINGS BANK, SSB AND SUBSIDIARY


December 31, 1999 are federal income taxes receivable of approximately $125,000 and $274,000, respectively.

10.  RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has and expects to continue to have transactions including borrowings, with its employees, officers, directors and their affiliates. In the opinion of management, such transactions are on the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unaffiliated persons. At September 30, 2001, December 31, 2000 and December 31, 1999, there were no significant related party loans.

11.  FINANCIAL INSTRUMENTS

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The approximate amounts of these financial instruments were as follows (in thousands):

                                                             September 30,        December 31,
                                                             -------------        ------------
                                                                 2001          2000          1999
                                                                 ----          ----          ----
Financial instruments whose contract
        amounts represent credit risk:
              Commitments to extend variable rate credit        $5,145        $1,288        $1,946
              Commitments to extend fixed rate credit               26           469             3
              Letters of credit                                     --            --            --
                                                                ------        ------        ------
                                                                $5,171        $1,757        $1,949
                                                                ======        ======        ======

                   HERITAGE SAVINGS BANK, SSB AND SUBSIDIARY


Commitments to extend fixed rate credit and the related interest rates are as follows (in thousands):

     Rate                   September 30,     December 31,
     ----                   -------------     ------------
                                2001        2000        1999
                                ----        ----        ----
     7.25%                      $ --        $ --        $ --
     8.00%                        --          78          --
     8.50%                         3           3           3
    10.50%                        23         339          --
    13.25%                        --          49          --
                                ----        ----        ----
                                $ 26        $469        $  3
                                ====        ====        ====

Commitments to extend variable rate credit are at rates ranging from 6.00% to 10.50% as of September 30, 2001, 7.00% to 10.50% at December 31, 2000, and 8.50%
to 10.00% at December 31, 1999.

Commitments to extend credit are agreements to lend to a member as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each member's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Bank upon extension of credit, varies and is based on management's credit evaluation of the borrower.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank's policy for obtaining collateral and the nature of such collateral is essentially the same as that involved in making commitments to extend credit.

Although the maximum exposure to loss is the amount of such commitments, management currently anticipates no material losses from such activities.

                   HERITAGE SAVINGS BANK, SSB AND SUBSIDIARY


The estimated fair values of the Bank's financial instruments were as follows (in thousands):

                                            September 30, 2001            December 31, 2000
                                          ----------------------        ----------------------
                                          Carrying        Fair          Carrying        Fair
                                           Amount         Value          Amount         Value
                                          -------        -------        -------        -------
Financial assets:
     Cash and due from banks,
          and federal funds sold          $ 2,915         $2,915        $ 1,753        $ 1,753
     Interest bearing deposits              2,810          2,810          2,960          2,958
     Federal Home Loan Bank stock             465            465            450            450
     Securities available for sale          2,093          2,093          8,883          8,883
     Loans                                 31,035         30,799         25,234         26,770
     Accrued interest receivable              237            237            266            266
Financial liabilities:
     Deposit liabilities                   34,772         35,208         34,772         34,707
     Accrued interest payable                  41             41             48             48
     Other borrowings                       1,540          1,541          1,826          1,831

Off balance sheet assets:
     Commitments to extend credit              --             --             --             --
     Standby letters of credit                 --             --             --             --

12.  NONINTEREST EXPENSE

Other noninterest expense amounts are summarized as follows (in thousands):

                                      For the Nine Months Ended    For the Years Ended
                                            September 30,              December 31,
                                            -------------              ------------
                                           2001        2000          2000        1999
                                           ----        ----          ----        ----
Advertising and public relations           $ 27        $ 59          $ 63        $ 70
Dues and subscriptions                        8          31            33          22
Exam, assessments and audit expense          65          27            29          45
Consulting fees                              89         108           120          21
Directors fees                               44          43            43          73
Franchise tax expense                         2          17            17          26
Legal fees                                   43         190           209          19
Travel                                       28          10            11           8
Office supplies                              44          16            20          21
Miscellaneous expenses                       11           6             6          82
                                           ----        ----          ----        ----
                                           $361        $507          $551        $387
                                           ====        ====          ====        ====

                   HERITAGE SAVINGS BANK, SSB AND SUBSIDIARY


13.  COMMITMENTS AND CONTINGENCIES

The Bank is involved in certain legal actions arising from normal business activities. Management believes that the outcome of such proceedings will not materially affect the financial position or results of operations of the Bank.

14.  SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

Most of the Bank's business activity is with customers located within Texas. Such customers are normally also members of the Bank.

The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers.

The contractual amounts of credit related financial instruments such as commitments to extend credit and letters of credit represent the amounts of potential accounting loss should the contract be fully drawn upon, the customer default, and the value of any existing collateral become worthless.

15.  REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Federal Deposit Insurance Corporation (FDIC). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Bank and the financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes, as of September 30, 2001, December 31, 2000 and December 31, 1999 that the Bank meets all capital adequacy requirements to which it is subject.

                   HERITAGE SAVINGS BANK, SSB AND SUBSIDIARY


As of September 30, 2001, December 31, 2000 and December 31, 1999 the Bank's capital ratios exceed those levels necessary to be categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since September 30, 2001 and December 31, 2000 that management believes have changed the Bank's category.

A comparison of the Bank's actual capital amounts and ratios to required capital amounts and ratios is presented in the following table (in thousands):

                                                                                                               To Be Well
                                                                                                            Capitalized Under
                                                                              For Capital                   Prompt Corrective
                                              Actual                       Adequacy Purposes                Action Provisions
                                     Amount          Ratio             Amount           Ratio              Amount         Ratio
                                     (dollars in thousands)             (dollars in thousands)            (dollars in thousands)
                                     ----------------------             ----------------------            ----------------------
As of September 30, 2001:
     Total Risk-Based
          Capital (to Risk-
          Weighted assets)         $   4,182      15.9%   > or =    $ 2,108   > or =  8.0%   > or =    $  2,635   > or =  10.0%
     Tier I Capital (to Risk-
          Weighted assets)         $   3,877      14.7%   > or =    $ 1,054   > or =  4.0%   > or =    $  1,581   > or =   6.0%
     Tier I Capital (to Adjusted
          Total Assets)            $   3,877       9.8%   > or =    $ 1,588   > or =  4.0%   > or =    $  1,985   > or =   5.0%
     Tangible Capital
          (to Adjusted Total
          Assets)                  $   3,877       9.8%   > or =    $   595   > or =  1.5%   > or =    $    991   > or =   2.5%

As of December 31, 2000:
     Total Risk-Based
          Capital (to Risk-
          Weighted assets)         $   3,725      18.2%   > or =    $ 1,636   > or =  8.0%   > or =    $  2,045   > or =  10.0%
     Tier I Capital (to Risk-
          Weighted assets)         $   3,470      17.0%   > or =    $   818   > or =  4.0%   > or =    $  1,227   > or =   6.0%
     Tier I Capital (to Adjusted
          Total Assets)            $   3,470       8.0%   > or =    $ 1,736   > or =  4.0%   > or =    $  2,170   > or =   5.0%
     Tangible Capital
          (to Adjusted Total
          Assets)                  $   3,470       8.0%   > or =    $   651   > or =  1.5%   > or =    $  1,085   > or =   2.5%

As of December 31, 1999:
     Total Risk-Based
          Capital (to Risk-
          Weighted assets)         $   3,154      16.2%   > or =    $ 1,561   > or =  8.0%   > or =    $  1,951   > or =  10.0%
     Tier I Capital (to Risk-
          Weighted assets)         $   2,916      14.9%   > or =    $   781   > or =  4.0%   > or =    $  1,172   > or =   6.0%
     Tier I Capital (to Adjusted
          Total Assets)            $   2,916       6.7%   > or =    $ 1,738   > or =  4.0%   > or =    $  2,172   > or =   5.0%
     Tangible Capital
          (to Adjusted Total
          Assets)                  $   2,916       6.7%   > or =    $   652   > or =  1.5%   > or =    $  1,086   > or =   2.5%

                   HERITAGE SAVINGS BANK, SSB AND SUBSIDIARY


The following is a reconciliation of equity capital in accordance with Generally Accepted Accounting Principles (GAAP) with total risk based capital (in thousands):

                                           September 30,       December 31,
                                           -------------       ------------
                                               2001          2000        1999
                                               ----          ----        ----
GAAP equity capital                           $ 3,919       $ 3,468     $ 3,386
Unrealized (gains) losses on available
     for sale securities                          (42)            2        (293)
Allowance for loan losses                         305           255         238
Non-eligible asset for regulatory
     capital purposes                              --            --        (177)
                                              -------       -------     -------
Total risk-based capital                      $ 4,182       $ 3,725     $ 3,154
                                              =======       =======     =======

16.   AGREED ORDER

Effective May 17, 2000, the Bank entered into an Agreed Order Placing the Bank Under Voluntary Supervisory Control (Agreement) with the Texas Savings and Loan Department (Department). The Agreement provided among other things that the Bank would:

   -  Operate in a safe and sound manner,

   -  Provide acceptable management,

   -  Establish acceptable internal controls and segregation of duties,

   -  Establish acceptable investment policies and practices,

   - Establish acceptable operational practices in conformity with Rules and Regulations Applicable to State Savings Banks,

   -  Establish profitability in operations.

On February 21, 2001 the Department determined that the Bank had substantially complied with these provisions and the Agreement with the Bank was terminated.

                   HERITAGE SAVINGS BANK, SSB AND SUBSIDIARY


17.   LOSS ON INVESTMENTS

During 1999, the Bank engaged in certain activities with an investment broker (Broker) whereby the Bank purchased certain government agency securities and long-term certificates of deposits as part of the management of the Bank's interest rate risk. It was determined subsequent to the purchase of the relating investments that the Broker had fraudulently misrepresented the amount of assets acquired. The Bank, accordingly, realized a loss in regard to this transaction of approximately $1,599,000. The loss is included in noninterest expense in the accompanying consolidated statement of operations for the year ending December 31, 1999.

During June 2001, the Bank agreed to a bonding claim settlement of $400,000. The amount is included in non-interest income in the accompanying consolidated statement of operations for the nine months ended September 30, 2001.

                                                                           437,000 Shares
YOU SHOULD RELY ONLY ON THE INFORMATION                                 (Anticipated Maximum)
CONTAINED IN THIS PROSPECTUS. WE HAVE NOT                           (Subject to Increase to Up to
AUTHORIZED ANYONE TO PROVIDE YOU WITH                                      502,550 Shares)
INFORMATION THAT IS DIFFERENT. IF THE LAWS OF
YOUR STATE OR OTHER JURISDICTION PROHIBIT US
FROM OFFERING OUR COMMON STOCK TO YOU, THEN THIS
PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL
OR A SOLICITATION OF AN OFFER TO BUY ANY OF OUR
COMMON STOCK. NEITHER THE DELIVERY OF THIS                            HERITAGE BANCSHARES, INC.
PROSPECTUS NOR ANY SALE HEREUNDER SHALL IMPLY
THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS
SINCE ANY OF THE DATES AS OF WHICH INFORMATION
IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.                       (PROPOSED HOLDING COMPANY FOR
                                                                     HERITAGE SAVINGS BANK, ssb)



                                                                            COMMON STOCK

OUR TABLE OF CONTENTS IS LOCATED ON THE INSIDE
OF THE FRONT COVER PAGE OF THIS DOCUMENT.


                                                                        ---------------------

                                                                             PROSPECTUS

UNTIL FEBRUARY  ____________ , 2002 OR 40 DAYS                          ---------------------
AFTER COMMENCEMENT OF THE SYNDICATED COMMUNITY
OFFERING, IF ANY, WHICHEVER IS LATER, ALL
DEALERS EFFECTING TRANSACTIONS IN OUR COMMON
STOCK MAY BE REQUIRED TO DELIVER A PROSPECTUS.
THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS
TO DELIVER A PROSPECTUS WHEN ACTING AS                             KEEFE, BRUYETTE & Woods, Inc.
UNDERWRITERS AND WITH RESPECT TO ANY UNSOLD
ALLOTMENTS OR SUBSCRIPTIONS.
                                                                    January ____________ , 2002


                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law sets forth circumstances under which directors, officers, employees and agents may be insured or indemnified against liability which they may incur in their capacity as such. The Certificate of Incorporation and the Bylaws of Peoples Community Bancorp provide that the directors, officers, employees and agents of Peoples Community Bancorp shall be indemnified to the full extent permitted by law. Such indemnity shall extend to expenses, including attorneys' fees, judgments, fines and amounts paid in the settlement, prosecution or defense of the foregoing actions.

        Article 10 of the Registrant's Certificate of Incorporation provides as follows:

        ARTICLE 10. INDEMNIFICATION. The Corporation shall indemnify its directors, officers, employees, agents and former directors, officers, employees and agents, and any other persons serving at the request of the Corporation as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, with respect to which such director, officer, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the General Corporation Law of the State of Delaware, provided, however, that the Corporation shall not be liable for any amounts which may be due to any person in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by any person seeking indemnification hereunder without its prior written consent. The indemnification provided herein (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity, and (ii) shall inure to the benefit of the heirs, executors and administrators of any such person. The Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees, or agents whether or not the Corporation would have the power to indemnify them against such liability under the provisions of this Article 10.

        Article VI of the Registrant's Bylaws provides as follows:

        6.1 Indemnification. The Corporation shall provide indemnification to its directors, officers, employees, agents and former directors, officers, employees and agents and to others in accordance with the Corporation's Certificate of Incorporation.

        6.2 Advancement of Expenses. Reasonable expenses (including attorneys' fees) incurred by a director, officer or employee of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding described in Section 6.1 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors only upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

        6.3 Other Rights and Remedies. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Corporation's Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such person.

        6.4 Insurance. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer of employee of the Corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of its Certificate of Incorporation or this Article VI.

        6.5 Modification. The duties of the Corporation to indemnify and to advance expenses to a director, officer or employee provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        SEC filing fees............................................................. $  1,256
        OTS filing fees.............................................................    2,000
        Texas Savings and Loan Department filing fees ..............................    7,500
        Printing, postage and mailing ..............................................   50,000
        Legal fees and expenses.....................................................  150,000
        Blue Sky filing fees and expenses...........................................    9,500
        Accounting fees and expenses................................................   40,000
        Keefe, Bruyette & Woods, Inc................................................   75,000
        Appraiser's fees and expenses, including business plan......................   23,500
        Conversion agent fees and expenses..........................................   10,000
        Miscellaneous...............................................................    6,244
                                                                                      -------

             TOTAL.................................................................. $375,000
                                                                                      =======

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

        Not applicable.

ITEM 27.  EXHIBITS

        The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

        (a)    LIST OF EXHIBITS (filed herewith unless otherwise noted)


 1.1    Engagement Letter with Keefe, Bruyette & Woods, Inc.*
 1.2    Form of Agency Agreement with Keefe, Bruyette & Woods, Inc.*
 2.1    Plan of Conversion*
 3.1    Certificate of Incorporation of Heritage Bancshares, Inc.*
 3.2    Amended and Restated Bylaws of Heritage Bancshares, Inc.*
 4.1    Form of Stock Certificate of Heritage Bancshares, Inc.*
 5.1    Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding legality of securities*
 8.1    Opinion of Elias, Matz, Tiernan & Herrick L.L.P. regarding federal income tax consequences*
 8.2    Opinion of Payne Falkner Smith & Jones, P.C. regarding Texas income tax consequences*
 8.3    Opinion of Ferguson & Company regarding subscription rights*
10.1    Draft form of Employment Agreement to be entered into between Heritage Bancshares, Inc., Heritage Savings
        Bank, ssb and each of John H. Mackey and Christi Thompson*
23.1    Consent of Payne Falkner Smith & Jones, P.C.
23.2    Consent of Ferguson & Company
23.3    Consent of Elias, Matz, Tiernan & Herrick L.L.P. (previously included in Exhibit 8.1 and Exhibit 5.1)
24.1    Power of Attorney (previously included in the Signature Page to the Registration Statement)*
99.1    Notice of special meeting of members and Proxy Statement of Heritage Savings Bank, ssb*
99.2    Appraisal Report of Ferguson & Company**
99.3    Stock Order Form and Form of Revocable Proxy*
99.4    Marketing Materials*
99.5    Appraisal Report Update of Ferguson & Company

--------------------------


 * Previously filed.
** Statistical information portion of Exhibit 99.2 previously filed by Form SE.

        (b)    FINANCIAL STATEMENT SCHEDULES

        All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 28.  UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the common stock, so as to make delivery to each purchaser promptly following the closing under the Plan of Conversion.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES



        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amended Registration Statement to be signed on its behalf by the undersigned, in the city of Terrell, State of Texas, on December 13, 2001.


                                    HERITAGE BANCSHARES, INC.


                                    By:      /s/ John H. Mackey
                                          -------------------------------------
                                          John H. Mackey
                                          President and Chief Executive Officer

       Pursuant to the requirements of the Securities Act of 1933, this Amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  Name                               Title                         Date
---------------------------------------   -------------------------       -----------------



/s/ Pat Baker                             Chairman of the Board and       December 13, 2001
------------------------------------      Director
Pat Baker


/s/ John H. Mackey                        Director, President and Chief   December 13, 2001
------------------------------------      Executive Officer (Principal
John H. Mackey                            Executive Officer)


/s/ Christi Thompson                      Executive Vice President,       December 13, 2001
------------------------------------      Chief Operating Officer,
Christi Thompson                          Chief Financial Officer and
                                          Director (Principal Financial
                                          and Accounting Officer)


/s/ J. M. Catlin                          Director                        December 13, 2001
------------------------------------
J. M. Catlin


/s/ Margaret Clayton                      Director                        December 13, 2001
------------------------------------
Margaret Clayton


/s/ Switzer L. Deason*                    Director                        December 13, 2001
------------------------------------
Switzer L. Deason


/s/ Mary Gayle Ramsey                     Director                        December 13, 2001
------------------------------------
Mary Gayle Ramsey

                  Name                               Title                         Date
---------------------------------------   -------------------------       -----------------



/s/ Dr. M.L. Risinger*                    Director                          December 13, 2001
------------------------------------
Dr. M. L. Risinger


/s/ Joe T. Rogers                         Director                          December 13, 2001
------------------------------------
Joe T. Rogers


/s/ Thomas J. Wageman*                    Director                          December 13, 2001
------------------------------------
Thomas J. Wageman


/s/ Eugene Bond                           Senior Vice President and         December 13, 2001
------------------------------------      Chief Lending Officer
Eugene Bond


---------------

* Signed by John H. Mackey pursuant to a power of attorney.